Exhibit 96.2

Technical Report Summary
Initial Assessment
Lithium Mineral Resource Estimate

Compass Minerals International, Inc.
GSL / Ogden Site
Ogden, Utah, USA

Effective Date: June 1, 2021
Report Date: July 13, 2021

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Signature
All data used as source material plus the text, tables, figures, and attachments of this document have been reviewed and prepared in accordance with generally accepted professional engineering and environmental practices.
This report, Lithium Mineral Resource Estimate, was prepared by a Qualified Person.

/s/ Joseph Havasi
Joseph Havasi, CPG-12040
Director, Natural Resources
Compass Minerals International, Inc.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table of Contents
Signature 2
1 Executive Summary 9
1.1 Property Description and Ownership 9
1.2 Geology and Mineralization 9
1.3 Status of Exploration, Development and Operations 10
1.4 Mineral Resource Estimates 11
1.5 Conclusions and Recommendations 12
2 Introduction 15
2.1 Terms of Reference and Purpose 15
2.2 Sources of Information 15
2.3 Details of Inspection 15
2.4 Report Version 16
3 Property Description 17
3.1 Property Location 17
3.2 Mineral Right 19
3.2.1 Royalties 21
3.2.2 Acquisition of Mineral Rights 21
3.3 Encumbrances 22
3.4 Other Significant Factors and Risks 22
4 Physiography, Accessibility and Infrastructure 23
4.1 Topography, Elevation and Vegetation 23
4.2 Accessibility 23
4.3 Climate and Operating Season 23
4.4 Infrastructure Availability and Sources 23
5 History 24
6 Geological Setting, Mineralization, and Deposit 26
6.1.1 Regional Geology 26
6.1.2 Local Geology 27
6.1.3 Property Geology 29
6.2 Mineral Deposit 32

SEC Technical Report Summary – Lithium Mineral Resource Estimate

7 Exploration 33
7.1 Non-Drilling Exploration Activities 33
7.1.1 Great Salt Lake 33
7.1.2 Evaporation Pond Salt Mass 42
7.2 Exploration Drilling 44
7.2.1 Drilling Type and Extent 44
7.2.2 Drilling, Sampling, or Recovery Factors 49
7.2.3 Drilling Results and Interpretation 49
7.3 Hydrogeology 53
7.3.1 Relative Brine Release Capacity 53
7.3.2 Hydraulic Testing of Pond 96 and Pond 98 Halite Aquifer 55
7.3.3 Hydraulic Testing of the Pond 113 Halite Aquifer 58
7.3.4 Halite Aquifer Hydrogeology Summary 62
7.4 Geotechnical Data, Testing and Analysis 63
8 Sample Preparation, Analysis and Security 64
8.1 Pond Sampling 64
8.2 GSL Sampling 64
8.3 Quality Control Procedures/Quality Assurance 65
8.3.1 Blanks 65
8.3.2 Field Duplicates 67
9 Data Verification 70
9.1 Data Verification Procedures GSL 70
9.2 Data Verification Procedures Ponds 70
10 Mineral Processing and Metallurgical Testing 72
11 Mineral Resource Estimate 72
11.1 Great Salt Lake 73
11.1.1 Key Assumptions and Parameters 73
11.1.2 Data Validation 73
11.1.3 Resource Estimate 77
11.1.4 Cutoff Grade Estimate 80
11.1.5 Uncertainty 81

SEC Technical Report Summary – Lithium Mineral Resource Estimate

11.1.6 Resource Classification and Criteria 82
11.1.7 Mineral Resource Statement – Great Salt Lake 82
11.2 Evaporation Ponds 84
11.2.1 Key Assumptions, Parameters, and Methods Used 84
11.2.2 Resource Estimate – Pond 1b 84
11.2.3 Resource Estimate – Pond 96 87
11.2.4 Resource Estimate – Pond 97 90
11.2.5 Resource Estimate – Pond 98 93
11.2.6 Resource Estimate – Pond 113 96
11.2.7 Resource Estimate – Pond 114 100
11.2.8 Consolidated Pond Mineral Resources 103
11.3 Summary Mineral Resource Statement 104
12 Mineral Reserve Estimates 106
13 Mining Methods 107
14 Processing and Recovery Methods 108
15 Infrastructure 109
16 Market Studies 110
17 Environmental, Social and Permitting 111
18 Capital and Operating Costs 112
19 Economic Analysis 113
20 Adjacent Properties 114
21 Other Relevant Data and Information 115
22 Interpretation and Conclusions 116
23 Recommendations 117
23.1 Recommended Work Programs 117
23.2 Recommended Work Program Costs 117
24 References 118
25 Reliance on Information Provided by the Registrant 118

SEC Technical Report Summary – Lithium Mineral Resource Estimate

List of Tables
Table 1 1: Lithium Mineral Resource Statement for GSL Facility, Compass Minerals as of June 1, 2021 12
Table 2 1: Site Visits 15
Table 3 1: Land Tenure - (Lakebed Leases) 19
Table 3 2: GSL Water Rights 19
Table 3 3: Non-Solar Leases/Easements 21
Table 3 4: Inactive Leases/Easements 21
Table 7 1: UGS Sampling locations 39
Table 7 2: Summary of Compass Minerals Sampling Split by Location and Depth Classification 41
Table 7 3. Halite Thickness and Brine Chemistry from Seven Sample Locations in Pond 114 44
Table 7 4: Location and Number of Drillholes by Year 45
Table 7 5. Halite Thickness and Brine Chemistry from Locations in Pond 1b 50
Table 7 6. Halite Thickness and Brine Chemistry from Locations in Pond 96 50
Table 7 7. Halite Thickness and Brine Chemistry from Locations in Pond 97 50
Table 7 8. Halite Thickness and Brine Chemistry from Locations in Pond 98 51
Table 7 9. Halite Thickness and Brine Chemistry from Locations in Pond 113 52
Table 7 10. RBRC Test Data for Pond 96 and Pond 98 Halite Aquifer Sediments 53
Table 7 11: RBRC Test Statistics for Pond 96 and Pond 98 54
Table 7 12. RBRC Test Data for Pond 113 and Pond 114 Halite Aquifer Sediments 54
Table 7 13: RBRC Test Statistics for Pond 113 and Pond 114 54
Table 7 14: Summary of 2018 Single Well Pumping Tests 57
Table 7 15: Summary of 2018 Single Well Pumping Tests 61
Table 8 1: Summary of laboratories used by UGS during historical sampling programs 65
Table 8 2: Blank submissions to Brooks Applied Labs for Compass Minerals GSL submissions 66
Table 8 3: Duplicate submissions to Brooks Applied Labs for Compass Minerals GSL submissions 68
Table 11 1: Great Salt Lake Lithium Mass Load Statistics 79
Table 11 2: Great Salt Lake Lithium Resource Concentration at Varying Lake Elevation. 80

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 11 3: Mineral Resource Statement for Great Salt Lake Lithium, Compass Minerals June 1, 2021 83
Table 11 4: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 1b 86
Table 11 5: Inferred Mineral Resources, Pond 1b 86
Table 11 6: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 96 89
Table 11 7: Indicated Mineral Resources, Pond 96 89
Table 11 8: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 97 92
Table 11 9: Inferred Mineral Resources, Pond 97 92
Table 11 10: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 98 95
Table 11 11: Indicated Mineral Resources, Pond 98 95
Table 11 12: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 113 98
Table 11 13: Indicated Mineral Resources, Pond 113 99
Table 11 14: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 114 102
Table 11 15: Inferred Mineral Resources, Pond 114 102
Table 11 16: Lithium Mineral Resource Statement for GSL Facility Ponds, Compass Minerals June 1, 2021 104
Table 11 17: Lithium Mineral Resource Statement for GSL Facility, Compass Minerals June 1, 2021 105
Table 23 1: Summary of Costs for Recommended Work 117

SEC Technical Report Summary – Lithium Mineral Resource Estimate

List of Figures
Figure 3 1: Location of Compass Minerals’ GSL Facility within Northern Utah 18
Figure 6 1: Former Extent of Lake Bonneville, Relative to Current Remnant Lakes and Cities 27
Figure 6 2: Railroad Causeway Segregating the North and South Arms of the GSL 28
Figure 6 3: Locations of Pond 1b, Pond 96, Pond 97, Pond 98, Pond 113, and Pond 114 Relative to the Central Processing Facility at the GSL Facility and the Great Salt Lake 30
Figure 6 4: Precipitated Halite Surface within Pond 113 31
Figure 6 5: Sample of Precipitated Halite from Pond 113 31
Figure 6 6: Geologic Cross Section within Evaporation Ponds at the GSL Facility 32
Figure 7 1: Lake Elevation Data for the Great Salt Lake 34
Figure 7 2: Bathymetric Map of the South Part of the Great Salt Lake 35
Figure 7 3: Bathymetric Map of the North Arm of the Great Salt Lake 36
Figure 7 4: Relationship between Lake Water Elevation and Total Volume of the Lake 37
Figure 7 5: UGS Brine Sample Locations in the Great Salt Lake 38
Figure 7 6: Great Salt Lake Lithium Concentration, UGS Sampling Data 40
Figure 7 7: Location of Pot-Hole Trenches within Pond 114 43
Figure 7 8: Sonic Drill Rig Operating on the Halite Salt Bed in Pond 113 45
Figure 7 9: Location of Sonic Drillholes Completed in Pond 1b in 2018 46
Figure 7 10: Location of Sonic Drillholes Completed in Pond 96, Pond 97, and Pond 98 in 2020 47
Figure 7 11: Location of Sonic Drillholes Completed in Pond 113 in 2018 and 2019 48
Figure 7 12: Sonic Drill Continuous Sample Showing Base of Salt and Transition to Sand at Bottom of Right Sample Sleeve 49
Figure 7 13: Histogram of RBRC Data; 18 Total Samples Analyzed by DBS&A 55
Figure 8 1: Blank submissions to Brooks Applied Labs for Compass Minerals GSL submissions 67
Figure 8 2: Duplicate Submissions to Brooks Applied Labs for Compass Minerals GSL Submissions 69
Figure 9 1: Comparison of Lithium Assay Values for Brooks Applied Labs and Chemtech-Ford Laboratories, for Analysis of Lithium in Brine 71
Figure 11 1: North Arm Same Day Sample Data Comparison 76

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Figure 11 2: South Arm Same Day Sample Data Comparison 76
Figure 11 3: Calculated Lithium Mass Loading, Individual Sites, Great Salt Lake North Arm 77
Figure 11 4: Calculated Lithium Mass Loading, Individual Sites, Great Salt Lake South Arm 78
Figure 11 5: Calculated Lithium Mass Loading, Combined Sites, Great Salt Lake North Arm 78
Figure 11 6: Calculated Lithium Mass Loading, Combined Sites, Great Salt Lake South Arm 78
Figure 11 7: Consolidated Lithium Mass Load Data 79
Figure 11 8: Voronoi Polygons utilized for Pond 1b Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer 85
Figure 11 9: Voronoi Polygons utilized for Pond 96 Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer 89
Figure 11 10: Voronoi Polygons utilized for Pond 97 Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer 91
Figure 11 11: Voronoi Polygons utilized for Pond 98 Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer 94
Figure 11 12: Pond 113 Voronoi Polygons Color Shaded to Show Spatial Distribution of Lithium Concentrations in Brine within the Halite Aquifer 97
Figure 11 14: Voronoi Polygons utilized for Pond 1b Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer 101

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1Executive Summary
This Technical Report Summary (this “TRS”) was prepared in accordance with Items 601(b)(96) and 1300 through 1305 of Regulation S-K (Title 17, Part 229, Items 601(b)(96) and 1300 through 1305 of the Code of Federal Regulations) promulgated by the Securities and Exchange Commission (“SEC”) for Compass Minerals International, Inc. (“Compass Minerals”) with respect to estimation of lithium mineral resources for Compass Minerals’ existing operation producing various minerals from the Great Salt Lake (“GSL”), located in Ogden, Utah (referred to as the “GSL Facility”, the “Operation” or the “Ogden Plant”).
1.1Property Description and Ownership
Compass Minerals’ GSL Facility is located on the shores of the Great Salt Lake in northern Utah. The Great Salt Lake is the largest saltwater lake in the Western Hemisphere, and the fourth largest terminal lake in the world, covering approximately 1,700 square miles. The Great Salt Lake is bordered by the Wasatch Mountains to the east, and the western desert area and salt flats associated with basin and range topography to the west. The GSL Facility lies on the margin between the Great Salt Lake, an area dominated by surficial salt deposits, mud flats, and salt and freshwater wetlands where the Jordan, Weber, and Bear Rivers intersect with the lake.
The GSL Facility is a processing facility that beneficiates and separates potassium, magnesium and sodium salts (collectively referred to as “Salts”) from brine, sourced from the Great Salt Lake. The primary salt produced is sulfate of potash, K2SO4 (referred to as “SOP”), with coproduct production of sodium chloride (NaCl or Halite) and magnesium chloride (MgCl). The Operation relies upon solar evaporation to concentrate brine and precipitate the salts in large evaporation ponds, prior to harvesting and processing at the Ogden Plant.
The Great Salt Lake and minerals associated with the lake are owned by the State of Utah. Compass Minerals is able to produce Salts from the lake pursuant to multiple lease agreements for the area of its ponds with the State of Utah, with a royalty payable per pound of Salt. The leases were issued over the years between 1965 and 2012, with the total lease area 140,332 acres among 13 active leases (not all are currently utilized). The leases held by Compass Minerals are currently managed by the Utah Division of Forestry, Fire and State Lands, which was created in 1994.
The volume of Salt production is controlled by water rights that dictate the amount of brine that can be pumped from the lake on an annual basis. Compass Minerals has a 156,000 acre-foot (acre-ft) extraction right from the north arm of the lake that it relies upon for its production. Compass Minerals also holds an additional 225,000 acre-ft water extraction right in the south arm of the lake that is not being utilized.
1.2Geology and Mineralization
The Great Salt Lake is a remnant of Lake Bonneville, a large Late-Pleistocene pluvial lake that once covered much of western Utah. At its maximum extent, Lake Bonneville covered an area of approximately 20,000 square miles. Lake Bonneville has been in a state of contraction for the past 15,000 years and has resulted in the formation of remnant lakes that include the Great Salt Lake, Sevier Lake, and Utah Lake (Figure 6-1). Evaporation rates higher than input from precipitation and

SEC Technical Report Summary – Lithium Mineral Resource Estimate

runoff have driven the lake contraction and has served to concentrate dissolved minerals in the lake water.
The Great Salt Lake currently covers approximately 1,700 square miles. But due to fluctuation in evaporation rates and precipitation, that size has ranged from 950 square miles to 3,300 square miles over the past 60 years. On a geologic timeframe, the Great Salt Lake water level has varied by many hundreds of feet over the past 10,000 years (SRK, 2017; UGS, 1980).
Compass Minerals’ operating GSL Facility extracts brine from the North Arm of the Great Salt Lake into a series of evaporation ponds located on the west and east side of the lake. The ponds on the west side are pre-concentration ponds and the ponds on the east side finalize the concentration process with the extraction plant located on the east side of the lake adjacent to the concentration ponds.
The brine is concentrated in these ponds, moving from pond to pond as the dissolved mineral content in the brine increases. The largest of these ponds are the first three ponds through which brine flows, these are Pond 1b in the east ponds, and Ponds 113 and 114 of the west ponds. Pond 1b covers an area of approximately 2,700 acres, Pond 113 is approximately 17,000 acres, and Pond 114 is approximately 10,600 acres in size. Pond 96 is approximately 1,430 acres, Pond 97 is approximately 983 acres, and Pond 98 is approximately 1,142 acres. These ponds are periodically flooded with brine for solar concentration and are subsequently drained to the top of the precipitated halite surface within the pond.
There are two types of mineral deposits considered for lithium resources; 1) the brines of the Great Salt Lake; and 2) the brine aquifers hosted within the precipitated halite beds of Ponds 1b, 96, 97, 98, 113, and 114.
The Great Salt Lake is a brine lake that hosts dissolved minerals at concentrations sufficient for economic recovery of resources. The resources of the Great Salt Lake currently support economic recovery of sodium (as NaCl), potassium (as SOP), and magnesium (as MgCl2). The Ogden Plant does not currently extract lithium from the Great Salt Lake for commercial sale, but Compass Minerals is investigating expanding the existing facilities to add lithium extraction as coproduct production.
The dissolved minerals within the brine aquifer hosted by the halite beds of Ponds 1b, 96, 97, 98, 113, and 114 were originally sourced from the North Arm of the Great Salt Lake. The concentration of dissolved minerals in these brines were subsequently increased through solar evaporation. These aquifers are located within man-made evaporation ponds, and process derived sediments (i.e. precipitated halite).
1.3Status of Exploration, Development and Operations
The brines of the Great Salt Lake have been historically sampled by the Utah Geological Survey (“UGS”) since the 1960s. Over much of the sample history, lithium has been included in the sample analyses. However, the UGS sampling for lithium has become much more sporadic since the 1990s which results in limited recent lithium data from the UGS. Beginning in 2020, Compass Minerals started to collect samples from the GSL at sample locations historically utilized by the UGS to supplement the historic UGS database. Additional data collected by the UGS and United States

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Geological Survey (“USGS”) includes inflow data for the lake, precipitated salt mass studies and bathymetric data for the GSL, all of which can be utilized to support mineral resource estimates.
Beginning in 2018, Compass Minerals undertook a program to better understand lithium concentrations within the processes of the ongoing operations at the GSL Facility, and specifically, within the brine remnants hosted within the halite beds of the largest evaporation ponds. Activities undertaken to date have included pot-hole trenching, sonic core drilling, aquifer testing within the salt mass, brine sampling and analysis, and geotechnical analysis of the halite to better understand its hydraulic properties.
It is the Qualified Person’s (“QP’s”) opinion that the results of this work are appropriate for the characterization of aquifer volumes, aquifer hydraulic properties, and brine chemistry in support of a mineral resource estimate.
1.4Mineral Resource Estimates
Compass Minerals has estimated a lithium mineral resource estimate for its GSL Facility. This includes an estimate of lithium contained in the Great Salt Lake, from which Compass Minerals has legal right to extract minerals, and an estimate of lithium contained in brine within precipitated halite mass within certain evaporation ponds at the Operation.
Great Salt Lake
The mineral resource estimate for the Great Salt Lake was calculated for the North and South Arms individually, given the difference in brine composition within these two areas. It is based on historic data collected by the UGS and USGS over an extended period for brine concentration and volume.
The primary criteria considered for classification of the mineral resource estimate consists of confidence in chemical results, accuracy of bathymetric data, dynamic interaction of surface and subsurface brines, and representativeness of a relatively small areal extent samples for the entire Great Salt Lake volume. In the QP’s opinion, the confidence in continuity and volume of the lake is very good based on the visible nature and relative ease of measuring volumes (notwithstanding uncertainty in bathymetric data). However, the QP also opines there are a relatively small number of sample locations, even with largely consistent chemical concentrations in the North and South Arm from mixing (USGS 2016). Further, the impact of surface/subsurface brine interactions adds material uncertainty. These factors drive volatility that can be seen in the calculated mass load over time. However, this volatility is quantified with a relative standard deviation between 14% (South Arm) and 16% (North Arm) and calculated standard error of approximately 4% for both data sets. In the QP’s opinion, this level of quantified variability, combined with a qualitative evaluation of points of uncertainty reasonably reflect a classification of indicated for the Great Salt Lake.
Evaporation Ponds
The mineral resource estimates for Pond 1b, Pond 96, Pond 97, Pond 98, Pond 113, and Pond 114 evaluated the available information for each pond individually. In particular, brine chemistry and halite aquifer properties were sufficiently different to warrant that the resource estimate for each pond utilize different parameters. These parameters are identified within the discussion of the mineral resource estimate for the halite aquifer in each pond.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Mineral resources were estimated utilizing Voronoi polygonal methods. The lateral extent of each polygon was defined by bisector between drillholes, and the vertical extent of each polygon was defined by the measured halite aquifer stratigraphy. The brine volume for each polygon was determined through analysis of hydrogeologic data that characterized the specific yield of the halite aquifer. The brine assay data for lithium from each drillhole was applied to that polygon for that drillhole. There was no treatment, averaging, or cut-off applied to the brine assay data.
Classification of mineral resources was determined through analysis in the spatial distribution of available data, and uncertainty around key brine volumetric parameters (specific yield) which aids in defining potentially extractable resources. Indicated resources have pond sufficient specific yield data available, while inferred resources generally have limited specific yield data available.
Mineral Resource Estimate
The lithium mineral resource estimate for the GSL Facility is presented in Table 1-1.
Table 1-1: Lithium Mineral Resource Statement for GSL Facility, Compass Minerals as of June 1, 2021

Resource Area	Average Grade (mg/L)	Lithium Resource (tons)	LCE (tons)
Indicated Resources
Great Salt Lake North Arm	51	250,000	1,330,750
Great Salt Lake South Arm	25	230,000	1,224,290
Pond 96, Halite Aquifer	214	1,003	5,335
Pond 98, Halite Aquifer	221	957	5,090
Pond 113, Halite Aquifer	205	15,106	80,363
Total Indicated Resources	44	497,066	2,645,828
Pond 1b, Halite Aquifer	318	2,231	11,870
Pond 97, Halite Aquifer	212	744	3,957
Pond 114, Halite Aquifer	245	6,360	33,836
Total Inferred Resources	256	9,335	49,663
Source: Compass Minerals
(1)Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserve upon application of modifying factors.
(2)Mineral resources are reported as in situ for the Great Salt Lake and evaporation pond salt mass aquifers. The Great Salt Lake estimate does not include any restrictions such as recovery or environmental limitations. Pond resources incorporate specific yield which has been measured or estimated for each pond to reflect the portion of in situ brine potentially available for extraction. No other restrictions have been applied to the pond resource estimate.
(3)Individual items may not equal sums due to rounding.
(4)The mineral resource estimate does not utilize an economic cutoff grade. This is due to the lake concentration being variable dependent upon lake surface elevation and the use of solar concentration ponds to increase lithium concentration in the process to levels appropriate for lithium processing. As no lithium cutoff grade has been applied, the resource estimate does not assume an effective lithium sales price.
(5)Reported lithium concentrations for the Great Salt Lake assume an indicative lake level of 4,194.4 ft in the South Arm and 4,193.5 ft in the North Arm.
(6)Mineral resources in the Great Salt Lake are controlled by the State of Utah. Compass Minerals’ ability to extract resources from the lake are dependent upon a range of entitlements and rights, including lakebed leases (allowing development of extraction facilities) and water rights (allowing extraction of brine from the lake). The water rights most directly control Compass Minerals’ ability to extract brine from the lake and Compass Minerals currently has right to extract 156,000 acre-feet per annum from the North Arm of the lake and an additional 205,000 acre-feet per annum of idle brine right that can be extracted from the North or South Arm. Compass Minerals currently utilizes its 156,000 acre

SEC Technical Report Summary – Lithium Mineral Resource Estimate

foot water right to support existing mineral production at its GSL Facility. It does not currently utilize its 2005,000 acre-foot water right.
(7)Compass Minerals does not have exclusive access to mineral resources in the lake and other existing operations, including those run by US Magnesium, Morton Salt and Cargill also extract dissolved mineral from the lake (all in the South Arm).
(8)Lithium to lithium carbonate equivalent (LCE) uses a factor of 5.323 tons LCE per ton Li.
(9)Joe Havasi is the QP responsible for the mineral resources.

1.5Conclusions and Recommendations
The Great Salt Lake and Compass Minerals’ Operation on the Great Salt Lake host lithium mineral resources. These mineral resource estimates have been developed using the most representative available data, both generated through studies completed by Compass Minerals and other research organizations. The data have been reviewed, verified, and analyzed to develop a lithium mineral resource estimate for the Great Salt Lake and halite aquifers within three constructed evaporation ponds at the GSL Facility.
In the QP’s opinion, primary points of uncertainty surrounding the resource estimate follow:
•Interactions between surface and subsurface brines in the Great Salt Lake basin: the resource estimate for the lake only considers surface brine and has not attempted to evaluate or model the presence or interaction of subsurface brine, even though it almost certainly has an impact on the surface brine. This is hypothesized by the QP to largely be driven by net outflow from surface to subsurface during periods of rising lake levels and net inflows from subsurface to surface during periods of falling lake levels.
•Fresh water inflows and mineral depletion from the Great Salt Lake: the mineral resource estimate for the lake reflects a static snapshot of the lithium mineral content in the Great Salt Lake. However, the lake is a dynamic system and freshwater inflows contain trace mineral levels that continue to add loading to the lake. Mineral extraction activities conversely are continually depleting the mineral resource basis. Net depletion / addition of dissolved lithium was assumed to be immaterial and with no net trend in the data established. However, given the volatility of the overall data, it is possible there is a net trend (either positive or negative) that has not been captured.
•Efficiency of mixing of brine in the Great Salt Lake: the mineral resource estimate for the lake accounts for minor changes in resource concentration over the vertical column of brine by averaging multiple sample data points across the vertical water column. However, the estimate effectively assumes that the lateral concentration of dissolved minerals in the lake is homogenous and relies on a small number of sample stations to reflect the overall concentration of dissolved mineral in the lake. From comparison of data from those sample stations, the QP believes this is a reasonable assumption (see Section 0), although there is still a small amount of variability in the data.
•Bathymetric data for the Great Salt Lake: there are two relatively recent bathymetric surveys of the Great Salt Lake and a comparison of these two data sets show limited variability of 1-2% typical at each elevation and 5% maximum (see Section 7.1.1). However, dissolution / precipitation of halite in the North Arm (where sodium can reach saturation at times) could impact bathymetry. Further, the resolution of the bathymetric data (0.5 foot) is lower than the water level data resolution (0.1) and while bathymetry data can be interpolated between reported values, this adds uncertainty.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

•The assumption that brine fluids within the evaporation pond halite aquifers are homogenized vertically. The methods used to collect brine samples within the halite aquifers was not capable of determining if there was vertical stratification within the aquifer. The presence of this stratification may change the interpretation of the lithium grades hosted in the brine and subsequently the mineral resource estimate.
•The hydraulic properties of the halite aquifers within the evaporation ponds may not be uniform or may have a specific yield higher or lower than the currently utilized 0.32 (Ponds 1b, 113, and 114) and 0.30 (Ponds 96, 97, and 98) values. Additional aquifer characterization activities in the halite aquifers of the evaporation ponds may alter the current understanding of these hydraulic properties. Such findings may change the amount of brine available within the halite aquifer of each pond and subsequently affect the mineral resource estimate.
•The lateral spacing of brine sample locations within the halite aquifers within the evaporation ponds may not be sufficient to adequately characterize variations in the brine chemistry.
•The temporal spacing of brine sampling within the halite aquifers within the evaporation ponds may not be sufficient to adequately characterize seasonal variations in brine chemistry.
•The concept of the extraction of coproduct lithium at the GSL Facility remains at a relatively early stage. While preliminary metallurgical testwork for extraction of lithium has been completed with good results in the extraction of lithium from host brines and rejection of impurities, final advanced onsite pilot plant design is in progress and a flow sheet has not been finalized. Therefore, uncertainty remains high in process performance and economics have not yet been quantified. Nonetheless, from a qualitative review of similar global projects, in the QP’s opinion, there is a reasonable potential for economic extraction of lithium at the Operation. Going forward, continued study and engineering work will be completed to reduce this uncertainty.
Additional study is required to support the economics of adding lithium extraction infrastructure to the GSL Facility. With that in mind, the recommendations included in this report are focused on better defining the extractive metallurgy associated with lithium production and defining economic parameters to support potential future lithium production.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

2Introduction
This Technical Report Summary (this “TRS”) was prepared in accordance with Items 601(b)(96) and 1300 through 1305 of Regulation S-K (Title 17, Part 229, Items 601(b)(96) and 1300 through 1305 of the Code of Federal Regulations) promulgated by the Securities and Exchange Commission (“SEC”) for Compass Minerals International, Inc. (“Compass Minerals”) with respect to estimation of lithium mineral resources for Compass Minerals’ existing operation producing various minerals from the Great Salt Lake (“GSL”), located in Ogden, Utah (referred to as the “GSL Facility”, the “Operation” or the “Ogden Plant”).
2.1Terms of Reference and Purpose
The quality of information, conclusions, and estimates contained herein are based on: i) information available at the time of preparation and ii) the assumptions, conditions, and qualifications set forth in this TRS.
The purpose of this TRS is to fulfill the requirements of an Initial Assessment to report lithium mineral resources for the GSL Facility.
The effective date of this Technical Report Summary is July 13, 2021.
2.2Sources of Information
This Technical Report Summary is based on public data sourced from the Utah Geological Survey (“UGS”), United States Geological Survey (“USGS”), internal Compass Minerals technical reports, previous technical studies, maps, Compass Minerals letters and memoranda, and public information as cited throughout this TRS and listed in Section 24 “References”.
Reliance upon information provided by the registrant is listed in Section 0, where applicable.
This report was prepared by Joseph R. Havasi, MBA, CPG-12040, a qualified person.
2.3Details of Inspection
Table 2-1 summarizes the details of the personal inspections on the property by the qualified person.
Table 2-1: Site Visits

QP	Date(s) of Visit	Details of Inspection
Joe Havasi	August 2018 – September 2018	Drilled west pond 113 salt probes (SP-1 through SP-82)
Joe Havasi	September 7 – 10 2018	Drilled east pond 1B salt probes 1BSP-01 through 1BSP-13
Joe Havasi	November 2018 – December 2018	Conduct pump testing at select Pond 113 wells
Joe Havasi	July 15-17 2019	Drilled west pond113 salt probes SP-36 & 24, SP-83 through SP-89
Joe Havasi	March 2020	Excavated 7 test pits (114TP-01 through 114TP-07) in Pond 114
Joe Havasi Joe Havasi	August 2020 September 2020 – May 2021	Drilled 21 drillholes in Ponds 96, 97, and 98 and conducted pump testing Conducted six excursions in the GSL to collect ambient lake brine samples from RD-2, LVG4, and FB-2 sample locations.
Source: Compass Minerals

SEC Technical Report Summary – Lithium Mineral Resource Estimate

2.4Report Version
This TRS is not an update of a previously filed TRS.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

3Property Description
The GSL Facility is a processing facility that beneficiates and separates “Salts” from brine, sourced from the Great Salt Lake. The primary salt produced is SOP (K2SO4), with coproduct production of halite (NaCl) and magnesium chloride (MgCl). The Operation relies upon solar evaporation to concentrate brine and precipitate the salts in large evaporation ponds, prior to harvesting and processing at the Ogden Plant. Lithium is contained in the brine currently processed by the Operation, but is not extracted for sale with the existing facilities.
3.1Property Location
The GSL Facility infrastructure is located in Box Elder and Weber County, Utah. The Ogden Plant is located approximately 15 miles (by road) to the west of Ogden, Utah and 50 miles (by road) to the northwest of Salt Lake City, Utah. The Ogden Plant is located at the approximate coordinates of 41˚16’51” North and 112˚13’53” West. There are two large areas of solar evaporation ponds associated with the GSL Facility, known as the east and west ponds. The East Ponds are located adjacent (to the north and west) of the Ogden Plant in Bear River Bay. The West Ponds are located on the opposite side of the lake (due west) in Clyman and Gunnison Bays (Source: SRK Consulting (US) Inc. Figure 3-1).

SEC Technical Report Summary – Lithium Mineral Resource Estimate

900000
1100000
1300000
1500000
1700000
1900000
4100000
3900000
3700000
3500000
3300000
3100000
2900000
2700000
IDAHO
WYOMING
NEVADA
UTAH
Twin Falls
Utah
Great Salt Lake
Project Location
Ogden
Evanston
Salt Lake City
Tooele
Orem
Provo
Price
Cedar
McGill
Richfield
86
84
36
30
93
91
80
215
189
15
40
191
6
89
50
70
N
Miles
0
25
50
Data Sources: ESRI World Imagery and USA States (1:3m)

srk consulting

NAD 1983 StatePlane Utah North FIPS 4301 Feet

DESIGN:	MH	DRAWN:	KM	REVIEWED:	MH
SCALE:	1:2,000,000			DATE:	5/27/2020
FILE:	Location_26May2020.mxd				

ISSUED FOR:	Compass Minerals	REVISION NO.
SRK JOB NO.	395700.6	A

DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

Source: SRK Consulting (US) Inc.
Figure 3-1: Location of Compass Minerals’ GSL Facility within Northern Utah

SEC Technical Report Summary – Lithium Mineral Resource Estimate

3.2Mineral Right
The Great Salt Lake and minerals associated with the lake are owned by the State of Utah. Compass Minerals able to extract and produce Salts from the lake by right of a combination of lakebed lease agreements, water rights for consumption of brines and freshwater, a royalty agreement, and a mineral extraction permit. Compass Minerals pays a royalty to the State of Utah based on gross revenues of Salts produced. The royalty agreement and lakebed leases are evergreen (i.e., do not expire), so long as paying quantities of minerals are produced from the leases.
The lakebed leases provide the right to develop mineral extraction and processing facilities on the shore of the GSL. Compass Minerals’ lakebed leases were issued over the years between 1965 and 2012, with the total lakebed lease area 163,681 acres between 13 active leases (Table 3-1, not all are currently utilized). The leases held by Compass Minerals are currently managed by the Utah Department of Natural Resources, Division of Forestry, Fire and State Lands (“FFSL”), which was created in 1994.
Table 3-1: Land Tenure - (Lakebed Leases)

Regulatory Office	Lease ID	Location	County	Area (acres)
FFSL	ML 19024-SV	East Ponds	Box Elder	20,826.56
FFSL	ML 19059-SV	East Ponds	Box Elder	2,563.79
FFSL	ML 21708-SV	East Ponds	Box Elder	20,860.29
FFSL	ML 22782-SV	East Ponds	Box Elder	7,580.00
FFSL	ML 23023-SV	Promontory (PS 1)	Box Elder	14,380.56
FFSL	ML 24631-SV	East Ponds	Box Elder	1,911.00
FFSL	ML 25859-SV	East Ponds	Box Elder	10,583.50
FFSL	ML 43388-SV	Promontory (PS 1)	Box Elder	708.00
FFSL	ML 44607-SV	West Ponds	Box Elder	37,829.82
FFSL	20000107	West Exp (D.Island)	Box Elder	23,088.00
SITLA	SULA 1186	West of Pond 114	Box Elder	1,595.90
SITLA	SULA 1267	Clyman Bay	Box Elder	21,753.85

Source: Compass Minerals

The actual extraction of minerals from the GSL is controlled by water rights that dictate the amount of brine that can be pumped from the lake on an annual basis. Compass Minerals’ water rights are listed in Table 3-2. Compass Minerals has 156,000 acre-ft extraction rights from the north arm of the lake that it relies upon for its current production. Compass Minerals holds additional 205,000 acre-ft water extraction rights from the south arm that are not being utilized. As a limit on the volume of brine that can be pumped in a year, these water rights also cap the mass production of Salt that is possible in any year.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 3-2: GSL Water Rights

Source	Points of Diversion	Priority	County	WR/CH/EX#[1]	Volume[2]
Great Salt Lake	PS 1	1/8/62	Box Elder	13-246	134 cfs or 27,000 AF
Great Salt Lake	PS 1, PS 23 (segregated from 13-246)	1/8/62	Box Elder	13-3091	46 cfs or 67,000 AF
Great Salt Lake	PS 1, PS 23 (segregated from 13-3091)	1/8/62	Box Elder	13-3569	50 cfs or 62,000 AF
Great Salt Lake	PS 1 and PS 112 (changed from 13-246 and 13-3091)	5/7/91	Box Elder	13-246	180 cfs or 94,000 AF
Great Salt Lake	Clyman Bay	6/13/20	Box Elder	13-3457	180,992 AF
Bangerter Pump Station Sump	Bangerter Pump Station Canal, ear Hogup Bridge Lucin Cutoff	11/9/95	Box Elder	13-3742	25,000 AF
Bear River	PS 2, PS 8, Northern Lease Border	6/11/65	Box Elder	13-1109	17,792 AF
Bear River	PS 2, PS 3, 1B Cut	2/20/81	Box Elder	13-3345	49,208 AF
Bear River/Great Salt Lake	Pond water impoundment North of PS 2 (non-consumptive)	12/14/81	Box Elder	13-3404	8,000 cfs
Underground Water Well	PS 112 Well (Lakeside)	8/20/92	Box Elder	13-3592	0.17 cfs or 100 AF
Underground Water Well	PS 114 Well	2/19/03	Box Elder	13-3800	0.22 cfs
Underground Water Well	PS 112 Well (New)	2/6/08	Box Elder	13-3871	66 AF
Underground Water Wells	PS 113, 114, 7000 ac, Lakeside, 115	12/16/08	Box Elder	13-3885	1.84 cfs or 784 AF
Underground Water Wells	PS 113 Well (New)	12/16/08	Box Elder	13-3887	66 AF
Underground Water Well	Pond Control Well	7/27/65	Weber	35-2343	0.15 cfs
Underground Water Wells (5)	Near Ponds 26/91/88, Pond Control	7/27/65	Weber	35-5373	24.85 cfs
Underground Water Wells (10)	East of Pond 26 (same as 13-5325)	6/17/66	Weber	35-4012	1.5 cfs
Underground Water Wells (10)	East of Pond 26 (same as 13-4012)	6/17/66	Weber	35-5325	6.5 cfs
Underground Water Well	Southeast of Mg Plant	8/19/60	Weber	35-1201	0.00054 cfs
Underground Water Wells (7)	East of Little Mountain	7/19/40	Weber	35-162	0.583 cfs
Underground Water Well	Southeast of Mg Plant	3/23/36	Weber	35-2730	0.089 cfs
Source: Compass Minerals
1WH=, CH=, EX=
2AF=acre-feet, cfs=cubic feet per second

In addition to the key lakebed leases and water rights, which provide Compass Minerals the right to develop its extraction/processing facilities and extract brine from the GSL, respectively, Compass Minerals also holds a range of other leases / easements that have allowed development of specific aspects of key infrastructure for the operation. These leases are described in Table 3-3 (active leases / easements) and Table 3-4 (inactive leases / easements).

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Brine and ultimate mineral extraction from brines extracted from the GSL is enabled by a Large Mine Operation mineral extraction permit (GSL Mine M/057/0002) (“Mine Permit”) through the Utah Department of Natural Resources (“DNR”), Division of Oil, Gas and Mining (“DOGM”). The mineral extraction permit enables all lake extraction, pond operations, and plant / processing operations conducted by Compass Minerals. The Mine Permit is supported by a reclamation plan that documents all aspects of current operations and mandates certain closure and reclamation requirements in accordance with Utah Rule R647-4-104. Financial assurance for the ultimate reclamation of facilities is documented in the reclamation plan, and security for costs that will be incurred to execute site closure is provided by a third party insurer to the State of Utah in the form of a surety bond. With respect to lithium, the existing mineral extraction permit is expected to apply to lithium extraction as well since the permit conditions are specific to development of ponds and appurtenances, and extraction of lithium from current production of existing products concentrated in the ponds will not yield incremental ponds or facility development. Any greenfield expansion of ponds or appurtenances beyond the existing facility footprint would require a permit modification regardless of the mineral(s) being developed.
Table 3-3: Non-Solar Leases/Easements

Regulatory Office	Lease ID	Location	County	Area
FFSL	ESMT 95	Behrens Trench	Box Elder	1,099
FFSL	SOV-0002-400	PS 113 Inlet Canal	Box Elder	41.19
SITLA	ML 50730 MP	Strong's Knob	Box Elder	57.00
SITLA	ESMT 96	S.Knob Access Road	Box Elder	28.00
SITLA	ESMT 143	PS 112 Flush Line	Box Elder	21.68
Source: Compass Minerals

Table 3-4: Inactive Leases/Easements

Regulatory Office	Lease ID	Location	County	Area
FFSL	ESMT 97	Willard Canal	Weber	11.00
Source: Compass Minerals

3.2.1Royalties
Compass Minerals has rights to all ‘salts’ from the Great Salt Lake, which is inclusive of lithium chloride. Compass Minerals’ existing royalty agreement that covers halite, SOP, and magnesium chloride will need to be modified to include lithium products. The current statutory royalty rate for lithium products in Utah is 5% of revenues, less certain costs. For the production of either lithium carbonate or lithium hydroxide, the cost of imported carbonate or hydroxide inputs would reasonably be expected to be deducted.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

3.2.2Acquisition of Mineral Rights
Leasable areas for mineral extraction on the GSL lakebed are identified in the Great Salt Lake Comprehensive Management Plan (“GSL CMP”). The GSL CMP is updated approximately every 10 years, or when there are major changes to the GSL environment and setting.
A party interested in leasing lakebed for mineral extraction may nominate an area within the area designated by the GSL CMP as leasable, at which time, the FFSL will issue public notice of lease nomination, conduct an environmental assessment on the nominated lease area, and ultimately consider approval of the lease nomination.
This process was followed historically in the acquisition of existing leases held by Compass Minerals.
Most leasable area on the GSL lakebed is held by existing mineral extraction companies, including Compass Minerals, US Magnesium, Inc., Cargill, and Mineral Resources International, Inc.
Compass Minerals has two leases with State of Utah School and Institutional Trust Lands Administration (“SITLA”), for lands upland of the GSL. Special Use Lease Agreement (“SULA”) 1186 was acquired in May 1999, while the rights to SULA 1267 were acquired from Solar Resources International in 2013. As described above, leases held with Utah FFSL are evergreen, held by production, while SULA 1186 expires in April 2049, and SULA 1267 expires in December 2041, with an option to extend by two, five year terms. Both SULA agreements allow for the construction and operation of evaporation ponds on the subject properties.
3.3Encumbrances
Mineral extraction activities at the GSL Facility are regulated by the Utah DNR, DOGM, under permit # M/057/002. The site is to be reclaimed in accordance with the approved reclamation plan.
The reclamation plan for the solar evaporation and harvest ponds was developed as part of the mining portion of the permit will be deconstructed in two separate phases. Phase I involves the final return of all accumulated salts within the evaporation and harvest beds. The salts will be dissolved using fresh water obtained via the GSL Facility’s freshwater rights. Similar to Compass Minerals’ yearly return flow operations, the dissolved rinseate will be returned to the Great Salt Lake at the current point of discharge for prior salt return activities at the southern end of Bear River Bay. The Phase I portion of the plan will be conducted during the late fall for about three to four months in duration. If necessary, these salt return activities may be conducted over multiple years to substantially dissolve accumulated salts and return those salts to the Great Salt Lake. The salt removal process may require some mechanical removal, if necessary, to return the evaporation ponds and harvest ponds to a natural lake bed surface to the satisfaction of the oversight state regulatory agency.
Upon completion of the Phase I salt removal activities, the Phase II rip-rap management plan will commence. This Phase II will involve the collection of rip-rap from the lake side of the GSL Facility’s dikes and cluster the rip-rap them in piles separated by about 1 mile. The rip-rap clusters will be formed on the pond side of historic dikes. The rip-rap clusters will be designed to enhance the natural migratory bird habitat. Additionally, the rip-rap clusters will be fortified with some fine-grained materials to partially fill some interstitial voids to enhance bird nesting habitat.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

In conjunction with Phase II, the exterior and interior dikes will be breached every mile to allow wave action from the Great Salt Lake to erode the remaining dike structures. All other structures and equipment will be removed from State lands. The process plant is a part of an industrial park and will remain after cessation of operations. At the request of the State Division of Wildlife Resources, Compass Minerals may negotiate the possibility of leaving some ponds in place to create bird refuges.
Borrow pits high walls will be recontoured to a 45° angle or less and the pit floors completed so that the pits will not impound water. Revegetation will take place where sufficient soils exist. No plans for soil importation to revegetate the borrow pits are being considered.
All equipment and structures located on lands owned by the State of Utah will be removed. The Ogden Plant site will be left intact for use in the existing industrial park. Allowing the plant to remain as a part of this park was approved by the Weber County Commission of March 29, 1986.
The commitment to perform required reclamation activities is secured by a surety bond. The current total reclamation obligation is US$4.36 million dollars.
3.4Other Significant Factors and Risks
There are no other significant factors or risks that may affect access, title, or the right or ability to perform work on the GSL Facility.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

4Physiography, Accessibility and Infrastructure
4.1Topography, Elevation and Vegetation
The GSL Facility is located along the middle to northern extent of the Great Salt Lake at an elevation ranging between 4,208 ft and 4,225 ft. The topography of the facility area is generally flat, as it is situated along the marginal lake sediments of the Great Salt Lake. Local vegetation is dominated by shrubs and grasses associated with a desert ecosystem, and a relatively low precipitation environment.
4.2Accessibility
Access to the GSL Facility is considered excellent. The City of Ogden, Utah has established infrastructure for both mining and exporting salt. Access to the Operation is via Ogden and vicinity on paved two-lane roads. From Salt Lake City, located 40 miles to the south, Ogden is accessible is via Interstate Highway 15.
Commercial air travel is accessible from Salt Lake City, and rail access is provided by an existing siding at the Ogden Plant.
4.3Climate and Operating Season
The climate at the GSL Facility varies significantly from summer to winter, ranging from an average low of 20 F in January, to an average high in August of 90 F. The summer period from May to September sees the highest evaporation rates and imparts a cyclic nature to the Operation with evaporative concentration in the summer months, and salt harvesting from late fall to early spring.
4.4Infrastructure Availability and Sources
The GSL Facility is connected to the local municipal water distribution system, Weber Basin Water Conservation District.
The GSL Facility is connected to the local electrical and natural gas distribution systems via Rocky Mountain Power and Dominion Energy, respectively. The GSL facility houses an existing substation as well that services the east-pond complex and Promontory Point.
The population of Ogden, Utah is approximately 88,000, which is included in the greater Ogden-Clearfield metropolitan area population of approximately 600,000. The area population provides a more than adequate base for staffing the GSL Facility, with a pool of talent for both trades and technical management.
The cities of Ogden and Salt Lake City, Utah provide all necessary resources for the GSL Facility and is a major urban center in the western United States. In addition to a central transportation hub for airline, rail, and over-the-highway cargo, the region is a major support hub for the mining industry in the western United States.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

5History
Operations have been ongoing at the Ogden Plant site since the late 1960s, with commercial production starting in 1970. The Ogden Plant site has been operated under various owners and has historically produced halite, potash, and as of 1998, magnesium chloride.
During the early 1960s, chemical companies, including Dow Chemical Company, Monsanto Chemical Company, Stauffer Chemical Company, Lithium Corporation of America (“Lithcoa”), and Salzdetfurth A.G., reserved acreage for lakeside developments on Great Salt Lake (Kerr, 1965). Of these, Lithcoa and Salzdetfurth A.G. were the first to develop commercial brine/salt operations.
The potash facility operated by Compass Minerals Ogden Inc. (which was initially formed in 1967 and was formerly known as Great Salt Lake Minerals Corporation, IMC Kalium Ogden Corp. and Great Salt Lake Minerals & Chemicals Corp.) was constructed after an exploration project and feasibility study was carried out by Lithcoa. Laboratory studies were conducted in 1963 and 1964, followed by three years of pilot plant testing and construction of pilot evaporation ponds (Industrial Minerals, 1984). During 1964, Lithcoa representatives appeared before the Utah State Land Board (the State agency that regulated lake development, now the FFSL) in order to acquire permission to extract minerals from the Great Salt Lake (Lewis, 1965; Woody, 1982). Within the next year or so, permission was granted.
In 1965, studies continued on methods for extracting minerals from Great Salt Lake. During that same year, Lithcoa entered into a partnership with Salzdetfurth, A.G., of Hanover, West Germany, an important producer of potash and salt (Lithcoa 51% and Salzdetfurth A.G. 49% ownership) to develop the land and mineral rights on the lake held by Salzdetfurth A.G. (Lewis, 1966: Engineering and Mining Journal, 1970).
In 1967, Lithcoa and Chemsalt, Inc., a wholly owned subsidiary of Salzdetfurth, A.G., proceeded with plans to build facilities on the north arm of the Great Salt Lake to produce potash, sodium sulfate, magnesium chloride, and salt from the lake brine (Lewis, 1968). Lithcoa was acquired that same year by Gulf Resources and Minerals Co. (Houston, Texas) and at that point Gulf Resources and A.G. Salzdetfurth began developing a US$38 million solar evaporation and processing plant west of Ogden, Utah (Knudsen, 1980). The new facility began operating in October 1970. The plant was designed to produce 240,000 short tons (218,000 metric tons (mt)) of potassium sulfate, 150,000 short tons (136,000 mt) of sodium sulfate, and up to 500,000 short tons (454,000 mt) of magnesium chloride annually (Gulf Resources & Chemical Corporation, 1970; Eilertsen, 1971).
In May 1973, Gulf Resources bought its German partner's share of the Great Salt Lake project. At that time, the German partner had also undergone some changes and was known as Kaliund Salz A.G. (Gulf Resources & Chemical Corporation, 1973; Behrens, 1980; Industrial Minerals, 1984).
The initial mining sequence consisted of pumping brine directly from the North Arm of the Great Salt Lake. The brine was pumped from Pump Station 1 on the southwest shore of Promontory Point to an overland canal that flowed the brine by gravity to the east side of Promontory mountains and was distributed through a series of solar ponds.
As Great Salt Lake rose to its historic high in the 1980s, the company spent US$8.1 million in 1983, US$8.1 million in early 1984, US$3.0 million in 1985, and US$4.8 million in 1986 to protect its evaporation pond system at the Ogden Plant site against the rising lake level. On May 5, 1984, a

SEC Technical Report Summary – Lithium Mineral Resource Estimate

northern dike of the system breached, resulting in severe flooding and damage to about 85% of the pond complex. The breach resulted in physical damage to dikes, pond floors, bridges, pump stations, and other structures. In addition, brine inventories were diluted, making them unusable for producing SOP (Gulf Resources & Chemical Corporation, 1986). During the next five years, the company pumped the water from its solar ponds, reconstructed peripheral and interior dikes and roads, replaced pump stations, and laid down new salt floors in order to restart its operation at the Ogden Plant site.
A 25,000-acre evaporation pond complex was constructed at the Ogden Plant site on the west side of the lake in 1994. The new western ponds were connected to the east-pond complex by a 21-mile, open, underwater canal called the Behrens Trench which was dredged in the lakebed, from the western pond's outlet near Strong’s Knob to a pump station located just west of the southern tip of Promontory Point. The concentrated brine from the west pond, which is more dense than the lake brine due to its mineral concentration, is fed into the low-gradient canal, where it flows slowly by gravity eastward, beneath the less-dense Great Salt Lake brine, to the primary pump station. From there, the dense brine travels around the south end of Promontory Point, then northward, where it enters the east pond complex.
In 1993, D.G. Harris & Associates acquired the Ogden Plant site operations, and in 1997, Harris Chemical Group (part of D.G. Harris & Associates) was acquired by IMC Global. In 2001, IMC Salt (part of IMC Global) was acquired by Apollo Management.  In 2003, Apollo Management changed the name of IMC Salt to Compass Minerals International, Inc. and the Company had an initial public offering.
On September 16, 2004, the Ogden Plant applied to DOGM to add solar Pond 1B to its permitted operations area. On October 8, 2004, DOGM gave formal approval of this permit revision, and Pond 1B construction was completed in 2006. This pond is located on the east side of Promontory Point and due east of Pond 1A and of the Bear River Channel.
On November 11, 2011, the Ogden Plant submitted a Notice of Intent (“NOI”) to amend mining operations to integrate pond technology enhancements (“PTE”) in existing perimeter dikes located in Bear River Bay. PTE is designed to improve the functionality of existing dikes and is fully encapsulated within the dikes. PTE is implemented by excavating a 24-inch trench within the existing perimeter dikes and backfilling the excavation with inert cement bentonite grout. The PTE then acts to reduce leakage of refined brines back into the Great Salt Lake. Due to the low compressive strength of the vertical cement bentonite seam (which is similar to the strength of the surrounding dike materials), the existing reclamation plan which provides for wave action to ultimately remove dikes will also be effective in reclaiming PTE-integrated dikes. PTE construction was completed in 2014.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

6Geological Setting, Mineralization, and Deposit
The GSL Facility produces saleable minerals from brines sourced from the Great Salt Lake. These brines are upgraded through solar evaporation within large constructed ponds. The following describes the geologic relevance of the Great Salt Lake and lays out the man-made aquifers within the evaporation ponds which host brines with high lithium concentrations.
6.1.1    Regional Geology
The GSL Facility is located on the shore of the Great Salt Lake in northern Utah. This location is within the geographic transition from the Rocky Mountains, to the Basin and Range Province to the west.
The Great Salt Lake is a remnant of Lake Bonneville, a large Late-Pleistocene pluvial lake that once covered much of western Utah. At its maximum extent, Lake Bonneville covered an area of approximately 20,000 square miles. Lake Bonneville has been in a state of contraction for the past 15,000 years and has resulted in the formation of remnant lakes that include the Great Salt Lake, Sevier Lake, and Utah Lake (Figure 6-1). Evaporation rates higher than input from precipitation and runoff have driven the lake contraction and has served to concentrate dissolved minerals in the lake water. The GSL is one of the most saline lakes in the world; overall, the dissolved solids indicate that it is very similar to the world’s oceans in chemical composition (UGS, 1980).
The Great Salt Lake is currently the largest saltwater lake in the western hemisphere, covering approximately 1,700 square miles. But due to fluctuation in evaporation rates and precipitation, that size has ranged from 950 square miles to 3,300 square miles over the past 60 years. On a geologic timeframe, the Great Salt Lake water level has varied by many hundreds of feet over the past 10,000 years (SRK, 2017; UGS, 1980).

SEC Technical Report Summary – Lithium Mineral Resource Estimate

RED ROCK PASS
IDAHO
LOGAN
WYOMING
GREAT SALT LAKE
OGDEN
UTAH
GREAT SALT LAKE DESERT
BSF
WENDOVER
SALT LAKE CITY
PROVO
UTAH LAKE
OUTLINE OF LAKE BONNEVILLE
NEVADA
DELTA
SEVIER LAKE
N
MILFORD

Source: UGS 1980
Figure 6-1: Former Extent of Lake Bonneville, Relative to Current Remnant Lakes and Cities

6.1.2    Local Geology
Over the course of modern record keeping, the water level of the Great Salt Lake has not varied by more than 20 ft. This is controlled through the balance of recharge and discharge from the lake. Lake level data indicated that historical lows were seen in the 1960s, while historical highs were seen in

SEC Technical Report Summary – Lithium Mineral Resource Estimate

the mid-1980s, which required discharge of the Great Salt Lake brine into the west desert by the Utah Division of Water Resources and Utah Department of Natural Resources in an effort to control the lake level.
Inflow contributions to the Great Salt Lake are from surface water (66%), rainwater (31%), and groundwater (3%), with seasonal variation impacting the annual contribution (UGS, 1980). Discharge from the Great Salt Lake is primarily through evaporation.
In 1960, a railroad causeway was constructed in replacement of a 12-mile-long wooden trestle. The causeway is a permeable rockfill barrier with box concrete box culverts that permit limited brine transfer, but prevent full mixing of brine on either side of the causeway. The causeway has therefore effectively divided the Great Salt Lake into two bodies of water (the North Arm and the South Arm), which have each developed distinct physical and chemical attributes most readily identified through a noticeable color difference in the waters (Figure 6-2).
Source: Compass Minerals
Figure 6-2: Railroad Causeway Segregating the North and South Arms of the GSL

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Due to the location of the causeway, all surface freshwater flow enters into the South Arm of the lake as river inflow from the Jordan, Weber, and Bear Rivers. Conversely, the North Arm of the lake receives only mixed brine via limited recharge through the causeway and minor contributions from precipitation and groundwater. Furthermore, due to topography and microclimate conditions, the South Arm receives greater precipitation, while the North Arm has more favorable evaporative conditions (UGS, 1980). These conditions have resulted in the preferential concentration of minerals within the North Arm brine relative to the South Arm brine.
Recent sampling for the Utah Geological Survey (UGS) (2020) data shows that overall lithium concentrations in the North Arm are typically more than double those found in the South Arm. These data reflect the impact of the causeway and environmental factors and allow for a review of potential resources to consider the North Arm and South Arm of the Great Salt Lake independently.
    6.1.3    Property Geology
Compass Minerals’ GSL Facility extracts brine from the North Arm of the Great Salt Lake into a series of evaporation ponds. The brine is concentrated in these ponds, moving from pond to pond as the dissolved mineral content in the brine increases. The largest of these ponds are the first three ponds through which brine flows, these are Pond 1b in the east ponds, and Ponds 113 and 114 of the west ponds. Pond 1b covers an area of approximately 2,700 acres, Pond 113 is approximately 17,000 acres, and Pond 114 is approximately 10,600 acres in size. Additional smaller evaporation ponds considered within the mineral resource estimate include Ponds 96, 97, and 98 on the north end of the GSL Facility. Pond 96 is approximately 1,431 acres, Pond 97 is approximately 983 acres, and Pond 98 is approximately 1,142 acres (Source: SRK, 2020).
Figure 6-3). These ponds are periodically flooded with brine for solar concentration and are subsequently drained to the top of the precipitated halite surface within the pond (Figure 6-4).
Through the course of operation, halite is precipitated within these ponds at an average rate of net four inches per year. The thickness of the halite beds in each of the ponds ranges from 5.0 to 6.5 ft in Pond 1b, 7.0 to 15.5 ft in Pond 113, and 0.0 to 8.0 ft in Pond 114 where the salt beds taper out along a beach head on the western side of the pond. The deposited halite in Pond 96 ranges from 6.5 to 9.0 ft, 8.0 to 9.5 ft in Pond 97, and 9.0 to 9.5 ft in Pond 98. The precipitated halite has a coarse granular texture, unconsolidated, with individual grains having a subangular shape (Figure 6-5).
The halite beds in the evaporation ponds host a residual brine aquifer. These residual brines remain after the brine level in the pond has been pumped down for transfer to the top of the halite bed. This brine aquifer, hosted in the halite beds, contains the dissolved lithium mineralization considered in the mineral resource estimate.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1200000
1250000
1300000
1350000
1400000
1450000
3750000
3700000
3650000
3600000
3550000
3500000
Pond 114
Pond 113
Great Salt Lake (North Arm)
Pond 97
Pond 96
Pond 98
Processing Facility
Pond 1B
Great Salt Lake (Soutth Arm)
N
Miles
0
2.5
5
10

srk consulting

NAD 1983 StatePlane Utah North FIPS 4301 Feet

DESIGN: MH	DRAWN: KM	REVIEWED: MH
SCALE: 1:400,000		DATE: 10/29/2020
FILE: Overview_29Oct2020.mxd		

PROJECT LOCATION

FIGURE 1

ISSUED FOR: Compass Minerals	REVISION NO.
SRK JOB NO. 395700.6	A

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\S-K1300Re... Overview_29Oct2020 ... Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

Source: SRK, 2020

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Figure 6-3: Locations of Pond 1b, Pond 96, Pond 97, Pond 98, Pond 113, and Pond 114 Relative to the Central Processing Facility at the GSL Facility and the Great Salt Lake
Source: SRK, 2020
Figure 6-4: Precipitated Halite Surface within Pond 113
Source: Compass Minerals
Figure 6-5: Sample of Precipitated Halite from Pond 113

SEC Technical Report Summary – Lithium Mineral Resource Estimate

6.2Mineral Deposit
There are two primary mineral deposits considered for lithium mineral resources; 1) the brines of the Great Salt Lake; and 2) the brine aquifers hosted within the halite beds of Ponds 1b, 96, 97, 98, 113, and 114.
The Great Salt Lake is a brine lake that hosts dissolved minerals at concentrations sufficient for economic recovery of certain resources. The mineral resource of the Great Salt Lake currently supports economic recovery of sodium (as NaCl), potassium (as SOP), and magnesium (as MgCl2). Lithium is not currently extracted from the brine of the Great Salt Lake for commercial sale, but lithium is included in the existing process streams at the Operation and is undergoing study for potential extraction and sale. As a generally homogenous surface water body (within each arm of the lake), no stratigraphic column is presented for the GSL.
The brine aquifers within the halite beds of Ponds 1b, 96, 97, 98, 113, and 114 were originally sourced from the North Arm of the Great Salt Lake. These brines were subsequently concentrated through solar evaporation, significantly elevating concentrations of dissolved minerals. These aquifers are located within man-made evaporation ponds, and process derived sediments (halite).
The stratigraphy of the evaporation ponds at the GSL Facility is relatively simplistic. The ponds are constructed on top of native clays and sandy clays on the shore of the GSL, with constructed clay berms (Figure 6-6). The brines were then pumped into the constructed evaporation ponds which resulted in precipitation of halite. The brine aquifer water table within the halite aquifer is generally at, or immediately below the surface of the halite. Ponds 96, 97, and 98 have halite deposition which has topped the berms that separates the three ponds, this allows these three ponds to be currently operated as a single pond.
Source: SRK, 2019
Figure 6-6: Geologic Cross Section within Evaporation Ponds at the GSL Facility

SEC Technical Report Summary – Lithium Mineral Resource Estimate

7Exploration
Exploration activities related to the lithium mineral resources at Compass Minerals’ GSL Facility include sampling and surveys of the GSL as well as drilling, pothole trench excavation, and hydrogeologic testing both in the field and laboratory for the ponds. The following describes the exploration activities undertaken to develop the data utilized within the mineral resource estimate.
7.1Non-Drilling Exploration Activities
For the GSL, non-drilling exploration is the primary source of information supporting the resource estimate. For the ponds, there are more limited exploration activities outside of drilling that have been completed.
7.1.1Great Salt Lake
As a water body, data collection for the Great Salt Lake necessarily does not rely upon drilling.
Data to support the lithium resource estimate for the Great Salt Lake was sourced from historical literature and data produced by the UGS or USGS related to the Great Salt Lake, supplemented by recent sampling data performed by Compass Minerals. Compass Minerals did not conduct an independent audit of historic exploration methods or sampling and analytical analysis. However, given that almost all data is sourced from the USGS and UGS, in the QP’s opinion, it is reasonable and appropriate to rely upon this data, especially given the wide range of data over many years that reflects consistency from data set to data set, including recent sample data collected by Compass Minerals.
The data available for the Great Salt Lake include the following:
•Lake level elevation data and trends to estimate total brine volume, measured by the USGS
•Historical lithium concentrations within the Great Salt Lake, measured by the UGS
•Recent lithium concentrations within the Great Salt Lake, measured by Compass Minerals
•Recent lithium concentrations at the intake for brine into Compass Minerals’ evaporation ponds, measured by Compass Minerals
•Bathymetry data for the lake bottom, measured by the USGS
Lake Level Elevation and Brine Volume
The water level within the Great Salt Lake is monitored at several points within the North and South Arms of the lake. Sample data is collected by the USGS and the locations utilized for this resource estimate include USGS 10010100 Saline (North Arm) and USGS 10010000 Saltair Boat Harbor (South Arm).
As noted in Section 4.2, the water elevation in the lake has varied significantly over time. Over the past 50 years, the lake elevation has ranged from a low of approximately 4,189 ft amsl to a high of approximately 4,211 ft amsl in the North Arm of the lake, equating to a variation of more than 20 ft in elevation (Figure 7-1). As seen in this figure, the water elevation in the South Arm is close to that in the North Arm although almost always higher, with the average differential typically around 1 ft.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: Modified from USGS 2021
Figure 7-1: Lake Elevation Data for the Great Salt Lake

The depth profile, or bathymetry, of the Great Salt Lake has also been studied in detail, with bathymetric studies completed in 2000, 2005 and 2006 (USGS 2000, 2005, 2006). Figure 7-2 shows the 2005 bathymetric data for the South Arm of the lake and Figure 7-3 shows the 2006 bathymetric data for the North Arm. Notably, the more recent 2005/2006 data only surveyed the lake to an elevation of 4,200 feet. While there are limited periods where the lake is above this level, the 2000 lake survey includes survey data to 4,216 feet that can be utilized for these higher lake levels. Given the use of both data sets in the analysis, Compass Minerals took the average of the older 2000 data and the more recent 2005/2006 data for elevations where both data points were available. For levels above 4,200 feet, Compass Minerals solely relied upon the 2000 data. Notably, within the range of lake levels evaluated, the average of the data set was within 1-2% of the 2005 / 2006 data with a maximum of 5% differential. Therefore, in the QP’s opinion, the use of the average is a reasonable approach.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: USGS, 2005
Figure 7-2: Bathymetric Map of the South Part of the Great Salt Lake

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: USGS, 2006
Figure 7-3: Bathymetric Map of the North Arm of the Great Salt Lake

Based on the water elevation of the lake, the overall volume of each arm of the lake can be calculated with analysis of the bathymetry data. The USGS analyses present this data on 0.5 ft increments (Figure 7-4). Daily lake elevation data is generally collected in 0.1 foot increments and therefore, for volume calculations, lake volume data between the 0.5 foot elevation data increments is interpolated linearly.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
0
Lake Volume (acre-feet)
4160.0
4170.0
4180.0
4190.0
4200.0
4210.0
4220.0
Lake Surface Elevation (ft)
South Arm
North Arm

Source: Modified from USGS, 2000, 2005, 2006
Figure 7-4: Relationship between Lake Water Elevation and Total Volume of the Lake

Historical Lithium Concentration in Great Salt Lake Brine
The UGS has completed periodic sampling of the GSL for specific stations since 1966 (Figure 7-5), which are available through a public database, accessible at the following web location: https://geology.utah.gov/docs/xls/GSL_brine_chem_db.xlsx (UGS, 2020). The database was updated most recently on October 15, 2020. Analysis of lithium in those samples is sporadic, with dense data in the 1960s and 1970s, becoming sparser into the 1980s and 1990s, and almost none collected since the 2000s (the exception being a single sample event in 2019). During the initial analysis the UGS conducted a total of 57 sampling locations within the north and south arms combined (Figure 7-5). After the initial sampling periods the UGS concluded that the lateral chemical variation within the arms was not material and therefore the number of sampling stations was reduced to 3 stations in the South Arm (AS-2, AC-3 and FB-2) and 2 stations in the North Arm (LVG-4 and RD-2).

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: UGS, 2016, modified to show Compass Minerals Sampling Locations
Figure 7-5: UGS Brine Sample Locations in the Great Salt Lake

The sampling locations by the UGS are summarized in UTM format using a NAD83 grid in Table 7-1. Sampling is completed using the following procedures:
•Travel by boat to the defined coordinates using the boats navigational systems
•Sampling is completed by using a graduated hose with a weighted metal screen

SEC Technical Report Summary – Lithium Mineral Resource Estimate

•Sample intervals of 5 ft across the full depth profile of the lake. This is important given that ion concentration over the water column can vary significantly (generally increasing at depth, especially in the South Arm)
•Prior to each sample being taken the hose is flushed with water from the desired depth to clear brine from the previous sample and reduce potential contamination
•Samples are collected in pre-labelled 250 mL bottles, and dispatched to the laboratory.
Table 7-1: UGS Sampling locations

Sample Location ID	Lake Arm	Longitude	Latitude	UTM Easting	UTM Northing
LVG-4	North	112.7616	41.3240	352571	4576225
RD-2	North	112.7483	41.4415	353947	4589248
AS-2	South	112.3249	40.8165	388265	4519236
AC-3	South	-112.4466	40.9999	378337	4539758
FB-2	South	112.4608	41.1349	377394	4554765
Source: UGS, 2012, modified by SRK

While sample data for the lake, including lithium concentrations, has been collected since the 1960’s, the mineral loading in the lake was dramatically changed in the late 1980’s as significant volumes of brine were pumped from the lake to the desert located to the west of the lake to control flooding1. This resulted in a significant reduction in overall dissolved mineral content in the lake. Therefore, data older than June 30, 1989 (the final date of pumping with this project) was excluded from the analysis as it is no longer representative of the overall dissolved mineral load in the lake in the QP’s opinion.
In total, post June 30, 1989 sample counts from the UGS for each sample site follow:
•AS2: 11
•AC3: 1
•FB2: 9
•LVG4: 9
•RD2: 6
Lithium concentration is heavily influenced by water levels in the GSL which creates significant volatility in the data. The range of UGS sample results from these five sites is presented in Figure 7-6. As seen in this figure, while the UGS has consistently sampled AC-3 for other elements, there is a single lithium sample at this site as AC-3 was not consistently historically sampled during earlier periods for which lithium was typically included in the chemical analyses.
1 The West Desert pumping project was implemented to slow the rise of lake levels between 1987 and 1989. During this time frame, reduced evaporation and increased inflow caused the lake to rise to historically high levels and caused significant flood damage to structures and infrastructure, including US Magnesium and the Ogden Plant’s evaporation ponds. This pumping project had a material negative impact on ion content of the Great Salt Lake with most of the salt content of the lake water pumped to the West Desert lost from the system. The USGS completed a study in 1992 evaluating the amount of ion load lost due to the first year of pumping from this project (USGS, 1992). This study estimated that in this first year of pumping, approximately 7.2% of the contained ion load was pumped out of the lake with approximately 10% of that amount eventually making its way back to the lake. However, there is significant uncertainty as to the amount of loss for the remainder of the project and around the USGS estimate so the true dissolved mineral mass lost in the West Desert pumping project is not quantified.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: Modified from UGS, 2020
Figure 7-6: Great Salt Lake Lithium Concentration, UGS Sampling Data

Recent Lithium Concentration Data in Great Salt Lake Brine
During 2020 and the first half of 2021, Compass Minerals has conducted independent sampling within the GSL from the three of the five sampling locations used by the UGS. Sampling has been completed from LGV-4 and RD-2 in the north arm, and from FB-2 in the south arm (Figure 7-5). The AS-2 location has not been sampled as it lies further south within the lake.
Sampling procedures have been designed where possible to mimic the methodology used by UGS in the historical database.
Sampling is completed using the following procedures
•Travel by boat to the defined coordinates using the boats navigational systems
•Sampling is completed by using a graduated high density polyethylene (HDPE) hose with a weighted metal screen
•Sample intervals of 5 ft have been used
•Prior to each sample being taken the hose is flushed with water from the desired depth to clear brine from the previous sample and reduce potential contamination
•Samples are collected in pre-labelled 250 mL bottles, and dispatched to the laboratory.
Compass Minerals has taken a total of 70 samples during this period plus additional sampling for quality control including field duplicates and field blanks, from the three locations. Compass Minerals has split each of the sampling locations into four portions which are defined as the deep, intermediate, shallow and surface samples. A summary of the results over the time period is presented in Table 7-4.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 7-2: Summary of Compass Minerals Sampling Split by Location and Depth Classification

Row Labels	Count	Average of Boron (mg/L)	Average of Calcium (mg/L)	Average of Potassium (mg/L)	Average of Lithium (mg/L)	Average of Magnesium (mg/L)
FB-2 Deep	6	34.9	314	4,642	37.8	7,293
FB-2 Deep Intermediate	6	28.0	306	3,908	30.7	6,102
FB-2 Deep Shallow	6	24.5	282	3,162	25.9	5,002
FB-2 Shallow	5	23.8	280	3,380	27.2	5,274
FB-2 Shallow Intermediate	6	25.0	275	3,442	27.6	5,347
LVG-4 Deep	6	45.9	398	7,870	58.6	11,877
LVG-4 Intermediate	6	46.2	355	7,475	56.8	11,448
LVG-4 Shallow	6	45.8	348	7,545	57.0	11,550
LVG-4 Surface	4	42.8	342	7,058	52.6	10,595
RD-2 Deep	6	47.7	349	7,305	55.2	11,073
RD-2 Intermediate	6	46.6	371	7,463	56.8	11,332
RD-2 Shallow	6	48.5	401	7,665	57.4	11,545
RD-2 Surface	1	48.4	266	7,380	51.6	9,920
Sub Total	70	38.5	335	5,934	45.4	9,058
Source: Compass Minerals, 2021

It is the QP’s opinion the sampling methods involved are appropriate and representative of the GSL and by using a similar process to the UGS allows for the databases to be combined within the current estimates. The QP believes that the samples labelled as shallow, intermediate and deep in the North Arm of the GSL are the most indicative of lake concentration since surface samples are susceptible to recent precipitation events and the stratification of fresher water. Review of lithium concentrations in the shallow, intermediate and deep profiles generally fall within the 55 mg/L and 60 mg/l range.
Pond 114 Intake Sampling
In addition to the historical data collected by the UGS, Compass Minerals has collected lithium samples from the intake pump for Pond 114 in 2018 and 2021. Samples have been taken via the use of a weighted high density polyethylene hose which is inserted into the water column. The depth to the lake bed is tagged for depth and then the hose is raised one foot to produce a clean sample. Sampling occurred over and approximate sampling interval of 3ft within the water column, using the same pumping system as used in the GSL sampling program. To reduce the possibility of cross sampling contamination, the pump was run for a minimum of 5 minutes between samples to clean any potential brine from the previous sampling. These samples are indicative of the Great Salt Lake brine that is pulled from the North Arm and pumped into Pond 114 for the first phase of evaporative concentration. The Compass Minerals dataset covers the fall of 2018, spring/summer of 2019, spring/summer of 2020, and the latest sampling period in April 2021, presenting multiple years of seasonal data. Lithium concentrations by year are as follows:
•Fall 2018: 4 samples ranging from 93 to 103 mg/L averaging 98 mg/L,
•Spring/summer 2019: 5 samples ranging from 52 to 70 mg/L, averaging 63 mg/L.
•Spring/summer 2020: 4 samples, ranging from 56 to 70 mg/L, averaging 58 mg/L.
•Spring 2021: a single sample at 67.5 mg/L

SEC Technical Report Summary – Lithium Mineral Resource Estimate

These samples represent a different style of sampling than those taken at the main GSL sample locations and therefore have not been utilized for the current mineral resource estimate, but have been used for verification purposes.
7.1.2Evaporation Pond Salt Mass
Limited exploration activities outside of drilling associated investigations have been completed for the evaporation ponds. The only data included in this report from other data collection programs, includes pothole trenching within the halite aquifer of Pond 114.
Seven (7) pot-hole trenches were completed in Pond 114 in March 2018. All trenches were excavated to the depth of the halite–native sand contact. The contact was measured and serves as the basis for the mapped thickness of the halite aquifer.
The brine elevation within the Pond 114 halite deposits was found to be at the surface or immediately below (<2 inches) the top of the halite. Brine samples were collected from the completed trenches by inserting the intake tube from a peristaltic pump into the brine fluid column within the trench. The end of the intake tube was placed in the bottom half of the halite deposits. The pump was then used to complete the purge and sample the brine for laboratory analysis.
The method of sample collection assumes that the brine is vertically homogenous within the halite aquifer, however this has not been confirmed through discretized sampling.
A total of seven pot-hole trenches were excavated within Pond 114, spread across 10,575 acre area. Although there is good spatial distribution of these trenches, the rate of one trench per 1,500 acres, there is some potential that the investigation method did not adequately characterize all variability in brine chemistry. The location of these pot-hole trenches in Pond 114 is shown in Figure 7-7 (Source: SRK 2020).

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1202000
1211000
1220000
1229000
Legend
Brine Sample Locations
N
Miles
0
0.25
0.5
1
1.5
3655000
3646000
3637000
3628000
114TP05
114TP06
114TP04
114TP07
114TP03
114TP02
114TP01

srk consulting

NAD 1983 StatePlane Utah North FIPS 4301 Feet

DESIGN: MH	DRAWN: KM	REVIEWED: MH
SCALE: 1:50,000		DATE: 5/26/2020
FILE: Pond114_26May2020.mxd		

ISSUED FOR: Compass Minerals	REVISION NO.
SRK JOB NO. 395700.6	A

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\Report_26May2020\Pond114_26May2020.mxd Source: Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

Source: SRK 2020
Figure 7-7: Location of Pot-Hole Trenches within Pond 114

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Results from the pot-hole trench sampling included measurements of precipitated halite thickness, brine chemistry (Table 7-3), and aquifer properties (discussed in Section 7.3). The halite ranged in thickness from 5.5 to 8.0 ft at the seven sample locations in Pond 114. The analysis of brine chemistry from Pond 114 resulted in a range of 125 to 328 mg/L for lithium, with an average of 252 mg/L. The average magnesium to lithium ratio for the seven samples was 166:1.
Table 7-3. Halite Thickness and Brine Chemistry from Seven Sample Locations in Pond 114

Location ID	Halite Thickness (ft)	Sample Date	Li (mg/L)	K (mg/L)	Mg (mg/L)	Na (mg/L)	Ratio K : Li	Ratio Mg : Li
114TP01	8.0	3/3/2020	238	18400	41400	63300	77 : 1	174 : 1
114TP02	6.5	3/3/2020	328	26700	50100	51800	81 : 1	153 : 1
114TP03	6.5	3/3/2020	321	25300	50900	52600	79 : 1	159 : 1
114TP04	6.5	3/3/2020	279	23800	46100	52400	85 : 1	165 : 1
114TP05	5.5	3/3/2020	265	23100	43000	46700	87 : 1	162 : 1
114TP06	6.5	3/3/2020	125	12900	23400	89000	103 : 1	187 : 1
114TP07	6.5	3/3/2020	208	17400	38400	68000	84 : 1	185 : 1
Average			252	21100	41900	60500	84 : 1	166 : 1
Source: Compass Minerals Sampling Data

The brine sampling methods within Pond 114 did not allow for vertical discretization of brine variability. Samples are assumed to be full thickness and believed to be a homogenous mix across the total halite thickness.
Overall the samples did display a level of lateral heterogeneity, especially in the northeast of the pond (location 114TP06 & 114TP07)), where an increase in Na is observed, along with a decrease in k, Li, and Mg. It is the QP’s opinion that these values are more representative of pond conditions, than any bias induced by the sampling method.
7.2Exploration Drilling
Exploration drilling activities only apply to salt mass investigations as drilling is not an appropriate method of sample collection from the lake body.
Significant exploration drilling was completed in Pond 1b and Pond 113 in 2018 and 2019, and in Pond 96, Pond 97, and Pond 98 in 2020 to collect both brine samples for analysis, and to characterize hydrogeologic properties of the halite aquifers.
7.2.1Drilling Type and Extent
Drillholes completed within the halite beds of Pond 1b, Pond 96, Pond 97, Pond 98, and Pond 113 were completed via sonic drilling methods (Figure 7-8). Sonic drilling allowed for rapid advancement of the drillholes, halite sample collection for laboratory analysis, and provided access to inter-aquifer brines sampling during drilling. Sonic drilling is an advanced form of drilling which employs the use of high-frequency, resonant energy generated inside the Sonic head to advance a core barrel or casing into subsurface formations. During drilling, the resonant energy is transferred down the drill string to

SEC Technical Report Summary – Lithium Mineral Resource Estimate

the bit face at various Sonic frequencies. It is the preferred drilling method when drilling loose or unconsolidated material, as it minimizes movement of the soil adjacent to the hole and maintains ground conditions over the sampling interval.
A total of 72 sonic drillholes were completed in 2018, with an additional 10 completed in 2019, and 21 completed in 2020 (Table 7-4). The 2019 drillholes were limited to Pond 113 and were primarily drilled adjacent to previous drillholes for confirmatory sampling. Locations of all drillholes are shown in Figure 7-9, 7-10, and Figure 7-11 (SRK, 2019). In the QPs opinion, the drillhole spacing is appropriate for characterization of the brine aquifer.
Source: SRK Consulting (US) Inc.
Figure 7-8: Sonic Drill Rig Operating on the Halite Salt Bed in Pond 113

Table 7-4: Location and Number of Drillholes by Year

Location	Number of Drillholes Completed			Total
	2018	2019	2020
Pond 1b	13	-	-	13
Pond 96	-	-	8	8
Pond 97	-	-	6	6
Pond 98	-	-	7	7
Pond 113	59	10	-	69
Total	72	10	21	103
Source: Compass Minerals Sampling Data

Drillholes were completed with nominal 6-inch sonic drill tooling, with continuous sampling (5.25-inch core diameter). Samples were extracted on 3 ft intervals and provided to the geologist at the rig for lithological logging (Figure 7-12). The major geologic contacts were logged (halite, original sand surface deposits, and underlying clays), which form the basis of mapped thicknesses. As necessary, geologic samples were collected for laboratory analysis.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1409000
1418000
1427000
3619000
3610000
1BSP10
1BSP11
1BSP12
1BSP13
1BSP6
1BSP7
1BSP8
1BSP9
1BSP3
1BSP4
1BSP5
1BSP1
1BSP2
Legend
Drillhole with ID
N
Miles
0
0.25
0.5
1

srk consulting

NAD 1983 StatePlane Utah North FIPS 4301 Feet

DESIGN: MH	DRAWN: KM	REVIEWED: MH
SCALE: 1:30,000		DATE: 5/26/2020
FILE: Pond1B_26May2020.mxd		

ISSUED FOR: Compass Minerals	REVISION NO.
SRK JOB NO. 395700.6	A

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\Report_26May2020\Pond1B_26May2020.mxd Source: DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

Source: SRK Consulting (US) Inc.
Figure 7-9: Location of Sonic Drillholes Completed in Pond 1b in 2018

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1427000
1436000
3655000
3646000
3637000
98SP01
98SP02
98SP07
98SP03
98SP06
98SP04
98SP05
97SP06
97SP01
97SP02
97SP05
97SP03
97SP04
96SP05
96SP04
96SP06
96SP03
96SP07
96SP02
96SP08
96SP01
Legend
Drillhole with ID
Pond
N
Miles
0 0.25 0.5 1

Compass Minerals	srk consulting	**DRILL HOLE LOCATIONS FOR PONDS 96, 97 AND 98**
	NAD 1983 StatePlane Utah North FIPS 4301 Feet	
	DESIGN: MH; DRAWN: KM; REVIEWED: MH	ISSUED FOR: **Compass Minerals**
	SCALE: 1:32,000; DATE: 10/13/2020	REVISION NO. **A**
	FILE: Pond96-98_8Oct2020.mxd	SRK JOB NO. **395700.600**

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\S-K1300Report_Oct2020\Pond96-98_8Oct2020.mxd

Source: SRK Consulting (US) Inc.
Figure 7-10: Location of Sonic Drillholes Completed in Pond 96, Pond 97, and Pond 98 in 2020

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1220000
1229000
1238000
1247000
1256000
3646000
3637000
3628000
3619000
3610000
SP-01
SP-02
SP-03
SP-04
SP-06
SP-07
SP-08
SP-10
SP-12
SP-14
SP-13
SP-11
SP-15
SP-89
SP-16
SP-18
SP-19
SP-21
SP-20
SP-22
SP-24
SP-26
SP-27
SP-28
SP-29
SP-83
SP-84
SP-30
SP-31
SP-85
SP-87
SP-88
SP-33
SP-35
SP-36
SP-66
SP-32
SP-38
SP-39
SP-41
SP-43
SP-34
SP-86
SP-37
SP-45
SP-46
SP-47
SP-48
SP-49
SP-40
SP-42
SP-51
SP-50
SP-58
SP-59
SP-60
SP-67
SP-73
SP-74
SP-75
SP-76
SP-77
SP-79
SP-80
SP-81
SP-82
Legend
Boreholes with ID
N
Miles
0 0.25 0.5 1 1.5 2 2.5

srk consulting

NAD 1983 StatePlane Utah North FIPS 4301 Feet

DESIGN:	MH	DRAWN:	KM	REVIEWED:	MH
SCALE:	1:65,000			DATE:	5/26/2020
FILE:	Pond113_26May2020.mxd				

ISSUED FOR:	Compass Minerals	REVISION NO.
SRK JOB NO.	395700.6	A

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\Report_26May2020\Pond113_26May2020.mxd
Source: Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

Source: SRK Consulting (US) Inc.
Figure 7-11: Location of Sonic Drillholes Completed in Pond 113 in 2018 and 2019

SEC Technical Report Summary – Lithium Mineral Resource Estimate

The brine samples were collected by retracting the drill string to expose open halite formation. A clean length of polypropylene tubing was then inserted to the depth of the exposed interval for sampling. A peristaltic pump was utilized to pull brine from the interval to the surface. Prior to sample collection, two gallons of brine was purged from the drillhole prior to sampling, to ensure a representative sample was collected.
Source: Compass Minerals
Figure 7-12: Sonic Drill Continuous Sample Showing Base of Salt and Transition to Sand at Bottom of Right Sample Sleeve

7.2.2Drilling, Sampling, or Recovery Factors
Core recovery with the sonic tooling was excellent and near 100% in every drillhole completed. The brine sampling methodology was designed to assess the homogenous full thickness sample of the brine aquifer within the accumulated halite. The SONIC Drilling methodology was appropriate for this sampling design as the drilling process introduces no drilling or process water.
7.2.3Drilling Results and Interpretation
Results from the drilling included measurements of precipitated halite thickness, brine chemistry (Table 7-5, Figure 7-4, Figure 7-5, Figure 7-6, and Table 7-9), and aquifer properties (discussed in Section 7.3).

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 7-5. Halite Thickness and Brine Chemistry from Locations in Pond 1b

Location ID	Halite Thickness (ft)	Sample Date	Li (mg/L)	K (mg/L)	Mg (mg/L)	Na (mg/L)	Ratio K : Li	Ratio Mg : Li
1BSP1	6.0	9/9/2018	245	19000	49000	13500	78 : 1	200 : 1
1BSP2	6.5	9/9/2018	361	20000	64500	15300	55 : 1	179 : 1
1BSP3	6.0	9/9/2018	310	23000	56500	22200	74 : 1	182 : 1
1BSP4	6.0	9/9/2018	300	19200	53900	13200	64 : 1	180 : 1
1BSP5	5.0	9/9/2018	272	20200	53100	15100	74 : 1	195 : 1
1BSP6	6.0	9/9/2018	363	22100	59300	18500	74 : 1	199 : 1
1BSP7	6.0	9/9/2018	401	21400	62600	15600	60 : 1	174 : 1
1BSP8	6.0	9/9/2018	359	27100	75300	20300	68 : 1	188 : 1
1BSP9	6.0	9/9/2018	298	19800	64800	15200	55 : 1	179 : 1
1BPS10	6.0	9/10/2018	273	20900	52800	17100	77 : 1	193 : 1
1BSP11	6.0	9/10/2018	326	18300	66200	15200	56 : 1	203 : 1
1BSP12	6.0	9/10/2018	335	19700	65300	15200	59 : 1	195 : 1
1BSP13	6.0	9/10/2018	292	20500	59000	19300	70 : 1	202 : 1
Average			318	20900	60200	16600	66 : 1	190 : 1
Source: Compass Minerals Sampling Data

Table 7-6. Halite Thickness and Brine Chemistry from Locations in Pond 96

Location ID	Halite Thickness (ft)	Sample Date	Li (mg/L)	K (mg/L)	Mg (mg/L)	Na (mg/L)	Ratio K : Li	Ratio Mg : Li
96SP01	8.5		214	23200	39600	41700	108 : 1	185 : 1
96SP02	8.5		222	22900	40400	40600	103 : 1	182 : 1
96SP03	6.5		232	23700	44500	41800	102 : 1	192 : 1
96SP04	7.8		215	23400	43100	40700	109 : 1	200 : 1
96SP05	7.8		220	22600	42600	40400	103 : 1	194 : 1
96SP06	8.5		211	21700	39500	41700	103 : 1	187 : 1
96SP07	8.0		204	21900	39300	45600	107 : 1	193 : 1
96SP08	9.0		190	21800	37000	45800	115 : 1	195 : 1
Average			214	22650	40750	42288	106 : 1	191 : 1
Source: Compass Minerals Sampling Data

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 7-7. Halite Thickness and Brine Chemistry from Locations in Pond 97

Location ID	Halite Thickness (ft)	Sample Date	Li (mg/L)	K (mg/L)	Mg (mg/L)	Na (mg/L)	Ratio K : Li	Ratio Mg : Li
97SP01	8.5		210	23400	40900	42400	111 : 1	195 : 1
97SP02	8.5		203	21900	38500	41700	108 : 1	190 : 1
97SP03	9.5		222	27800	41300	45300	125 : 1	186 : 1
97SP04	8.0		198	21700	37100	51500	110 : 1	187 : 1
97SP05	8.7		217	22700	39000	47300	105 : 1	180 : 1
97SP06	9.5		219	22800	41500	40900	104 : 1	190 : 1
Average			212	23383	39717	44850	111 : 1	188 : 1
Source: Compass Minerals Sampling Data

Table 7-8. Halite Thickness and Brine Chemistry from Locations in Pond 98

Location ID	Halite Thickness (ft)	Sample Date	Li (mg/L)	K (mg/L)	Mg (mg/L)	Na (mg/L)	Ratio K : Li	Ratio Mg : Li
98SP01	9.0		212	23300	39700	45300	110 : 1	187 : 1
98SP02	9.0		227	22900	41400	43500	101 : 1	182 : 1
98SP03	9.5		223	22200	39600	42500	100 : 1	178 : 1
98SP04	9.5		216	22000	38400	45600	102 : 1	178 : 1
98SP05	9.25		224	22500	39400	45100	100 : 1	176 : 1
98SP06	9.25		217	25000	41500	43900	115 : 1	191 : 1
98SP07	9.5		230	22600	39900	43000	98 : 1	173 : 1
Average:			221	22929	39986	44129	104 : 1	181 : 1
Source: Compass Minerals Sampling Data

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 7-9. Halite Thickness and Brine Chemistry from Locations in Pond 113

Location ID	Halite Thickness (ft)	Sample Date	Li (mg/L)	K (mg/L)	Mg (mg/L)	Na (mg/L)	Ratio K : Li	Ratio Mg : Li
SP01	8.0	9/7/2020	162	19700	33000	76100	122 : 1	204 : 1
SP02	10.0	9/7/2020	150	17800	29700	77500	119 : 1	198 : 1
SP03	9.0	9/7/2020	181	21000	35700	69600	116 : 1	197 : 1
SP04	7.0	9/6/2020	171	19500	33300	77700	114 : 1	195 : 1
SP06	8.5	9/7/2020	168	20300	34800	75400	121 : 1	207 : 1
SP07	10.5	9/6/2020	168	19900	33800	78600	118 : 1	201 : 1
SP08	11.0	9/6/2020	158	18600	32100	77400	118 : 1	203 : 1
SP10	8.0	9/5/2020	135	16200	27100	75700	120 : 1	201 : 1
SP11	11.5	9/6/2020	193	19300	38100	75700	100 : 1	197 : 1
SP12	8.0	9/5/2020	169	18100	34400	60900	107 : 1	204 : 1
SP13	11.0	9/6/2020	178	18300	35500	80400	103 : 1	197 : 1
SP14	10.0	9/5/2020	177	17600	35000	60200	99 : 1	198 : 1
SP15	11.0	9/6/2020	166	18400	32500	72700	111 : 1	196 : 1
SP16	8.0	9/4/2020	159	18000	31900	81900	113 : 1	201 : 1
SP18	8.0	9/4/2020	165	18900	33300	76600	115 : 1	202 : 1
SP19	9.0	9/4/2020	197	20200	39000	62000	103 : 1	198 : 1
SP20	12.0	9/4/2020	225	19800	45000	55400	88 : 1	200 : 1
SP21	14.5	9/4/2020	215	20100	42500	63600	93 : 1	198 : 1
SP22	11.0	9/4/2020	165	19700	33200	72400	119 : 1	201 : 1
SP24	8.0	9/5/2020	188	19500	39800	74100	104 : 1	212 : 1
SP26	9.0	9/1/2018	173	17100	34300	56600	99 : 1	198 : 1
SP27	12.0	9/1/2018	186	18300	37400	61300	98 : 1	201 : 1
SP28	15.0	9/1/2018	233	22000	46500	68800	94 : 1	200 : 1
SP29	13.0	9/1/2018	233	22000	46500	68800	94 : 1	200 : 1
SP30	11.0	9/2/2020	169	17700	34400	62600	105 : 1	204 : 1
SP31	11.0	9/2/2020	165	16900	32900	60300	102 : 1	199 : 1
SP32	12.0	9/2/2020	232	21800	46700	30500	94 : 1	201 : 1
SP33	8.5	9/5/2020	188	19500	41700	54400	104 : 1	222 : 1

SEC Technical Report Summary – Lithium Mineral Resource Estimate

SP34	12.0	9/3/2020	229	22600	45700	54500	99 : 1	200 : 1
SP35	9.0	8/30/2018	311	32700	60700	67800	105 : 1	195 : 1
SP36	11.0	8/30/2018	179	17900	38500	54200	100 : 1	215 : 1
SP37	8.5	9/2/2020	200	30000	46500	62300	150 : 1	233 : 1
SP38	12.0	9/2/2020	186	18000	38000	51400	97 : 1	204 : 1
SP39	9.0	9/2/2020	186	18000	38000	51400	97 : 1	204 : 1
SP40	9.0	9/3/2020	183	22700	44700	50400	124 : 1	244 : 1
SP41	10.0	9/3/2020	213	23800	43600	54800	112 : 1	205 : 1
SP42	9.5	9/3/2020	232	25500	48700	50400	110 : 1	210 : 1
SP43	10.0	9/3/2020	235	25300	45300	61800	108 : 1	193 : 1
SP45	9.0	8/30/2018	272	30700	55700	65500	113 : 1	205 : 1
SP46	9.5	8/31/2018	364	38700	77200	80300	106 : 1	212 : 1
SP47	9.5	8/31/2018	182	17800	40300	38600	98 : 1	221 : 1
SP48	11.0	8/31/2018	233	23900	47000	43900	103 : 1	202 : 1
SP49	11.0	8/31/2018	205	20200	41200	55700	99 : 1	201 : 1
SP50	12.0	9/1/2018	189	20800	36900	55600	110 : 1	195 : 1
SP51	13.0	9/3/2020	212	20900	42000	57200	99 : 1	198 : 1
SP58	8.0	8/30/2018	208	23500	48800	41900	113 : 1	235 : 1
SP59	8.5	8/31/2018	219	23300	51500	44600	106 : 1	235 : 1
SP60	9.5	8/31/2018	211	23400	46300	43600	111 : 1	219 : 1
SP66	10.0	8/30/2018	269	26400	56900	69200	98 : 1	212 : 1
SP67	8.0	8/29/2018	241	26000	53700	48500	108 : 1	223 : 1
SP73	7.5	8/30/2018	189	23200	44400	44600	123 : 1	233 : 1
SP74	8.0	8/29/2018	194	23000	43900	40800	119 : 1	226 : 1
SP75	8.0	8/29/2018	243	28600	56000	48300	118 : 1	230 : 1
SP76	9.0	8/29/2018	256	28000	54500	48600	109 : 1	213 :1
SP77	10.0	8/29/2018	207	24800	42100	41600	120 : 1	203 : 1
SP79	8.5	8/29/2018	280	34300	58800	60000	123 : 1	210 : 1
SP80	7.5	8/29/2018	242	31800	54500	62200	131 : 1	225 : 1
SP81	9.5	8/28/2018	182	21200	37100	72000	116 : 1	204 : 1
SP82	8.0	8/28/2018	172	22000	34300	61200	116 : 1	199 : 1

SEC Technical Report Summary – Lithium Mineral Resource Estimate

SP83	15.0	7/15/2019	218	17900	36700	64100	82 : 1	168 : 1
SP84	15.0	7/16/2019	288	22500	47800	74000	78 : 1	166 : 1
SP85	15.5	7/16/2019	243	20200	40700	59300	83 : 1	167 : 1
SP86	14.0	7/16/2019	229	19500	38400	58300	85 : 1	168 : 1
SP87	11.0	7/16/2019	210	18400	36100	61300	88 : 1	172 : 1
SP88	12.0	7/16/2019	208	19600	35800	63800	94 : 1	172 : 1
SP89	12.0	7/16/2019	215	18200	36500	65700	85 : 1	170 : 1
SP90	UNK	7/17/2019	256	22200	45200	46400	87 : 1	177 : 1
Average			206	21800	41900	61400	106 : 1	203 : 1
Source: Compass Minerals Sampling Data

7.3Hydrogeology
The QP did not evaluate subsurface brines when considering the mineral resource estimate for the Great Salt Lake. Therefore, as the resource estimate for the lake focuses on the surface water body only, evaluation and discussion of hydrogeology herein only applies to the properties of the salt masses within certain evaporation ponds lying above naturally occurring water bearing strata.
7.3.1Relative Brine Release Capacity
Samples from Pond 96, Pond 98, Pond 113 and Pond 114 were submitted for Relative Brine Release Capacity (“RBRC”) testing at Daniel B. Stephens & Associates Inc. (“DBS&A”) Soil Testing and Research Laboratory in Albuquerque, New Mexico, a third-party geotechnical laboratory with no relationship to Compass Minerals. RBRC testing follows Stormont et al. (2011); this testing is widely adopted across the brine exploration and production industry and has results analogous to specific yield (Sy). Three (3) samples from Pond 96, two (2) samples from Pond 98, sixteen (16) samples from across Pond 113, and two (2) samples from Pond 114, were submitted to DBS&A for RBRC testing. With all samples representing typical salt mass aggregate material. Samples were disturbed at the time of sampling and repacked to enable completion of the test. The samples were saturated with a brine having a density between 1.17 and 1.22 grams per cubic centimeter (g/cm3) to emulate in situ conditions. Table 7-10 provides RBRC data for Pond 96 and Pond 98, with Table 7-11 providing the RBRC statistical summary. Table 7-12 provides RBRC data for Pond 113 and Pond 114, with Table 7-13 providing the RBRC statistical summary.
Table 7-10. RBRC Test Data for Pond 96 and Pond 98 Halite Aquifer Sediments

Pond	Sample Location	Saturated Volumetric Brine Content (% cm3/cm3)	Relative Brine Release Capacity (% cm3/cm3)
Pond 96	96SP02	41.7	28.5
	96SP06	38.0	31.2
	96SP05	37.5	31.3
Pond 98	98SP02	35.2	27.4
	98SP06	39.2	33.3
Source: Compass Minerals Sampling Data

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 7-11: RBRC Test Statistics for Pond 96 and Pond 98

Location	Number of Samples	Saturated Volumetric Brine Content (% cm3/cm3)			Relative Brine Release Capacity (% cm3/cm3)
		Minimum	Maximum	Geomean	Minimum	Maximum	Geomean
Pond 113	3	37.5	41.7	39.0	28.5	31.3	30.3
Pond 114	2	35.2	39.2	37.2	27.4	33.3	30.2
All Samples	5	35.2	41.7	38.3	27.4	31.3	30.3
Source: Compass Minerals Sampling Data

Table 7-12. RBRC Test Data for Pond 113 and Pond 114 Halite Aquifer Sediments

Pond	Sample Location	Saturated Volumetric Brine Content (% cm3/cm3)	Relative Brine Release Capacity (% cm3/cm3)
Pond 113	SP02	42.1	34.0
	SP14	48.1	37.9
	SP19	46.8	38.3
	SP20	46.3	39.1
	SP27	34.1	20.6
	SP30	37.9	29.3
	SP33	38.5	26.3
	SP34	36.1	28.7
	SP37	45.3	41.6
	SP38	44.6	38.1
	SP46	37.9	26.0
	SP51	42.8	34.2
	SP58	38.3	26.7
	SP60	43.0	31.4
	SP66	40.7	33.7
	SP76	48.4	36.6
Pond 114	114TP04	41.3	30.9
	114TP07	46.8	41.0
Source: Compass Minerals Sampling Data

Table 7-13: RBRC Test Statistics for Pond 113 and Pond 114

Location	Number of Samples	Saturated Volumetric Brine Content (% cm3/cm3)			Relative Brine Release Capacity (% cm3/cm3)
		Minimum	Maximum	Geomean	Minimum	Maximum	Geomean
Pond 113	16	34.1	48.4	41.7	20.6	41.6	32.1
Pond 114	2	41.3	46.8	44.0	30.9	41.0	35.6
All Samples	18	34.1	48.8	42.0	20.6	41.6	32.5
Source: Compass Minerals Sampling Data

The distribution of the RBRC values within Pond 113 demonstrates a plateau shape with the limited data available, with no significant outliers to the dataset (Source: Compass Minerals Sampling Data
Figure 7-13). Therefore, the geomean of this data at 32.1% appears to be an accurate representation of the data population and suggests an average Sy value for the salt mass aquifer

SEC Technical Report Summary – Lithium Mineral Resource Estimate

within Pond 113. Additionally, the saturated volumetric brine content measured by DBS&A closely matches the in-field bulk density measurements completed in 2014. The effects of repacking the samples for testing are believed to be minimal but likely had some impact on the measured values. The number of data points within Pond 114, is not sufficient for analysis of the value distribution; however, the data do fall within the range of values within the larger Pond 113 dataset.

6
5
4
3
2
1
0
Frequency of Value
[20, 25]
(25, 30]
(30, 35]
(35, 40]
(40, 45]
Relative Brine Release Capacity (% cm3/cm3)

Source: Compass Minerals Sampling Data
Figure 7-13: Histogram of RBRC Data; 18 Total Samples Analyzed by DBS&A

The data from Pond 96 and Pond 98 were also not sufficient for analysis of value distribution; however, the data do fall within the low to mid-range values from Pond 113. Based on review solely of RBRC data it would appear that Pond 96 and Pond 98 have a slightly lower average saturated volumetric brine content and relative brine release capacity than was demonstrated in Pond 113 and Pond 114. The same can also be inferred for Pond 97 due to the similar age and operating history to Pond 96 and Pond 98.
7.3.2Hydraulic Testing of Pond 96 and Pond 98 Halite Aquifer
In 2020, single well, short-term pumping tests were completed at two locations within Pond 96 and one location within Pond 98. These tests were completed in shallow 6-inch drillholes completed through the salt mass and into the upper portion of the underlying clayey sands. A 2-inch diameter PVC screen was installed at these locations to prevent total collapse of the salt and loss of the location. Groundwater levels within both Pond 96 and Pond 98 were at the surface or within 2 inches of the surface and allowed for the use of low-cost trash pumps for brine pumping. Pumping rates during the tests ranged averaged 60 gpm. The pumped brine fluid was discharged a minimum of 100 ft from the pumping well. Pumping rates were measured periodically through each test via bucket

SEC Technical Report Summary – Lithium Mineral Resource Estimate

measurements. Drawdown and recovery were measured by a pressure transducer with a direct read cable for real time monitoring of test progress.
Due to the high hydraulic conductivity of the salt mass, only limited drawdown could be achieved during these short-term tests. Additionally, the limited distance of the discharge allowed for the test to be impacted by the recharge to the system. However, in certain locations, data of sufficient quality was collected to estimate hydraulic parameters of the salt mass aquifer and aid in analyzing these parameters against the RBRC data.
Analysis of the short-term tests was complicated due to the extremely high transmissivity and short duration of pumping. The analyses can be further complicated if the data is dirty with variable pumping rates, on/off pumping, or other complexities within the aquifer response, which need to be dealt with in the analysis. As such, this type of analysis will typically have a range of plus/minus one order of magnitude for hydraulic conductivity and transmissivity. Sy can range by as much as two orders of magnitude, and in some cases can be physically unreasonable. Therefore, the data derived from this testing program will not provide absolute values but rather an indication of hydraulic parameter consistency across the salt mass and for comparison against laboratory testing. Analysis of the raw test data was completed with AqtesolvPro®, with significant trial and error to address resolve the sometimes-irregular data.
The data presented in Table 7-12 displays the hydraulic value ranges that are characteristic of short-term hydraulic testing in a high transmissivity environment. It is noted that the average hydraulic conductivity of (474 ft/d) and transmissivity (35,473 gpd/ft) are within the range of values seen in test data from Pond 113 (Section 7.3.3). Sy values are high, with both tests resulting in an Sy of 0.5, in QP’s opinion, this value is reasonable for the aquifer hosting sediments and support the high RBRC values derived from laboratory testing.
The results of the short-term hydraulic testing demonstrate the difficulty in assessing the Sy of the halite aquifer due to its high transmissivity and near immediate propagation of recharge into the aquifer. Therefore, analysis of Sy within this system is better suited to more stable test processes that can be completed external to the high transmissivity aquifer dynamics.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 7-14: Summary of 2018 Single Well Pumping Tests

Location	Date	Pumping Duration (min)	Pumping Rate (gpm)	Maximum Drawdown (ft)	K (ft/d)	T (gpd/ft)	Sy	Comments
96SP02	8/20/2020	62	60	0.18	-	-	-	Minimal drawdown. Pump stop/starts. Difficult analysis.
96SP05	8/22/2020	93	60	2.99	226	16,870	0.5	Short pump stoppage early in pumping did not affect analysis of data.
98SP06	8/21/2020	110	60	1.11	722	54,076	0.5	Clean data for analysis.
Average					474	35,473	0.5
Source: Compass Minerals Sampling Data

SEC Technical Report Summary – Lithium Mineral Resource Estimate

7.3.3    Hydraulic Testing of the Pond 113 Halite Aquifer
2014 Long-Term Aquifer Test
Gerhart Cole Inc. completed a long-term aquifer test in the southwest corner of Pond 113 in November 2014. The pumping test was confined to the precipitated salt bed layer, which at that time was approximately 6.5 feet (ft) thick in the location of the test. The pumping well was constructed by excavating a pit and installing a 24-inch Advanced Drainage Systems (“ADS”) drainpipe perforated in the field. Four monitoring piezometers were placed radially at distances of 13, 56, 59, and 106 ft from the pumping well. A 24-hour aquifer test was completed at a near constant pumping rate of 215 gallons per minute (gpm), with a discharge set up approximately 1,000 ft from the pumping well to limit potential recycling of pumped water during the test.
Analysis of the test data was completed with varying methods to confirm aquifer parameters. The results of the test indicated a hydraulic conductivity (K) of 13,000 gallons per day per square foot (gpd/ft2) (~1,740 feet per day (ft/d)), transmissivity of (T) of 87,000 gallons per day per foot (gpd/ft), and a storage coefficient of 0.19 (dimensionless) (Billings, 2014). These hydraulic parameters are consistent with a clean, coarse sand to fine gravel aquifer (Driscoll, 1986).
Additionally, bulk density testing of the salt mass was completed as part of the same 2014 data collection program. Dry bulk densities were measured in the field and utilized to estimate open pore space (total porosity) within the salt mass at 30% to 55% (Billings, 2014).
In review of this test data, the provided test geometry, pumping rates, and measured drawdowns were utilized to calculate Sy measured during this test. Sy was calculated utilizing Ramsahoye and Lang (1961), where Equation 1 defines the volume of dewatered material within the cone of depression that has reached equilibrium in shape:
    (1)
Where:
V = the volume of dewatered material in cubic feet
Q = the discharge rate of the pumped well in gallons per day (gpd)
r = the horizontal distance from the axis of the pumped well to a point on the cone of depression in ft
s = the drawdown at distance r in ft
T = the coefficient of transmissibility of the aquifer in gpd/ft
Utilizing this calculated volume of the dewatered material within the cone of depression and the known extracted volume of groundwater, Equation 2 can be used to determine Sy:
    (2)
Where:
Q = the average discharge rate of the pumped well in gpd
t = the time since pumping began in days
V = the volume of dewatered material determined from Equation 1 in cubic feet (ft3)

SEC Technical Report Summary – Lithium Mineral Resource Estimate

It should be noted that Equation 2 assumes that the duration of pumping is sufficient to impart the greatest cone of depression (i.e., stress to the aquifer) without that groundwater withdrawal being affected by recharge.
Utilizing Equations 1 and 2, Sy was calculated from the 2014 aquifer test data. The calculation resulted in a V of 82,772 ft3 and a Sy of 0.50. Although this Sy value is within the range of measured total porosity (30% to 55%) in 2014, it is likely on the high side when considering the relationship between total porosity and Sy (Equation 3):
Total Porosity (Pt) = Specific Retention (Sr) + Sy    (3)
Based on the measured total porosity, and the known very high hydraulic conductivity (1,740 ft/d) attributable to the unique textural uniformity of the salt mass, it could be assumed that there was some amount of aquifer recharge during the 24-hour pump test even with the pump discharge set at a distance of 1,000 ft from the pumping well. As such, the calculated Sy could be significantly overestimated.
2018 Single Well Hydraulic Testing
In 2018, single well, short-term pumping tests were completed at 11 locations within Pond 113. These tests were completed in shallow 6-inch drillholes completed through the salt mass and into the upper portion of the underlying clayey sands. A 2-inch diameter PVC screen was installed at these locations to prevent total collapse of the salt and loss of the location. Groundwater levels within Pond 113 were at the surface or within 2 inches of the surface and allowed for the use of low-cost trash pumps for brine pumping. Pumping rates during the tests ranged from 3.5 to 60 gpm, with significant variability due to on/off pumping and salt encrustation within the pump. The pumped brine fluid was discharged a minimum of 100 ft from the pumping well. Pumping rates were measured periodically through each test via bucket measurements, with associated uncertainties in accuracy as pumping rates increased. Drawdown and recovery were measured by a pressure transducer with a direct read cable for real time monitoring of test progress.
Due to the high hydraulic conductivity of the salt mass, only limited drawdown could be achieved during these short-term tests. Additionally, the limited distance of the discharge allowed for the test to be impacted by the recharge to the system. However, in certain locations, data of sufficient quality was collected to estimate hydraulic parameters of the salt mass aquifer and aid in analyzing the consistency of these parameters across the large extent of Pond 113.
Analysis of the short-term tests was complicated due to the extremely high transmissivity, low pumping rates, and short duration of pumping. The analyses can be further complicated if the data is dirty with variable pumping rates, on/off pumping, or other complexities within the aquifer response, which need to be dealt with in the analysis. As such, this type of analysis will typically have a range of plus/minus one order of magnitude for hydraulic conductivity and transmissivity. Sy can range by as much as two orders of magnitude, and in some cases can be physically unreasonable. Therefore, the data derived from this testing program will not provide absolute values but rather an indication of hydraulic parameter consistency across the salt mass. Analysis of the raw test data was completed with AqtesolvPro®, with significant trial and error to address resolve the sometimes-irregular data.
The data presented in Table 7-15 displays the hydraulic value ranges that are characteristic of short-term hydraulic testing in a high transmissivity environment. It is noted that the geomean for hydraulic

SEC Technical Report Summary – Lithium Mineral Resource Estimate

conductivity (1,163 ft/d) and transmissivity (73,403 gpd/ft) match well to the parameters derived from the 2014 long-term pumping test, demonstrating the overall consistent hydraulic characteristics of the salt mass within Pond 113. Sy values vary highly, from 0.001 to 0.5, with the geomean of 0.012, in Compass Minerals’ opinion, are reasonable for the aquifer hosting sediments.
The results of both the long-term aquifer test and short-term hydraulic testing demonstrate the difficulty in assessing the Sy of the halite aquifer due to its high transmissivity and near immediate propagation of recharge into the aquifer. Therefore, analysis of Sy within this system is better suited to more stable test processes that can be completed external to the high transmissivity aquifer dynamics.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 7-15: Summary of 2018 Single Well Pumping Tests

Location	Date	Pumping Duration (min)	Pumping Rate (gpm)	Maximum Drawdown (ft)	K (ft/d)	T (gpd/ft)	Sy	Comments
SP-02	12/30/2018	65	5 to 18	0.20	2,818	210,927	0.001	Multiple pumps used, Variable pumping rates. Analysis of recovery data only, questionable analysis result.
SP-14	11/3/2018	93	26 to 30	0.65	-	-	-	Logarithmic data recording missed all the data inflection points. No analysis
SP-16	1/2/2019	93	6 to 18	0.45	-	-	-	Multiple pump stoppages, and highly variable pumping rate. Difficult analysis.
SP-19	11/4/2018	74	28 to 30	0.67	883	66,100	0.013	Clean data for analysis.
SP-20	11/3/2018	120	30	0.83	1,748	130,837	0.001	Pump switching off/on during recovery; difficult/questionable analysis.
SP-30	11/4/2018	66	0 to 30	0.50	1,174	87,874	-	Multiple pump stoppages, analyzed as a slug test.
SP-29	9/3/2018	30	3.5 to 3.7	0.10	596	44,640	0.13	Clean data for analysis.
SP-37	9/3/2018	50	3.8	0.03	-	-	-	Pump died after 50 min, insufficient drawdown. No analysis.
SP-46	11/9/2018	27	0 to 60	3.49	763	14,528	0.05	Multiple pump stoppages. Pump intake not deep enough. Utilized average pumping rate.
SP-50	9/3/2018	51	3.5 to 3.8	0.19	2,646	198,053	0.5	Limited drawdown, difficult/questionable analysis
	12/29/2018	55	<15 to 18	-	-	-	-	Multiple pumps used, Variable pumping rates. Transducer moved during pumping. Data unusable.
SP-51	11/8/2018	6	0 to 30	-	-	-	-	Pumping problems. No analysis.
	12/29/2018	62	18	0.71	547	40,935.001		Clean data for analysis. Well shows some level of increasing development during pumping.
Minimum					547	14,528.001
Maximum					2,818	210,927.5
Geomean					1,163	73,403	0.012
Source: Compass Minerals Sampling Data

SEC Technical Report Summary – Lithium Mineral Resource Estimate

7.3.4    Halite Aquifer Hydrogeology Summary
The salt mass that comprises the halite aquifer across all ponds characterized is best described as a well sorted, angular, gravelly sand to fine gravel. The various testing programs have demonstrated the salt mass to have high porosity and very high hydraulic conductivity and transmissivity.
The available data points for Sy include the following:
•Analysis of the 24-hour pumping test completed in 2014 indicated a Sy of 0.50.
•Analysis of seven short-term pumping tests within Pond 113 during 2018 with a geomean Sy of 0.012 and a range of 0.001 to 0.5.
•Analysis of one short term pumping test within Pond 96, and on test within Pond 998, both of which resulted in a Sy of 0.5.
•RBRC testing of 16 samples from Pond 113 produced a geomean of 32.2% and a range of 20.6% to 41.6%.
•RBRC testing completed in Pond 114 (2 tests), falls within the range of RBRC data collected from Pond 113 (16 tests) demonstrating consistent parameters for similar materials in different ponds.
•RBRC testing completed in Pond 96 and Pond 98 falls within the range of data from Pond 113 and Pond 114, but with a slightly lower geomean of 30.3%.
Furthermore, previous research by the USGS has described gravelly sands and fine gravels as having a Sy of 0.20 to 0.35 (USGS, 1967), in the QP’s opinion the salt mass crystal sediments likely fall in the high end of that range based on measured porosity and average grain size.
Consequently, the holistic review of available Sy data for the salt mass suggest the following:
•The Sy calculated from the 24-hour pumping test are unrealistically high, an indication that the test was likely affected by the pumping test discharge as it entered back into the aquifer at a distance that was not sufficient to preclude impacts of recharge.
•The Sy values as determined from the short-term aquifer tests were highly variable, with the average being unrealistically low. The inconclusiveness of this data is due to the high hydraulic conductivity and transmissivity of the salt mass, the lack of sufficient stress (pumping rate) applied by the test, and relatively noisy data associated with on/off pumping and variable pumping rates.
•The RBRC testing fits closely with expected values for the aquifer sediments.
Review of the available data indicate that a Sy of 0.32 should be utilized for calculating dissolved mineral resources for the aquifer residing in the salt mass of Pond 113 and Pond 114, while a Sy value of 0.30 should be used for Pond 96 and Pond 98. These values were derived from resource-specific sediments through a peer reviewed and industry accepted analytical methods. Although this value was not directly confirmed through the in-field testing programs, the consistent high hydraulic conductivity and transmissivity throughout the salt mass of Pond 113, with similar values derived from testing in Pond 96, Pond 98 and Pond 114, validate the use of a relatively high Sy values for the halite aquifers.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

7.4    Geotechnical Data, Testing and Analysis
A brine-based resource does not require any significant geotechnical data, testing or analysis to estimate mineral resources.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

8Sample Preparation, Analysis and Security
In the QP’s opinion, the sample preparation, sample security, and analytical procedures utilized by Compass Minerals all follow industry standards with no noted issues that would suggest inadequacy in any areas. Because review of sampling conducted by the UGS yielded generally consistent results and was supported by the more recent Compass Minerals sampling programs, it is the QP’s opinion, this data also is reliable and reasonable to utilize for the purpose of a mineral resource estimate.
8.1Pond Sampling
Brine samples and halite samples for RBRC testing were collected rig side by Compass Minerals personnel. Samples were labeled, packaged, and sealed on site, and transported back to the GSL Facility for storage on a daily basis. Once each sampling program was completed, samples were shipped to laboratories for testing.
Brine samples from the Pond 1b, Pond 96, Pond 97, Pond 98, Pond 113, and Pond 114 halite aquifers were analyzed for a suite of dissolved metals, including lithium, and density by Brooks Applied Labs in Bothell, Washington. Brine samples for metals were preserved with 2% nitric acid (HNO3) and 1% hydrochloric acid (HCl). All samples were digested in a closed vessel and placed in an oven and heated overnight. Trace metals were analyzed using inductively coupled plasma triple quadrupole mass spectrometry (ICP-QQQ-MS) (EPA method 1368 Mod).
A subset of samples from Pond 113 for dissolved metals was submitted to Chemtech-Ford Laboratories in Sandy, Utah for verification testing (see Section 9).
Analysis of anions in the brine was completed on brine by ACZ Laboratories in Steamboat Springs, Colorado. These analyses included alkalinity as CaCO3, bicarbonate as CaCO3, carbonate as CaCO3, hydroxide as CaCO3, total alkalinity, chloride, and sulfate. The alkalinity testing was completed following EPA method SM2320B-Titration, chloride analysis was completed following EPA method SM4500Cl-E, and sulfate analyzed with EPA method D516-02/-07-turbidmetric.
All three laboratories are independent of Compass Minerals and are accredited analytical laboratories under the National Environmental Laboratory Accreditation Program (“NELAP”).
8.2GSL Sampling
Several laboratories have been used over the time period to conduct the water sampling analysis for the GSL. All sampling has been conducted at commercial laboratories which are independent of Compass Minerals. Sampling has been completed over time for the following major ions:
•Sodium – NA+ (g/L)
•Magnesium – Mg+ (g/L)
•Potassium – K+ (g/L)
•Calcium – Ca+2 (g/L)
•Chloride – Cl- (g/L)
•Sulfate – SO4-2 (g/L)
With occasional sampling at various periods for Lithium (ppm) and Boron (ppm).

SEC Technical Report Summary – Lithium Mineral Resource Estimate

A list of the historical laboratories and procedures used is shown in taken from (Strum 1986) is shown Table 8-1. The QP notes from review of the historical reports that it was concluded that the UGMS information was of a lower quality. The QP has not used this information during the current estimate and therefore it not considered material.
Table 8-1: Summary of laboratories used by UGS during historical sampling programs
Source: Strum (1986)

The Compass Minerals sampling analysis has been completed using two independent commercial laboratories using Brooks Applied Laboratory of Bothell, Washington and IEH Analytical Laboratories in Seattle, Washington for Boron, Calcium, Potassium, Lithium, Magnesium and Sodium, and ACZ Laboratory in Steamboat Springs, Colorado IEH Analytical Laboratories in Seattle, Washington, for Bicarbonate as CaCO, Carbonate as CaCO3, Chloride, Hydroxide as CaCO3, Sulfate and total Alkalinity.
8.3Quality Control Procedures/Quality Assurance
Laboratory quality control at both Brooks Applied Labs, IEH Analytical Laboratories, and ACZ Laboratories followed industry standard practices. No issues were noted in the review of laboratory analysis results, or Quality Assurance/Quality Control (“QA/QC”) data in support of the completed analyses at either laboratory.
During the 2020 and 2021 GSL Sampling programs Compass Minerals has included independent QA/QC samples for analysis which were in the form of field duplicates and blanks, and submitted as part of the routine sample stream. A total of 6 blanks and 12 duplicates have been submitted during this period with results of the submission are discussed below.
8.3.1Blanks
A total of 6 samples, which represents 6.8% of the submissions, has been included in the result for the Brooks Applied laboratory analysis are shown in Table 8-2. The results show one of the 6 samples has reported elevated results but in the opinion of the QP these values are within acceptable limits and do not suggest any contamination issues at the laboratory.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 8-2: Blank submissions to Brooks Applied Labs for Compass Minerals GSL submissions

	Date	Sample / Depth	Brooks Applied Labs (mg/L)
			Boron	Calcium	Potassium	Lithium	Magnesium	Sodium
Field Blanks	4/2/2021	FieldBlank1	0.009	0.212	0.576	0.005	0.990	10.3
	4/2/2021	FieldBlank2	0.006	0.176	0.551	0.005	0.893	10.1
	4/2/2021	FieldBlank3	0.012	0.211	0.600	0.006	1.070	10.8
	4/18/2021	FieldBlank3	0.021	0.296	2.710	0.021	4.510	32.5
	5/9/2021	FieldBlank5	0.010	0.240	1.050	0.009	1.710	13.5
	5/9/2021	FieldBlank6	0.007	0.177	0.553	0.005	0.908	7.1
Source: Compass Minerals Sampling Data

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: Compass Sampling Data
Figure 8-1: Blank submissions to Brooks Applied Labs for Compass Minerals GSL submissions
8.3.2Field Duplicates
A total of 12 field duplicates have been taken during the period which accounts for 13.6% of the total submissions. The results indicate a strong correlation between the original and field duplicates with the R2 values typically greater than 0.9, which is deemed acceptable. The Calcium results display the poorest correlation (R2=0.67) which is impacted by one high grade outlier. A comparison of the mean grades for the original and duplicates show the means are within ± 2% with the exception of the

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Calcium which reported a difference of 5.4% (duplicate higher). Overall it is the QP’s opinion that the duplicate results indicate an acceptable level of precision at the laboratory.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 8-3: Duplicate submissions to Brooks Applied Labs for Compass Minerals GSL submissions

				Original						Duplicate
	Date	Sample / Depth	GSL Elevation	Boron	Calcium	Potassium	Lithium	Magnesium	Sodium	Boron	Calcium	Potassium	Lithium	Magnesium	Sodium
RD-2 Deep	5/9/2021	RD-2 14'	4,192.1	46.3	316	7,150	54.6	10,700	94,100	44.6	324	6,950	53.3	10,500	91,000
RD-2 Intermediate	4/18/2021	RD-2 9'	4,192.2	55.1	395	8,540	65.3	13,200	117,000	54.2	401	7,810	67.3	12,200	102,000
LVG-4 Deep	5/9/2021	LVG-4 15'	4,192.1	46.3	334	7,190	55.5	10,900	93,300	45.2	321	7,040	54.3	10,700	91,000
LVG-4 Intermediate	4/2/2021	LVG-4 10'	4,192.2	56.4	461	8,960	67.3	13,900	115,000	58.7	626	9,160	71.4	14,400	118,000
LVG-4 Intermediate	4/18/2021	LVG-4 10'	4,192.2	55.5	429	8,430	69.6	13,000	107,000	53.0	371	8,100	62.2	12,700	105,000
FB-2 Deep	5/9/2021	FB-2 22'	4,192.6	28.8	294	4,310	34.8	6,780	57,700	31.3	306	4,800	37.9	7,510	63,500

				48.1	371.5	7,430.0	57.9	11,413.3	97,350.0	47.8	391.5	7,310.0	57.7	11,335.0	95,083.3
										-0.5%	5.4%	-1.6%	-0.2%	-0.7%	-2.3%
Source: Compass Minerals Sampling Data

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: Compass Minerals Sampling Data
Figure 8-2: Duplicate Submissions to Brooks Applied Labs for Compass Minerals GSL Submissions

SEC Technical Report Summary – Lithium Mineral Resource Estimate

9Data Verification
There are no limitations on the review, analysis, and verification of the data supporting mineral resource estimates within this TRS.
It is the opinion of the QP that the geologic, chemical, and hydrogeologic data presented in this TRS are of appropriate quality and meet industry standards for data adequacy for mineral resource estimation.
9.1Data Verification Procedures GSL
The qualified person has reviewed historical databases and documentation produced by the UGS on the sampling process and procedures within the GSL. Validation steps for the GSL database included comparison of sample pairs between sampling points on the same date (discussed in Section 0), to ensure major fluctuations were not noted within the UGS database, which reported strong correlations between all paired data.
Compass Minerals conducted an independent sampling program from using four of the same sampling locations. The Compass Minerals sampling procedures follow a similar process to the UGS and are considered comparable. One limitation on providing a direct comparison of results is due to a time component related to fluctuations in the water levels, the average values of the sampling are consistent with the results reported from the UGS. The latest Compass Minerals sampling has been supported by a QA/QC program which reported satisfactory results for both the field duplicates and field blanks.
It is the QP’s opinion that the results from the UGS and Compass Minerals database are valid to be used within the current mineral resource estimate for the GSL.
9.2Data Verification Procedures Ponds
The QP reviewed the data collection procedures, sample security and chain of custody, and laboratory assay data and corresponding QA/QC procedures for both chemical analysis samples, and aquifer parameter samples of the halite material. Where necessary the QP referred to original data to verify numeric entry into the project database developed by Compass Minerals.
The QP reviewed the data results from the work of each laboratory. Overall, the data quality is appropriate. In the QP’s opinion, there are no notable discrepancies or variances in duplicate samples in the analyses completed. Source: Compass Minerals Sampling Data
Figure 9-1 plots the lithium concentrations where duplicate samples were available with results from both Brooks Applied Labs and Chemtech-Ford Laboratories for Pond 113. Note that Chemtech-Ford Laboratories results are generally similar or higher for almost all samples. This is likely due to small differences in dilution methodology between laboratories for analysis of samples with extremely high dissolved solids content which can serve to increase noticeable differences in overall base standards of the CP-[QQQ-]MS methods. The sample data from Brooks Applied Labs is generally a more conservative value, and contain data for all sample locations, therefore the data from Brooks Applied Labs are used for mineral resource estimation purposes within this report to address any uncertainty.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: Compass Minerals Sampling Data
Figure 9-1: Comparison of Lithium Assay Values for Brooks Applied Labs and Chemtech-Ford Laboratories, for Analysis of Lithium in Brine

SEC Technical Report Summary – Lithium Mineral Resource Estimate

10Mineral Processing and Metallurgical Testing
Compass Minerals has conducted bench-top and pilot scale mineral processing and metallurgical testing to evaluate the efficacy of lithium extraction from GSL brine as a coproduct to existing production of other Salts.  Four technologies were initially evaluated, with two technologies advanced to pilot-scale stage.  The evaluations included both onsite and offsite testing of selective adsorption and ion exchange direct lithium extraction (“DLE”) technologies. Both testing programs were successful in the extraction of lithium from different host brines within Compass Minerals’ pond process, including ambient North Arm brine, interstitial brine, and magnesium chloride brines, with successful rejection of magnesium.   While the field testing and data analysis of the initial pilot testing programs are complete, advanced data analysis is ongoing in support of more advanced onsite pilot testing design.  Therefore, the DLE testing program data is not reported in this TRS.
Based on a qualitative review of process technology (e.g., selective adsorption and ion exchange) for extraction of lithium from similar brines with low lithium and high impurity (applicable for magnesium, calcium, boron, and other ions), such technology has advanced rapidly in recent years. This is evidenced by the successful commercial economic extraction of lithium from similar low lithium concentration / high magnesium brines from salt lakes in China and development of extraction technology for other relatively low concentration / high impurity brines such as those found at geothermal power plants and oil fields. Based on the QP’s knowledge of existing studies and projects, DLE technology, including selective absorption, membrane filtration and solvent extraction, has been successful in extracting lithium and rejecting magnesium impurities of up to 500:1 magnesium to lithium source brine at existing commercial production operations in China.
The Lanxess Group and Standard Lithium Ltd. are in advanced pilot testing stages of assessing oil-field brine using DLE technology in the Smackover Formation in Arkansas. Standard Lithium has also issued a Preliminary Economic Assessment (“PEA”) and a 43-101 compliant resource estimate for its Smackover Formation Project in Arkansas. While brines derived from the Smackover Formation have relatively low magnesium and boron concentrations, concentrations of calcium and sodium are higher than GSL brines, and DLE is technology is necessary to extract lithium from source brine (Standard Lithium, 2019).
With an average magnesium to lithium ratio in ambient GSL brines sampled and described in this TRS of 238:1, in the QP’s opinion, it is likely and reasonable that Compass Minerals will utilize a similar method of extraction (e.g. selective adsorption) as a key component of its flow sheet for separation of lithium from impurities. Selective adsorption technology for lithium extraction and separation from impurities has been in commercial use in Argentina for decades and some of the aforementioned Chinese operations also utilize this technology commercially. However, it still is relatively uncommon in comparison to traditional lithium processing (based on removal of impurities through evaporation and chemical precipitation) and therefore is still a novel technology in the QP’s opinion.
Continued development of an appropriate method for extraction of lithium from the resources described in this TRS is critical to the ability to economically extract the lithium, but in the opinion of the QP, there is a reasonable probability to do so based on the methods used by existing Chinese operations and the ongoing development of similar technologies at numerous other lithium brine sources.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

11Mineral Resource Estimate
The following outlines lithium mineral resource estimates for the GSL, halite aquifers in Pond 1b, Pond 113, and Pond 114.
11.1Great Salt Lake
11.1.1Key Assumptions and Parameters
Prospects for Economic Extraction
Spot prices for LCE support the development of lithium from the brine derived from the Great Salt Lake and interstitial brine. According to an article dated June 16, 2021, Narrowing Gap Between Spot, Contract Lithium Prices, Underlines Supply Tightness and Price Evolution, battery grade 99.5% LCE was priced at $13,500-$14,500 per tonne on May 26 (Fastmarkets, 2021). Benchmark Mineral intelligence LCE spot price for May 21, 2021 was $14,200/tonne as well (Piedmont Lithium, 2021). Review or spot prices over a five year run (from 2016 to present), LCE spot prices troughed at $7,500/tonne in 2020, but market projections of expected tightness in supply-demand for LCE has caused a recent increase in spot prices for LCE since January 2021 (Fastmarkets, 2021, Piedmont Lithium, 2021).
As described in Section 10, DLE is a new technology that has enabled the development of lower concentration lithium brine sources as well as enabling the extraction of lithium from high magnesium brines. While DLE is a new technology, it is in use at Livent Corporation’s operation in Hombre Muerto, Argentina (Livent Corporation, 2018). According to Livent Corporation’s 2018 prospectus, the cost of all-in LCE production at its Hombre Muerto operation was below $4,000/tonne. Also, according to Standard Lithium’s June 2019 Preliminary Economic Analysis for its Smackover Project in Arkansas, calculated all-in costs in accordance with 43-101 reporting requirements for the production of LCE was $4,319/tonne brine (Standard Lithium, 2019).
The QP believes that there are reasonable parallels to the possible means of lithium extraction from the brines of the Great Salt Lake to Standard Lithium’s operating model. The brines of the Great Salt Lake are extracted from the lake and are in current production at the Ogden Plant for the production of SOP, magnesium chloride, and sodium chloride, similar to Standard Lithium’s operating model that extracts lithium from oilfield brines that have already been extracted. As ion concentrations, including lithium, increase by design during Compass Minerals’ three-year pond concentration process, it is expected that lithium would be extracted at one or more points along the existing pond concentration process, and thus costs incurred from the extraction and concentration of brines from the Great Salt Lake are already borne by existing production. Therefore, it is the QP’s opinion based on demonstrated and projected costs for the production of LCE using DLE technology, relative to current LCE spot pricing as well as spot pricing over the past five years, development of lithium from the brine derived from the Great Salt Lake and interstitial brine has reasonable prospects for economic extraction.
Compass Minerals has developed the resource estimate for the Great Salt Lake following logic utilized to support prior estimates of resources and reserves for potassium (potassium as SOP), magnesium (magnesium as MgCl2), and sodium (sodium as NaCl) (SRK, 2017).

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Resource estimation for a body of water is significantly different than a typical mining operation that exploits rocks in a static state. As a surface body of water, the Great Salt Lake is dynamic and exhibits unique characteristics which must be addressed when evaluating the lake as a mineral resource:
•While the dissolved mineral load is generally fixed, freshwater inflows of surface and groundwater contribute minor amounts of active mineral loading. This is offset to a certain extent by current mineral extraction activities on the lake that deplete the dissolved mineral content of the lake.
•Rising and falling lake levels drive significant changes in brine volume. As seen in Figure 7-1 and Figure 7-4, the volume change between the recent historical low lake elevation (4,189 feet in 2016) and the recent historical high elevation (4,212 feet in 1986 and 1987) is several multiples. With a largely fixed dissolved mineral content in any year, an increase in water volume decreases the concentration (grade) of the contained minerals and conversely, a decrease in water volume increases the concentration (grade) of the contained minerals. Given the exponential increase or decrease in volume related to elevation shown in this figure, the impact to concentration can more than double (or more than cut in half) concentration levels.
•Changes in the concentration of dissolved minerals can cause some ions to reach saturation and begin precipitating from solution (i.e., deposited on the bed of the lake). This is primarily relevant to sodium ions.
Because there is significant variability in lake levels and associated impacts to the dissolved mineral concentration (and content), for the purposes of the resource estimate, Compass Minerals has estimated the mineral load in the lake and then applied a static lake level and calculated the lithium concentration at that lake level based on the mineral load. In the QP’s opinion, this is reasonable due to the following:
•Although concentration of dissolved minerals changes dramatically, the total contained mineral content, which is reported in the resource estimate is largely fixed (precipitation of minerals is addressed in the next point), and
•Sodium is the only ion that reaches saturation in the Great Salt Lake and therefore natural precipitation or dissolution of lithium with changing lake levels is likely limited. An evaluation of mineral content in salt crust formed in the North Arm of the lake in 2016 confirmed the precipitate was almost exclusively halite (UGS, 2016).
With these considerations in mind, a mineral resource estimate has been developed for lithium in the Great Salt Lake as a potential resource base for the Operation.
The presence of the railway causeway discussed in Section 6.1.2 effectively splits the Great Salt Lake into two water bodies that are hydraulically connected, but maintain different physical parameters (e.g. dissolved mineral concentration). Because of this, Compass Minerals has estimated and reported the lithium resources in the North Arm and South Arm of the Great Salt Lake independently. However, as the North and South Arms are hydraulically connected, even though Compass Minerals exclusively extracts brine from the North Arm of the lake, the South Arm resource

SEC Technical Report Summary – Lithium Mineral Resource Estimate

recharges the North Arm and therefore is part of the resource base available to Compass Minerals at the Ogden Plant.
As previously mentioned, there is ongoing recharge of the ions present in the Great Salt Lake brine from the surface and groundwater inflows to the lake. In addition, there has been significant mineral extraction that has occurred on the lake from the Ogden Plant as well as Cargill Salt, Morton Salt and US Magnesium, which has depleted the mineral content in the lake. While lithium has generally not been targeted for extraction from these facilities, lithium has still likely been depleted to a certain extent from these activities (for example Compass Minerals’ magnesium chloride product contains material quantities of lithium). However, when evaluating calculated lithium mass loading over time (after the West Desert pumping project that ended in 1989 – see Section 7.1.1), there is no discernable trend of either depletion or loading (see Figure 11-5 and Figure 11-6). Therefore, in the QP’s opinion, it is reasonable to utilize all lithium sample data post June 30, 1989 to support an estimate of lithium resource in the Great Salt Lake.
11.1.2Data Validation
Validation of the resource estimate begins with the long history of sample data (approximately 30 years post West Desert pumping) and the consistency of data over that period. There is volatility in the data, but that volatility has been in a consistent range and the calculated relative standard error is in the range of 4% and relative standard deviation in the range of 14% (Table 11-1). Although the number of dates lithium was sampled over this period is modest (15 in the South Arm and 13 in the North Arm), data for other ions show similar volatility with much more extensive sample data (for example potassium data at AS2 over the same period, covering 66 sample events, has a relative standard deviation of 13% and standard error of approximately 2%.
Further, when comparing results from individual sample sites in both the North and South Arms, the results are consistent between the sites at any point in time. To quantify the differential between the sites the samples on dates that stations were sampled on the same date and results can be directly compared. There are 10 dates over the post West Desert period of sampling where the two North Arm stations were sampled on the same date. When comparing this data, on average, results from LVG4 and RD2 varied by 1% for lithium. Eight of the ten samples had a differential of less than 4% and the maximum differential is approximately 8% (Source: Compass Minerals
Figure 11-1). As an additional point of comparison / validation, Compass Minerals has intake sample data from pump PS114 (pond intake data) which also is sourced from the North Arm of the lake. This pump data is reflective of actual inflow to the Ogden operation’s ponds. Intake data is available on the same date as the lake sampling data on September 4, 2020. On this date, the PS114 intake sample concentration is within 5% of the average of the LVG4/RD2 sample data.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: Compass Minerals
Figure 11-1: North Arm Same Day Sample Data Comparison

In the South Arm, AS2 versus FB2 showed similar results with 1% differential on average between nine dates with same day samples. The max differential is higher at 18% (in June 1995), but the remainder are 8% or below with more than half (six) having a differential below 3% (Source: Compass Minerals
Figure 11-2).
Source: Compass Minerals
Figure 11-2: South Arm Same Day Sample Data Comparison

Based on these comparisons, in the QP’s opinion, the data consistency and comparability between sample stations is reliable.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

11.1.3Resource Estimate
Given the long history of data available regarding water level and brine chemistry for the Great Salt Lake, Compass Minerals utilized the time series of data to estimate the total dissolved ion load for lithium in the lake for each point of sampling data. This is possible as there are water level readings associated with every sample collected and there is a water level / lake brine level relationship table that has been published by USGS (see Section 7.1.1). The total dissolved lithium mass load for each sample site on each sample date can therefore be estimated by multiplying the average measured lithium concentration (utilizing a simple average across the full depth of the lake) by the lake brine volume on that date, based on the recorded water level.
The results of this analysis are shown for four of the five sample sites (note site AC3 in the South Arm has a single data point so a time series is not possible for this site) in Figure 11-3 and Figure 11-4.
Source: Compass Minerals
Figure 11-3: Calculated Lithium Mass Loading, Individual Sites, Great Salt Lake North Arm

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: Compass Minerals
Figure 11-4: Calculated Lithium Mass Loading, Individual Sites, Great Salt Lake South Arm

Compass Minerals has also consolidated the data into a single chart for each of the North and South Arms, taking the average of all sites in each arm if sampled on the same day or using the single site sample result if only one site was sampled. This data is presented in Figure 11-5 and Figure 11-6.
Source: Compass Minerals
Figure 11-5: Calculated Lithium Mass Loading, Combined Sites, Great Salt Lake North Arm

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: Compass Minerals
Figure 11-6: Calculated Lithium Mass Loading, Combined Sites, Great Salt Lake South Arm

As noted in Section 11.1.1, the QP’s interpretation of this data is that there is not an established trend of mass load increase (driven by new mineral addition from surface / groundwater inflow) or decrease (driven by mineral extraction activities). The data is volatile but historic and recent data remains within the same range with a simple linear trend line in the North Arm showing no slope. The South Arm has a slight positive slope. However, in the QP’s opinion, this slope is too minor to suggest any strong trend and a review of the data indicates it is likely driven by volatility inherent in the data more than any defined change in mineral loading.
As there is no established trend over time in mineral load, to try to reduce the impact of volatility in the loading data, the QP utilized an average of all dates samples were collected to reflect the most likely lithium mass load in the lake. The summary statistics, as generated by Microsoft Excel are provided in Table 11-1 and a box-whisker plot of this data is presented in Figure 11-7.
Table 11-1: Great Salt Lake Lithium Mass Load Statistics

Statistic	South Arm	North Arm

Mean	233,453	252,906
Standard Error	8,964	10,591
Relative Standard Error	4%	4%
Median	243,012	241,582
Standard Deviation	34,716	38,185
Relative Standard Deviation	14%	16%
Range	114,744	110,938
Minimum	170,040	195,881
Maximum	284,784	306,819
Count (Sample Dates)	15	13
Source: Compass Minerals

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source: Compass Minerals
Figure 11-7: Consolidated Lithium Mass Load Data

For the purpose of the resource estimate, Compass Minerals utilized the mean of the data for both the South and North Arms of the lake to estimate the lithium resource mass, averaged to the nearest 10,000 tons (to reflect the accuracy of the estimate). This results in a lithium resource of 250,000 tons (as lithium) in the North Arm and 230,000 tons (as lithium) in the South Arm.
Concentration is variable and dependent upon lake elevation. Utilizing a fixed 250,000 tons of lithium in the North Arm and 230,000 tons of lithium in the South Arm, resultant lithium concentrations at a range of lake elevations is presented in Table 11-2. Notably, the lake elevation in the South Arm is higher than in the North Arm due to inflows primarily entering the South Arm and higher evaporation rates in the North Arm with restricted flow between the two arms limiting the lake’s ability to balance. This differential can range from 0.1 foot to more than three feet with an average of around one foot differential.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 11-2: Great Salt Lake Lithium Resource Concentration at Varying Lake Elevation.

Surface Elevation (ft)	S. Arm Volume (acre-feet)	S. Arm Concentration (mg/l Li)	N. Arm Volume (acre-feet)	N. Arm Concentration (mg/l Li)
4190	4,982,206	34	2,770,610	66
4191	5,354,231	32	2,994,695	61
4192	5,737,330	29	3,227,200	57
4193	6,131,058	28	3,468,716	53
4194	6,540,431	26	3,722,180	49
4195	7,024,900	24	3,990,369	46
4196	7,492,800	23	4,280,622	43
4197	8,000,900	21	4,592,312	40
4198	8,549,200	20	4,925,583	37
4199	9,137,800	19	5,280,252	35
4200	9,766,600	17	5,656,176	33
Source: Compass Minerals

For the purpose of reporting a lithium concentration on the resource statement, Compass Minerals utilized the average of the past 10 years of water elevation data reported by the USGS at USGS 10010100 Saline (North Arm) and USGS 10010000 Saltair Boat Harbor (South Arm). This results in a water level of 4,194.4 ft for the South Arm and 4,193.5 ft for the North Arm.
11.1.4Cutoff Grade Estimate
Due to the dynamic nature of the Great Salt Lake, other than some gradation at depth, the concentration of lithium in the lake is largely homogenous in each of the North and South Arms of the lake (i.e. mixing of the lake is generally effective within each arm). Further, changes in lake surface elevation driven by the balance of inflows and evaporation can significantly change the average concentration of lithium in the lake (see Table 11-2). Finally, the use of solar evaporation ponds at the Ogden operation effectively increases the concentration of lithium in the brine with minimal expenditure (this concentration process is already established to extract potassium, sodium and magnesium from the lake with lithium concentrations in the final processing stages of the current operation averaging greater than 1,000 mg/l). Therefore, in the QP’s opinion, a cutoff grade, such as would typically be used at a hard rock mining operation, establishing the difference between ore and waste, is not applicable to the potential extraction of lithium from the Great Salt Lake and has not been applied in this instance.
As no cutoff grade has been applied to the resource, no lithium price has been applied to this resource estimate. Compass Minerals is evaluating the potential to produce lithium from the Great Salt Lake as a coproduct to its production of other minerals (most significant being potassium as sulfate of potash). However, the extraction of lithium from the existing process brine will have a cost to it and while this should not be represented as a cutoff grade on the mineral resource for the reasons noted above, there still will be a lithium price that represents an economic breakeven for the production of lithium. At this stage of development though, Compass Minerals is working on evaluating process technologies most applicable to the extraction of lithium and has not yet quantified the operating cost for extraction. While the QP opines that there is a reasonable prospect

SEC Technical Report Summary – Lithium Mineral Resource Estimate

of economic extraction of lithium from the Great Salt Lake based on a qualified analysis of similar lithium operations (see Section 10), at this stage of development the threshold economic lithium price specific to the Great Salt Lake cannot be reasonably quantified.
11.1.5Uncertainty
Key points of uncertainty in the lithium resource estimate for the Great Salt Lake include the following:
•Interactions between surface and subsurface brines in the lake basin: the resource estimate only considers surface brine in the estimate and has not attempted to evaluate or model the presence or interaction of subsurface brine, even though it almost certainly has an impact on the surface brine. This is hypothesized by the QP to largely be driven by net outflow from surface to subsurface during periods of rising lake levels and net inflows from subsurface to surface during periods of falling lake levels.
•Fresh water inflows and mineral depletion from the Great Salt Lake: the mineral resource estimate reflects a static snapshot of the lithium mineral content in the Great Salt Lake. However, the lake is a dynamic system and freshwater inflows contain trace mineral levels that continue to add loading to the lake. Mineral extraction activities conversely are continually depleting the mineral resource basis. Net depletion / addition of dissolved lithium has assumed to be immaterial and with no net trend in the data established. However, given the volatility of the overall data, it is possible there is a net trend (either positive or negative) that has not been captured.
•Efficiency of mixing in the Great Salt Lake: the mineral resource estimate accounts for minor changes in resource concentration over the vertical column of brine by averaging multiple sample data points across the vertical water column. However, the estimate effectively assumes that the lateral concentration of dissolved minerals in the lake is homogenous and relies on a small number of sample stations to reflect the overall concentration of dissolved mineral in the lake. From comparison of data from those sample stations, the QP believes this is a reasonable assumption (see Section 0), although there is still a small amount of variability in the data.
•Bathymetric data: there are two relatively recent bathymetric surveys of the Great Salt Lake and a comparison of these two data sets show limited variability of 1-2% typical at each elevation and 5% maximum (see Section 7.1.1). However, dissolution / precipitation of halite in the North Arm (where sodium can reach saturation at times) could impact bathymetry. Further, the resolution of the bathymetric data (0.5 foot) is lower than the water level data resolution (0.1) and while bathymetry data can be interpolated between reported values, this adds uncertainty.
11.1.6Resource Classification and Criteria
Mineral resource classification is typically a subjective concept, and industry best practices suggest that resource classification should consider the confidence in the geological continuity of the modelled mineralization, the quality and quantity of exploration data supporting the estimates, and the geostatistical confidence in the estimates. Appropriate classification criteria should aim at integrating these concepts to delineate regular areas at a similar resource classification.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

The QP is satisfied that the hydrological/chemical model for the Great Salt Lake honors the current hydrological and chemical information and knowledge. The mineral resource model is informed from brine sampling data spanning almost 30 years and relatively recent bathymetry data. Continuity of the resource is not a concern as the lake is a visible, continuous body.
The primary criteria considered for classification consists of confidence in chemical results, accuracy of bathymetric data, dynamic interaction of surface and subsurface brines, and representativeness of a relatively small areal extent of samples for the entire lake volume. In the QP’s opinion, the confidence in continuity and volume of the lake is very good based on the visible nature and relative ease of measuring volumes (notwithstanding the uncertainty noted in bathymetry data above). However, the QP also opines that three sample locations in the South Arm and two sample locations in the North Arm are a relatively small number of locations, even with largely consistent chemical concentrations in the North and South Arm from mixing (USGS 2016). Further, the impact of surface/subsurface brine interactions adds material uncertainty. These factors are likely the major drivers in the volatility seen in the calculated mass load over time (see Figure 11-3 and Figure 11-4). This volatility is quantified though with a relative standard deviation between 14% (South Arm) and 16% (North Arm) and calculated standard error of approximately 4% for both data sets. In the QP’s opinion, this level of quantified variability, combined with a qualitative evaluation of points of uncertainty reasonably reflect a classification of indicated for the Great Salt Lake.
11.1.7Mineral Resource Statement – Great Salt Lake
In the QP’s opinion, the mineral resources were estimated in conformity with CRIRSCO Guidelines. The resource statement for the Great Salt Lake, effective June 1, 2021, is presented in Table 11-3.
Table 11-3: Mineral Resource Statement for Great Salt Lake Lithium, Compass Minerals June 1, 2021

Class	Li Concentration (mg/l)	Li (tons)	Li as LCE (tons)	Mg/Li Ratio
North Arm
Measured	-	-	-	-
Indicated	51	250,000	1,330,750	238
M&I	51	250,000	1,330,750	238
South Arm
Measured	-	-	-	-
Indicated	25	230,000	1,224,290	247
M&I	25	230,000	1,224,290	247
Combined Great Salt Lake
Measured	-	-	-	-
Indicated	39	480,000	2,555,040	242
M&I	39	480,000	2,555,040	242

SEC Technical Report Summary – Lithium Mineral Resource Estimate

(1)Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserve upon application of modifying factors.
(2)Mineral resources are reported as in situ for the Great Salt Lake with no restrictions such as recovery or environmental limitations.
(3)Individual items may not equal sums due to rounding.
(4)The mineral resource estimate does not utilize an economic cutoff grade. This is due to the lake concentration being variable dependent upon lake surface elevation and the use of solar concentration ponds to increase lithium concentration in the process to levels appropriate for lithium processing. As no lithium cutoff grade has been applied, the resource estimate does not assume an effective lithium sales price.
(5)Lithium to lithium carbonate equivalent (LCE) uses a factor of 5.323 tons LCE per ton Li
(6)Reported lithium concentration assumes an indicative lake level of 4,194.4 ft in the South Arm and 4,193.5 ft in the North Arm
(7)Mineral resources in the Great Salt Lake are controlled by the State of Utah. Compass Minerals’ ability to extract resources from the lake are dependent upon a range of leases and rights, including lakebed leases (allowing development of pond facilities) and water rights (allowing extraction of brine from the lake). The water rights most directly control Compass Minerals’ ability to extract brine from the lake and Compass Minerals currently has right to extract 156,000 acre-feet per annum from the North Arm of the lake and 205,000 acre-feet per annum of brine from the South Arm. Compass Minerals currently utilizes its North Arm water rights to support existing mineral production at its GSL Facility. It does not currently utilize its South Arm water rights.
(8)Compass Minerals does not have exclusive access to mineral resources in the lake and other existing operations, including those run by US Magnesium, Morton Salt and Cargill also extract dissolved mineral from the lake (all in the South Arm).
(9)Joe Havasi is the QP responsible for the mineral resources.

In the QP’s opinion, key points of risk associated with the lithium estimate for the Great Salt Lake include the following:
•Data uncertainty: the Great Salt Lake lithium resource has been classified as indicated to account for this uncertainty (see Section 11.1.5). However, the mineral resources may still be affected by further sampling work such as water sampling or sonar testing (for bathymetry) and future data collection may result in increases or decreases in subsequent mineral resource estimates.
•Future lake surface elevation levels: lake levels are driven by climatic factors as well as alternative usage of fresh water flows that currently drain into the lake. High lake levels put operational infrastructure at risk and dilute lithium concentrations. Low lake levels can benefit the operation with higher concentrations, but can also impact Compass Minerals’ ability to extract brine if the levels are too low.

11.2Evaporation Ponds
11.2.1 Key Assumptions, Parameters, and Methods Used
The mineral resource estimates for (Pond 1b, Pond 113, Pond 114, Pond, 96, Pond 97 and Pond 98) which are detailed below. The QP evaluated the available information for each pond individually. In particular, brine chemistry and halite aquifer properties were sufficiently different to warrant that the resource estimate for each pond utilize different parameters. These parameters are identified within the discussion of the mineral resource estimate for the halite aquifer in each pond.
All pond mineral resource estimates were completed utilizing basic Voronoi polygonal methods. The lateral extent of each polygon was defined by bisector between drillholes, and the vertical extent of each polygon was defined by the measured halite aquifer stratigraphy. The brine volume for each polygon was determined through analysis of hydrogeologic data that characterized the specific yield of the halite aquifer. The brine assay data for lithium from each drillhole was applied to that polygon for that drillhole. There was no treatment, averaging, or cut-off applied to the brine assay data.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

The basis of the lithium mineral resource estimates is the 2018 and 2019 drillhole data, and 2020 pot-hole trenching data.
Any difference to the key assumptions, parameters and methods utilized in the resource estimates are identified in the following sections.
11.2.2Resource Estimate – Pond 1b
The data supporting a mineral resource for Pond 1b includes the following:
•Thirteen (13) drillholes advanced for continuous samples, lithological logging, and brine sampling
•Brine samples from each of the 13 drill locations analyzed for lithium and other dissolved minerals
•Analysis of both aquifer test data, and laboratory data for RBRC values.
The lithium mineral resources contained within the halite sediments of Pond 1b were calculated through the use of Voronoi Polygons due to the overall homogeneity of the host aquifer sediments, consistency of aquifer thickness, lateral extent of the resource area, and the overall spatial consistency of the lithium concentration in the brine. The centers of the polygons were based on the locations of the 13 drillholes utilized in the analysis, with no drillhole data or assay data excluded from the analysis. Once the boundaries and surface areas of each polygon were defined, a halite sediment thickness was assigned, based on lithologic logging of each drillhole, for total volume calculations.
Brine volumes within each polygon were based on the Sy calculation of 0.32 as described in Sections 7.3.4 of this report. The resultant volume of brine was then assigned a lithium concentration based on the assay value reported for the drillhole associated with each polygon for determination of the total dissolved mineral content. No cut-off value or grade capping was applied to the dataset. Figure 11-8 shows the location and sizes of the Voronoi polygons within Pond 1b and the relative concentration of lithium across the pond. Table 11-4 provides the polygon sizes, volumes, and subsequent lithium resource calculations, and Table 11-5 provides the mineral resource summary.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1409000
1418000
1427000
3619000
3610000
1BSP10
1BSP11
1BSP12
1BSP13
1BSP7
1BSP6
1BSP8
1BSP9
1BSP4
1BSP5
1BSP3
1BSP1
1BSP2
Legend
Li (mg/L)
245 - 275
275 - 300
300 - 325
325 - 350
350 - 401
Drillhole with ID
N
Miles
0
0.25
0.5
1

srk consulting

NAD 1983 StatePlano Utah North FIPS 4301 Feet

DESIGN: MH	DRAWN: KM	REVIEWED: MH
SCALE: 1:30,000		DATE: 4/15/2020
FILE: Pond1B_14Apr2020.mxd		

POND 1B: VORONOI POLYGONS UTILIZED FOR RESOURCE ESTIMATION

ISSUED FOR: Compass Minerals	REVISION NO.
SRK JOB NO. 395700.6	A

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\Pond1B_14Apr2020.mxd Source: Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

Source: SRK Consulting (US) Inc.
Figure 11-8: Voronoi Polygons utilized for Pond 1b Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 11-4: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 1b

Polygon	Li (mg/L)	Salt Thickness (ft)	Area (ft2)	Volume (ft3)	Brine Volume (ft3)	Brine Volume (acre-ft)	Li Resource (tons)
1BSP1	245	6	13,548,203	81,289,219	26,093,839	599	200
1BSP2	361	6.5	11,466,926	74,535,018	23,925,741	549	270
1BSP3	310	6	11,883,323	71,299,939	22,887,280	525	221
1BSP4	300	6	7,259,402	43,556,412	13,981,608	321	131
1BSP5	272	5	8,663,131	43,315,655	13,904,325	319	118
1BSP6	363	6	9,225,596	55,353,576	17,768,498	408	201
1BSP7	401	6	11,029,428	66,176,569	21,242,679	488	266
1BSP8	359	6	8,752,812	52,516,874	16,857,916	387	189
1BSP9	298	6	15,171,183	91,027,097	29,219,698	671	272
1BSP10	273	6	5,824,250	34,945,499	11,217,505	258	96
1BSP11	326	6	2,779,218	16,675,310	5,352,775	123	54
1BSP12	335	6	4,458,213	26,749,276	8,586,518	197	90
1BSP13	292	6	7,462,413	44,774,478	14,372,608	330	131
Source: Compass Minerals

Table 11-5: Inferred Mineral Resources, Pond 1b

Inferred Mineral Resources
Parameter	Pond 1b
Resource area (ft2)	117,524,098
Halite aquifer volume (ft3)	702,214,922
Sy (%)	32
Brine volume (ft3)	224,708,775
Brine volume (acre-ft)	5,159
Mean concentration, weighted (mg/L)	318
Total lithium resource (tons)	2,231
Lithium carbonate equivalent (tons)	11,876
Source: Compass Minerals

Cut-Off Grades Estimates
Due to the dynamic nature of the Great Salt Lake, changes in lake surface elevation driven by the balance of inflows and evaporation can significantly change the average concentration of lithium that feeds the evaporation ponds and ends up in the salt mass in those ponds. Further, the use of these solar evaporation ponds effectively increases the concentration of lithium in the brine with minimal

SEC Technical Report Summary – Lithium Mineral Resource Estimate

expenditure (this concentration process is already established to extract potassium, sodium and magnesium from the lake with lithium concentrations in the final processing stages of the current operation averaging greater than 1,000 mg/l). Therefore, in the QP’s opinion, a cutoff grade, such as would typically be used at a hard rock mining operation, establishing the difference between ore and waste, is not applicable to the potential extraction of lithium from salt masses within its solar evaporation ponds at the Ogden operation and has not been applied in this instance.
As no cutoff grade has been applied to the resource, no lithium price has been applied to this resource estimate. Compass Minerals is evaluating the potential to produce lithium from the Great Salt Lake as a coproduct to its production of other minerals (most significant being potassium as sulfate of potash). However, the extraction of lithium from the existing process brine will have a cost to it and while this should not be represented as a cutoff grade on the mineral resource for the reasons noted above, there still will be a lithium price that represents an economic breakeven for the production of lithium. At this stage of development though, Compass Minerals is working on evaluating process technologies most applicable to the extraction of lithium and has not yet quantified the operating cost for extraction. Therefore, while the QP opines that there is a reasonable prospect of economic extraction of lithium from the Great Salt Lake based on a qualified analysis of similar lithium operations (see Section 10), at this stage of development the threshold economic lithium price cannot be reasonably quantified.
Resource Classification and Criteria
The lithium mineral resources in Pond 1b are classified as inferred. This is due to the consistent aquifer lithology, limited thickness of the aquifer, even spatial distribution of brine chemistry data, lack of pond-specific hydraulic testing and assumption of hydraulic parameters similar to that observed in Pond 113, and containment of the resource in a man-made structure. Although the collected data is of high quality, the lack of pond-specific aquifer parameters justify the resource classification of Pond 1b as inferred.
Uncertainty
Key sources of uncertainty identified by the QP for the Pond 1b lithium mineral resource estimate include the following:
•Assumed homogenization of the brine fluids within the halite aquifer. This sampling assumption potentially biases the brine assay data. Chemo-stratification of the brine could negatively or positively affect the mineral resource estimate.
•The lack of Pond 1b specific aquifer parameters, specifically Sy. The assumption that the Pond 1b halite aquifer has hydraulic parameters similar to Pond 113 and Pond 114 may be incorrect. A difference in the halite aquifer hydraulic parameters in Pond 1b could negatively or positively affect the mineral resource estimate.
These factors impacted the decision to classify the lithium mineral resources of Pond 1b as inferred.
11.2.3Resource Estimate – Pond 96
The data supporting a mineral resource for Pond 96 includes the following:
•Eight (8) drillholes advanced for continuous samples, lithological logging, and brine sampling

SEC Technical Report Summary – Lithium Mineral Resource Estimate

•Brine samples from each of the 8 drill locations analyzed for lithium and other dissolved minerals
•Analysis of both aquifer test data, and laboratory data for RBRC values
The lithium mineral resources contained within the halite sediments of Pond 96 were calculated through the use of Voronoi Polygons due to the overall homogeneity of the host aquifer sediments, consistency of aquifer thickness, lateral extent of the resource area, and the overall spatial consistency of the lithium concentration in the brine. The centers of the polygons were based on the locations of the 8 drillholes utilized in the analysis, with no drillhole data or assay data excluded from the analysis. Once the boundaries and surface areas of each polygon were defined, a halite sediment thickness was assigned, based on lithologic logging of each drillhole, for total volume calculations.
Brine volumes within each polygon were based on the Sy calculation of 0.30 as described in Sections 7.3.4 of this report. The resultant volume of brine was then assigned a lithium concentration based on the assay value reported for the drillhole associated with each polygon for determination of the total dissolved mineral content. No cut-off value or grade capping was applied to the dataset. Figure 11-9 shows the location and sizes of the Voronoi polygons within Pond 96 and the relative concentration of lithium across the pond. Figure 11-3 provides the polygon sizes, volumes, and subsequent lithium resource calculations, and Table 11-5 provides the mineral resource summary.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1436000
3646000
96SP05
96SP04
96SP06
96SP03
96SP07
96SP02
96SP08
96SP01
Legend
Drillhole with ID
Pond
Lithiumppm
190
190 - 205
205 - 215
215 - 220
220 - 225
225 - 232
N
0
0.25
0.5
Miles
Basemap Source: Source: Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS

Compass Minerals

srk consulting

NAD 1983 StatePlane Utah North FIPS 4301 Feet

DESIGN: MH	DRAWN: KM	REVIEWED: MH
SCALE: 1:17,000		DATE: 10/13/2020
FILE: Pond96Voronoi_8Oct2020.mxd		

POND 96: VORONOI POLYGONS UTILIZED FOR RESOURCE ESTIMATION

ISSUED FOR: Compass Minerals	REVISION NO.
SRK JOB NO. 395700.600	A

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\S-K1300Report_Oct2020\Pond96Voronoi_8Oct2020.mxd

Source: SRK Consulting (US) Inc.
Figure 11-9: Voronoi Polygons utilized for Pond 96 Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 11-6: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 96

Polygon	Li (mg/L)	Salt Thickness (ft)	Area (ft2)	Volume (ft3)	Brine Volume (ft3)	Brine Volume (acre-feet)	Li Resource (tons)
96SP01	214	8.5	4,536,278	36,290,225	10,887,067	250	69
96SP02	222	8.5	7,236,970	61,514,242	18,454,273	424	128
96SP03	232	6.5	9,991,005	77,929,836	23,378,951	537	161
96SP04	215	7.8	6,512,463	58,612,171	17,583,651	404	105
96SP05	220	7.8	8,489,592	72,161,532	21,648,460	497	144
96SP06	211	8.5	9,168,889	59,597,779	17,879,334	410	129
98SP07	204	8.0	7,753,930	60,480,652	18,144,196	417	121
98SP08	190	9.0	8,626,664	73,326,647	21,997,994	505	144
Source: Compass Minerals

Table 11-7: Indicated Mineral Resources, Pond 96

Indicated Mineral Resources
Parameter	Pond 96
Resource area (ft2)	62,315,791
Halite aquifer volume (ft3)	499,913,085
Sy (%)	30
Brine volume (ft3)	149,973,926
Brine volume (acre/ft)	3,443
Mean concentration, weighted (mg/L)	214
Total lithium resource (tons)	1,003
Lithium carbonate equivalent (tons)	5,339
Source: Compass Minerals

Cut-Off Grades Estimates
Due to the dynamic nature of the Great Salt Lake, changes in lake surface elevation driven by the balance of inflows and evaporation can significantly change the average concentration of lithium that feeds the evaporation ponds and ends up in the salt mass in those ponds. Further, the use of these solar evaporation ponds effectively increases the concentration of lithium in the brine with minimal expenditure (this concentration process is already established to extract potassium, sodium and magnesium from the lake with lithium concentrations in the final processing stages of the current operation averaging greater than 1,000 mg/l). Therefore, in the QP’s opinion, a cutoff grade, such as would typically be used at a hard rock mining operation, establishing the difference between ore and waste, is not applicable to the potential extraction of lithium from salt masses within its solar evaporation ponds at the Ogden operation and has not been applied in this instance.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

As no cutoff grade has been applied to the resource, no lithium price has been applied to this resource estimate. Compass Minerals is evaluating the potential to produce lithium from the Great Salt Lake as a coproduct to its production of other minerals (most significant being potassium as sulfate of potash). However, the extraction of lithium from the existing process brine will have a cost to it and while this should not be represented as a cutoff grade on the mineral resource for the reasons noted above, there still will be a lithium price that represents an economic breakeven for the production of lithium. At this stage of development though, Compass Minerals is working on evaluating process technologies most applicable to the extraction of lithium and has not yet quantified the operating cost for extraction. Therefore, while the QP opines that there is a reasonable prospect of economic extraction of lithium from the Great Salt Lake based on a qualified analysis of similar lithium operations (see Section 10), at this stage of development the threshold economic lithium price cannot be reasonably quantified.
Resource Classification and Criteria
The lithium mineral resources in Pond 96 are classified as Indicated. This is due to the consistent aquifer lithology and limited thickness, even spatial distribution of brine chemistry data, completion of both field-based and laboratory hydraulic property testing, and containment of the resource within a man-made structure.
Uncertainty
Key sources of uncertainty identified by the QP for the Pond 96 lithium mineral resource estimate include the following:
•Assumed homogenization of the brine fluids within the halite aquifer. This sampling assumption potentially biases the brine assay data. Chemo-stratification of the brine could negatively or positively affect the mineral resource estimate.
These factors impacted the decision to classify the lithium mineral resources of Pond 96 as Indicated.
11.2.4Resource Estimate – Pond 97
The data supporting a mineral resource for Pond 97 includes the following:
•Six (6) drillholes advanced for continuous samples, lithological logging, and brine sampling
•Brine samples from each of the 6 drill locations analyzed for lithium and other dissolved minerals
•Analysis of laboratory data for RBRC values
The lithium mineral resources contained within the halite sediments of Pond 96 were calculated through the use of Voronoi Polygons due to the overall homogeneity of the host aquifer sediments, consistency of aquifer thickness, lateral extent of the resource area, and the overall spatial consistency of the lithium concentration in the brine. The centers of the polygons were based on the locations of the 8 drillholes utilized in the analysis, with no drillhole data or assay data excluded from the analysis. Once the boundaries and surface areas of each polygon were defined, a halite sediment thickness was assigned, based on lithologic logging of each drillhole, for total volume calculations.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Brine volumes within each polygon were based on the Sy calculation of 0.30 as described in Sections 7.3.4 of this report. The resultant volume of brine was then assigned a lithium concentration based on the assay value reported for the drillhole associated with each polygon for determination of the total dissolved mineral content. No cut-off value or grade capping was applied to the dataset.
(Source: SRK Consulting (US) Inc.)
Figure 11-11 shows the location and sizes of the Voronoi polygons within Pond 97 and the relative concentration of lithium across the pond. Table 11-8 provides the polygon sizes, volumes, and subsequent lithium resource calculations, and Table 11-9 provides the mineral resource summary.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1436000
3646000
97SP01
97SP02
97SP03
97SP04
97SP05
97SP06
Legend
Drillhole with ID
Pond
Li (mg/L)
190 - 205
205 - 215
215 - 220
220 - 225
225 - 232
N
Miles
0
0.25
0.5
Basemap Source: Source: Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

Compass Minerals

srk consulting

NAD 1983 StatePlane Utah North FIPS 4301 Feet

DESIGN:	MH	DRAWN:	KM	REVIEWED:	MH
SCALE:	1:17,000			DATE:	10/13/2020
FILE:	Pond97Voronoi_8Oct2020.mxd				

POND 97: VORONOI POLYGONS UTILIZED FOR RESOURCE ESTIMATION

ISSUED FOR:	Compass Minerals	REVISION NO.
SRK JOB NO.	395700.600	A

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\S-K1300Report_Oct2020\Pond97Voronoi_8Oct2020.mxd

Source: SRK Consulting (US) Inc.
Figure 11-10: Voronoi Polygons utilized for Pond 97 Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Source:
Table 11-8: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 97

Polygon	Li (mg/L)	Salt Thickness (ft)	Area (ft2)	Volume (ft3)	Brine Volume (ft3)	Brine Volume (acre-feet)	Li Resource (tons)
97SP01	210	8.5	5,344,499	45,428,245	13,628,473	313	89
97SP02	203	8.5	3,363,745	28,591,828	8,577,549	197	54
97SP03	222	9.5	5,034,945	47,831,973	14,349,592	329	99
97SP04	198	8.0	10,928,056	87,424,448	26,277,334	602	162
97SP05	217	8.7	8,447,583	73,493,970	22,048,191	506	149
97SP06	219	9.5	9,712,576	92,269,473	27,680,842	635	190
Source: Compass Minerals

Table 11-9: Inferred Mineral Resources, Pond 97

Inferred Mineral Resources
Parameter	Pond 97
Resource area (ft2)	42,831,403
Halite aquifer volume (ft3)	375,039,937
Sy (%)	30
Brine volume (ft3)	112,511,981
Brine volume (acre/ft)	2,583
Mean concentration, weighted (mg/L)	212
Total Lithium Resource (tons)	744
Lithium Carbonate Equivalent (tons)	3,961
Source: Compass Minerals

Cut-Off Grades Estimates
Due to the dynamic nature of the Great Salt Lake, changes in lake surface elevation driven by the balance of inflows and evaporation can significantly change the average concentration of lithium that feeds the evaporation ponds and ends up in the salt mass in those ponds. Further, the use of these solar evaporation ponds effectively increases the concentration of lithium in the brine with minimal expenditure (this concentration process is already established to extract potassium, sodium and magnesium from the lake with lithium concentrations in the final processing stages of the current operation averaging greater than 1,000 mg/l). Therefore, in the QP’s opinion, a cutoff grade, such as would typically be used at a hard rock mining operation, establishing the difference between ore and waste, is not applicable to the potential extraction of lithium from salt masses within its solar evaporation ponds at the Ogden operation and has not been applied in this instance.
As no cutoff grade has been applied to the resource, no lithium price has been applied to this resource estimate. Compass Minerals is evaluating the potential to produce lithium from the Great Salt Lake as a coproduct to its production of other minerals (most significant being potassium as

SEC Technical Report Summary – Lithium Mineral Resource Estimate

sulfate of potash). However, the extraction of lithium from the existing process brine will have a cost to it and while this should not be represented as a cutoff grade on the mineral resource for the reasons noted above, there still will be a lithium price that represents an economic breakeven for the production of lithium. At this stage of development though, Compass Minerals is working on evaluating process technologies most applicable to the extraction of lithium and has not yet quantified the operating cost for extraction. Therefore, while the QP opines that there is a reasonable prospect of economic extraction of lithium from the Great Salt Lake based on a qualified analysis of similar lithium operations (see Section 10), at this stage of development the threshold economic lithium price cannot be reasonably quantified.
Resource Classification and Criteria
The lithium mineral resources in Pond 97 are classified as inferred. This is due to the consistent aquifer lithology and limited thickness, even spatial distribution of brine chemistry data, completion of one difficult to analyze pumping tests suggestive of high hydraulic conductivity, and containment of the resource within a man-made structure. The current operation of Pond 96, Pond 97, and Pond 98 as a singular pond drives the inferred classification of the mineral resource in Pond 96 with only limited hydrogeologic characterization.
Uncertainty
Key sources of uncertainty identified by the QP for the Pond 97 lithium mineral resource estimate include the following:
•Assumed homogenization of the brine fluids within the halite aquifer. This sampling assumption potentially biases the brine assay data. Chemo-stratification of the brine could negatively or positively affect the mineral resource estimate.
•There is no pond-specific RBRC data nor complete analysis of in-field hydraulic testing for Pond 97. Therefore, the current operation of Ponds 96, 97, and 98 as one large evaporation pond, was utilized to support the inferred classification of the mineral resource. This association may be incorrect. A difference in the halite aquifer hydraulic parameters in Pond 97 could negatively or positively affect the mineral resource estimate.
These factors impacted the decision to classify the lithium mineral resources of Pond 97 as inferred.
11.2.5Resource Estimate – Pond 98
The data supporting a mineral resource for Pond 98 includes the following:
•Seven (7) drillholes advanced for continuous samples, lithological logging, and brine sampling
•Brine samples from each of the 7 drill locations analyzed for lithium and other dissolved minerals
•Analysis of both aquifer test data, and laboratory data for RBRC values
The lithium mineral resources contained within the halite sediments of Pond 98 were calculated through the use of Voronoi Polygons due to the overall homogeneity of the host aquifer sediments, consistency of aquifer thickness, lateral extent of the resource area, and the overall spatial consistency of the lithium concentration in the brine. The centers of the polygons were based on the

SEC Technical Report Summary – Lithium Mineral Resource Estimate

locations of the 8 drillholes utilized in the analysis, with no drillhole data or assay data excluded from the analysis. Once the boundaries and surface areas of each polygon were defined, a halite sediment thickness was assigned, based on lithologic logging of each drillhole, for total volume calculations.
Brine volumes within each polygon were based on the Sy calculation of 0.30 as described in Sections 7.3.4 of this report. The resultant volume of brine was then assigned a lithium concentration based on the assay value reported for the drillhole associated with each polygon for determination of the total dissolved mineral content. No cut-off value or grade capping was applied to the dataset.

Figure 11-11 shows the location and sizes of the Voronoi polygons within Pond 98 and the relative concentration of lithium across the pond. Table 11-10 provides the polygon sizes, volumes, and subsequent lithium resource calculations, and Table 11-11 provides the mineral resource summary.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1427000
3646000
98SP01
98SP02
98SP03
98SP04
98SP05
98SP06
98SP07
Legend
Drillhole with ID
Pond
Li (mg/L)
190 - 215
215 - 220
220 - 225
225 - 232
N
Miles
0
0.25
0.5

Compass Minerals

srk consulting

NAD 1983 StatePlane Utah North FIPS 4301 Feet

DESIGN: MH	DRAWN: KM	REVIEWED: MH
SCALE: 1:17,000		DATE: 10/13/2020
FILE: Pond98Voronoi_8Oct2020.mxd		

POND 98: VORONOI POLYGONS UTILIZED FOR RESOURCE ESTIMATION

ISSUED FOR: Compass Minerals	REVISION NO. A
SRK JOB NO. 395700.600	

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\S-K1300Report_Oct2020\Pond98Voronoi_8Oct2020.mxd

Source: SRK Consulting (US) Inc.
Figure 11-11: Voronoi Polygons utilized for Pond 98 Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 11-10: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 98

Polygon	Li (mg/L)	Salt Thickness (ft)	Area (ft2)	Volume (ft3)	Brine Volume (ft3)	Brine Volume (acre-feet)	Li Resource (tons)
98SP01	212	9.0	6,329,960	56,969,641	17,090,892	392	114
98SP02	227	9.0	5,181,575	46,634,176	13,990,253	321	99
98SP03	223	9.5	7,638,577	72,566,483	21,769,945	500	151
98SP04	216	9.5	11,026,269	104,749,554	31,424,866	721	212
98SP05	224	9.3	7,778,614	71,952,179	21,585,654	496	151
98SP06	217	9.3	6,256,028	57,868,262	17,360,479	399	118
98SP07	230	9.5	5,513,468	52,377,943	15,713,383	361	112
Source: Compass Minerals

Table 11-11: Indicated Mineral Resources, Pond 98

Indicated Mineral Resources
Parameter	Pond 98
Resource area (ft2)	49,724,491
Halite aquifer volume (ft3)	463,118,237
Sy (%)	30
Brine volume (ft3)	138,935,471
Brine volume (acre/ft)	3,190
Mean concentration, weighted (mg/L)	221
Total lithium resource (tons)	957
Lithium carbonate equivalent (tons)	5,093
Source: Compass Minerals

Cut-Off Grades Estimates
Due to the dynamic nature of the Great Salt Lake, changes in lake surface elevation driven by the balance of inflows and evaporation can significantly change the average concentration of lithium that feeds the evaporation ponds and ends up in the salt mass in those ponds. Further, the use of these solar evaporation ponds effectively increases the concentration of lithium in the brine with minimal expenditure (this concentration process is already established to extract potassium, sodium and magnesium from the lake with lithium concentrations in the final processing stages of the current operation averaging greater than 1,000 mg/l). Therefore, in the QP’s opinion, a cutoff grade, such as would typically be used at a hard rock mining operation, establishing the difference between ore and waste, is not applicable to the potential extraction of lithium from salt masses within its solar evaporation ponds at the Ogden operation and has not been applied in this instance.
As no cutoff grade has been applied to the resource, no lithium price has been applied to this resource estimate. Compass Minerals is evaluating the potential to produce lithium from the Great

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Salt Lake as a coproduct to its production of other minerals (most significant being potassium as sulfate of potash). However, the extraction of lithium from the existing process brine will have a cost to it and while this should not be represented as a cutoff grade on the mineral resource for the reasons noted above, there still will be a lithium price that represents an economic breakeven for the production of lithium. At this stage of development though, Compass Minerals is working on evaluating process technologies most applicable to the extraction of lithium and has not yet quantified the operating cost for extraction. Therefore, while the QP opines that there is a reasonable prospect of economic extraction of lithium from the Great Salt Lake based on a qualified analysis of similar lithium operations (see Section 10), at this stage of development the threshold economic lithium price cannot be reasonably quantified.
Resource Classification and Criteria
The lithium mineral resources in Pond 98 are classified as Indicated. This is due to the consistent aquifer lithology and limited thickness, even spatial distribution of brine chemistry data, completion of both field-based and laboratory hydraulic property testing, and containment of the resource within a man-made structure.
Uncertainty
Key sources of uncertainty identified by the QP for the Pond 98 lithium mineral resource estimate include the following:
•Assumed homogenization of the brine fluids within the halite aquifer. This sampling assumption potentially biases the brine assay data. Chemo-stratification of the brine could negatively or positively affect the mineral resource estimate.
These factors impacted the decision to classify the lithium mineral resources of Pond 98 as Indicated.
11.2.6Resource Estimate – Pond 113
The data supporting a mineral resource for Pond 113 includes the following:
•Sixty-seven (67) drillholes, advanced for continuous samples, lithological logging, and brine sampling
•Brine samples from each of the 67 drill locations, analyzed for lithium and other dissolved minerals
•Laboratory analysis of the halite for Relative Brine Release Capacity (RBRC)
•Completion of multiple hydraulic tests within the halite hosted brine aquifer
The lithium mineral resources contained within the halite sediments of Pond 113 were calculated through the use of Voronoi Polygons due to the overall homogeneity of the both the host aquifer sediments, consistency of aquifer thickness, lateral extent of the resource area, and the overall spatial consistency of the lithium concentration in the brine.
The centers of the polygons were based on the locations of the 66 drillholes utilized in the analysis. Drillhole SP-90 was removed from the analysis due to a lack of geologic information, although it did

SEC Technical Report Summary – Lithium Mineral Resource Estimate

have an attributable assay. SP-90 was drilled directly adjacent (twinned drillhole) to drillhole SP-75 in an area of relatively tight drilling.
Once the boundaries and surface areas of each polygon was defined, a halite sediment thickness was assigned, based on lithologic logging of each drillhole, for total volume calculations. Brine volumes within each polygon were based on the Sy calculation of 0.32 as described in Section 7.3.4 of this report. The resultant volume of brine was then assigned a lithium concentration based on the assay value reported for the drillhole associated with each polygon for determination of the total dissolved mineral content. No cut-off value or grade capping was applied to the dataset. Source: SRK Consulting (US) Inc.
Figure 11-12 shows the location and sizes of the Voronoi polygons within Pond 113 and the relative concentration of lithium across the pond. Table 11-12 provides the polygon sizes, volumes, and subsequent lithium resource calculations, and Table 11-13 provides the mineral resource summary.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1220000
1229000
1238000
1247000
1256000
3646000
3637000
3628000
3619000
3610000
SP-01
SP-02
SP-03
SP-04
SP-06
SP-07
SP-08
SP-10
SP-12
SP-14
SP-11
SP-13
SP-15
SP-16
SP-18
SP-19
SP-89
SP-21
SP-20
SP-22
SP-24
SP-26
SP-27
SP-28
SP-84
SP-29
SP-83
SP-30
SP-31
SP-87
SP-88
SP-85
SP-33
SP-35
SP-36
SP-66
SP-32
SP-39
SP-38
SP-41
SP-43
SP-34
SP-86
SP-45
SP-46
SP-47
SP-48
SP-49
SP-37
SP-40
SP-42
SP-51
SP-50
SP-58
SP-59
SP-60
SP-67
SP-80
SP-81
SP-73
SP-74
SP-75
SP-76
SP-77
SP-79
SP-82
Legend
Li (mg/L)
135 - 175
175 - 200
200 - 225
225 - 250
250 - 364
Boreholes with ID
N
Miles
0 0.25 0.5 1 1.5 2 2.5

srk consulting

NAD 1983 StatePlane Utah North FIPS 4301 Feet

DESIGN: MH	DRAWN: KM	REVIEWED: MH
SCALE: 1:65,000		DATE: 4/14/2020
FILE: Pond113_14Apr2020.mxd		

POND 113: VORONOI POLYGONS UTILIZED FOR RESOURCE ESTIMATION

ISSUED FOR: Compass Minerals	REVISION NO.
SRK JOB NO. 395700.6	A

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\Pond113_14Apr2020.mxd Source: Source: Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

Source: SRK Consulting (US) Inc.
Figure 11-12: Pond 113 Voronoi Polygons Color Shaded to Show Spatial Distribution of Lithium Concentrations in Brine within the Halite Aquifer

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 11-12: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 113

Polygon	Li (mg/L)	Salt Thickness (ft)	Surface Area (ft2)	Aquifer Volume (ft3)	Brine Volume (ft3)	Brine Volume (acre-feet)	Li Resource (tons)
SP-01	162	8.0	13,865,601	110,924,809	35,606,864	817	180
SP-02	150	10.0	8,065,707	80,657,071	25,890,920	594	121
SP-03	181	9.0	9,226,106	83,034,954	26,654,220	612	151
SP-04	171	7.0	13,310,956	93,176,689	29,909,717	687	160
SP-06	168	8.5	9,971,030	84,753,755	27,205,955	625	143
SP-07	168	10.5	7,052,472	74,050,956	23,770,357	546	125
SP-08	158	11.0	10,224,855	112,473,401	36,103,962	829	178
SP-10	135	8.0	15,814,957	126,519,653	40,612,809	932	171
SP-11	193	11.5	7,005,698	80,565,527	25,861,534	594	156
SP-12	169	8.0	13,828,855	110,630,844	35,512,501	815	187
SP-13	178	11.0	6,207,119	68,278,314	21,917,339	503	122
SP-14	177	10.0	11,077,917	110,779,174	35,560,115	816	196
SP-15	166	11.0	10,757,905	118,336,957	37,986,163	872	197
SP-16	159	8.0	17,620,712	140,965,697	45,249,989	1,039	225
SP-18	165	8.0	14,437,752	115,502,015	37,076,147	851	191
SP-19	197	9.0	14,838,089	133,542,804	42,867,240	984	264
SP-20	225	12.0	10,034,457	120,413,485	38,652,729	887	271
SP-21	215	14.5	7,874,474	114,179,870	36,651,738	841	246
SP-22	165	11.0	15,487,888	170,366,764	54,687,731	1,255	282
SP-24	188	8.0	15,846,040	126,768,319	40,692,631	934	239
SP-26	173	9.0	14,137,011	127,233,100	40,841,825	938	221
SP-27	186	12.0	9,259,965	111,119,582	35,669,386	819	207
SP-28	233	15.0	3,718,319	55,774,789	17,903,707	411	130
SP-29	233	13.0	10,825,358	140,729,654	45,174,219	1,037	329
SP-30	169	11.0	11,425,513	125,680,638	40,343,485	926	213
SP-31	165	12.0	15,358,628	184,303,533	59,161,434	1,358	305
SP-32	232	12.0	6,837,802	82,053,624	26,339,213	605	191
SP-33	188	8.5	15,188,751	129,104,387	41,442,508	951	243
SP-34	229	12.0	3,784,382	45,412,580	14,577,438	335	104
SP-35	311	9.0	10,364,323	93,278,908	29,942,529	687	291
SP-36	179	11.0	10,689,948	117,589,431	37,746,207	867	211
SP-37	200	8.5	21,363,011	181,585,593	58,288,975	1,338	364
SP-38	186	12.0	15,874,039	190,488,467	61,146,798	1,404	355
SP-39	186	9.0	9,353,586	84,182,276	27,022,511	620	157
SP-40	183	9.0	15,169,130	136,522,173	43,823,618	1,006	250
SP-41	213	10.0	13,156,690	131,566,896	42,232,974	970	281
SP-42	232	9.5	22,590,523	214,609,966	68,889,799	1,581	499
SP-43	235	10.0	13,351,997	133,519,969	42,859,910	984	314
SP-45	272	9.0	11,367,984	102,311,856	32,842,106	754	279
SP-46	364	9.5	9,006,295	85,559,804	27,464,697	631	312
SP-47	182	9.5	7,202,790	68,426,509	21,964,909	504	125
SP-48	233	11.0	8,641,036	95,051,395	30,511,498	700	222
SP-49	205	11.0	9,989,867	109,888,540	35,274,221	810	226
SP-50	189	12.0	20,300,556	243,606,668	78,197,740	1,795	461
SP-51	212	13.0	23,644,781	307,382,155	98,669,672	2,265	653
SP-58	208	8.0	9,942,924	79,543,390	25,533,428	586	166
SP-59	219	8.5	6,957,679	59,140,269	18,984,026	436	130
SP-60	211	9.5	10,512,869	99,872,256	32,058,994	736	211
SP-66	269	10.0	11,262,475	112,624,750	36,152,545	830	304
SP-67	241	8.0	18,318,532	146,548,256	47,041,990	1,080	354
SP-73	189	7.5	5,565,781	41,743,357	13,399,617	308	79
SP-74	194	8.0	6,392,574	51,140,595	16,416,131	377	99
SP-75	243	7.8	7,037,555	54,541,048	17,507,677	402	133
SP-76	256	9.0	9,109,225	81,983,022	26,316,550	604	210
SP-77	207	10.0	16,383,104	163,831,043	52,589,765	1,207	340
SP-79	280	8.5	23,316,968	198,194,228	63,620,347	1,461	556
SP-80	242	7.5	15,283,699	114,627,740	36,795,504	845	278
SP-81	182	9.5	10,106,358	96,010,403	30,819,339	708	175
SP-82	172	8.0	7,053,174	56,425,393	18,112,551	416	97
SP-83	218	15	3,990,847	59,862,712	19,215,931	441	131
SP-84	288	15	4,457,636	66,864,541	21,463,518	493	193
SP-85	243	15.5	6,302,708	97,691,969	31,359,122	720	238
SP-86	229	14	5,030,788	70,431,038	22,608,363	519	162
SP-87	210	11	7,450,687	81,957,558	26,308,376	604	172
SP-88	208	12	8,771,027	105,252,321	33,785,995	776	219
SP-89	215	12	6,263,365	75,160,379	24,126,482	554	162
Source: Compass Minerals

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 11-13: Indicated Mineral Resources, Pond 113

Indicated Mineral Resources
Parameter	Pond 113
Resource area (ft2)	744,660,851
Halite aquifer volume (ft3)	7,386,349,817
Sy (%)	32
Brine volume (ft3)	2,363,631,942
Brine volume (acres per foot (acre/ft))	54,262
Mean concentration, weighted (mg/L)	205
Total lithium resource (tons)	15,153
Lithium carbonate equivalent (tons)	80,614
Source: Compass Minerals

Cut-Off Grades Estimates
Due to the dynamic nature of the Great Salt Lake, changes in lake surface elevation driven by the balance of inflows and evaporation can significantly change the average concentration of lithium that feeds the evaporation ponds and ends up in the salt mass in those ponds. Further, the use of these solar evaporation ponds effectively increases the concentration of lithium in the brine with minimal expenditure (this concentration process is already established to extract potassium, sodium and magnesium from the lake with lithium concentrations in the final processing stages of the current operation averaging greater than 1,000 mg/l). Therefore, in the QP’s opinion, a cutoff grade, such as would typically be used at a hard rock mining operation, establishing the difference between ore and waste, is not applicable to the potential extraction of lithium from salt masses within its solar evaporation ponds at the Ogden operation and has not been applied in this instance.
As no cutoff grade has been applied to the resource, no lithium price has been applied to this resource estimate. Compass Minerals is evaluating the potential to produce lithium from the Great Salt Lake as a coproduct to its production of other minerals (most significant being potassium as sulfate of potash). However, the extraction of lithium from the existing process brine will have a cost to it and while this should not be represented as a cutoff grade on the mineral resource for the reasons noted above, there still will be a lithium price that represents an economic breakeven for the production of lithium. At this stage of development though, Compass Minerals is working on evaluating process technologies most applicable to the extraction of lithium and has not yet quantified the operating cost for extraction. Therefore, while the QP opines that there is a reasonable prospect of economic extraction of lithium from the Great Salt Lake based on a qualified analysis of similar lithium operations (see Section 10), at this stage of development the threshold economic lithium price cannot be reasonably quantified.
Resource Classification and Criteria
The lithium mineral resources in Pond 113 are classified as Indicated. This is due to the consistent aquifer lithology and limited thickness, even spatial distribution of brine chemistry data, completion of both field-based and laboratory hydraulic property testing, and containment of the resource within a man-made structure.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Uncertainty
Key sources of uncertainty identified by the QP for the Pond 113 lithium mineral resource estimate include the following:
•Assumed homogenization of the brine fluids within the halite aquifer. This sampling assumption potentially biases the brine assay data. Chemo-stratification of the brine could negatively or positively affect the mineral resource estimate.
These factors impacted the decision to classify the lithium mineral resources of Pond 113 as Indicated.
11.2.7        Resource Estimate – Pond 114
The data supporting a mineral resource for Pond 113 includes the following:
•Seven (7) sample trenches excavated for lithological logging and brine sampling
•Brine samples from each of the seven (7) excavated trenches analyzed for lithium and other dissolved minerals
•Laboratory analysis of two (2) halite samples for RBRC
The lithium mineral resources contained within the halite sediments of Pond 114 were calculated through the use of Voronoi Polygons due to the overall homogeneity of the both the host aquifer sediments, consistency of aquifer thickness, lateral extent of the resource area, and the overall spatial consistency of the lithium concentration in the brine. The centers of the polygons were based on the locations of the seven pot-hole trenches utilized in the analysis, with no trenching data or assay data excluded from the analysis.
Once the boundaries and surface areas of each polygon were defined, a halite sediment thickness was assigned, based on lithologic logging of each drillhole, for total volume calculations. Note that because the 114TP04 and 114TP05 polygons are adjacent to a shoreline beachfront, a 0.5 mile boundary was segregated from the polygon, and the volume of that beachfront transition was reduced to 50% to account for the pinch out in the halite aquifer, which was reviewed to be a constant slope based on USGS topographical mapping prior to pond construction. These polygons bearing the reduction for the slope were labeled 114TPSS and 114TP05SS.
Brine volumes within each polygon were based on the Sy calculation of 0.32 as described in Sections 7.3.4 of this report. The resultant volume of brine was then assigned a lithium concentration based on the assay value reported for the drillhole associated with each polygon for determination of the total dissolved mineral content. No cut-off value or grade capping was applied to the dataset. Source: SRK Consulting (US) Inc.
Figure 11-13 shows the location and sizes of the Voronoi polygons within Pond 113 and the relative concentration of lithium across the pond. Table 11-14 provides the polygon sizes, volumes, and subsequent lithium resource calculations, and Table 11-15 provides the mineral resource summary.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

1202000
1211000
1220000
1229000
3655000
3646000
3637000
3628000
Legend
Li (mg/L)
125
125 - 250
250 - 275
275 - 300
300 - 328
Brine Sample Locations
N
Miles
0
0.25
0.5
1
1.5
114TP05SS
114TP05
114TP06
114TP04SS
114TP04
114TP07
114TP03
114TP02
114TP01

srk consulting

POND 114: VORONOI POLYGONS UTILIZED FOR RESOURCE ESTIMATION

NAD 1983 StatePlane Utah North FIPS 4301 Feet					
DESIGN: MH	DRAWN: KM	REVIEWED: MH			
SCALE: 1:50,000		DATE: 4/16/2020			
FILE: Pond114_15Apr2020.mxd					

ISSUED FOR: Compass Minerals	REVISION NO.
SRK JOB NO. 395700.6	A

PATH: C:\Users\kmorgan\OneDrive - SRK Consulting\Projects\CompassMinerals\mxds\Pond114_15Apr2020 Source: Source: Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community

Source: SRK Consulting (US) Inc.
Figure 11-13: Voronoi Polygons utilized for Pond 1b Resource Estimation, Color Shaded to Show Distribution of Lithium Concentrations in Brine within the Halite Aquifer

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 11-14: Tabulation of Lithium Resources by Polygon, and Totals, for Pond 114

Polygon	Li (mg/L)	Salt Thickness (ft)	Surface Area (ft2)	Aquifer Volume (ft3)	Brine Volume (ft3)	Brine Volume (acre-feet)	Li Resource (tons)
114TP01	238	8	27,522,670	220,181,360	70,678,217	1,623	525
114TP02	328	6.5	31,954,540	207,704,510	66,673,148	1,531	683
114TP03	321	6.5	44,791,854	291,147,051	93,458,203	2,146	936
114TP04	279	6.5	42,788,686	278,126,459	89,278,593	2,050	777
114TP04SS	279	3.25	20,344,877	66,120,850	21,224,793	487	185
114TP05	265	5.5	95,047,666	522,762,163	167,806,654	3,852	1,388
114TP05SS	265	2.75	73,217,074	201,346,954	64,632,372	1,484	535
114TP06	125	6.5	63,270,756	411,259,914	132,014,432	3,031	515
114TP07	208	6.5	61,734,194	401,272,261	128,808,396	2,957	836
Source: Compass Minerals

Table 11-15: Inferred Mineral Resources, Pond 114

Inferred Mineral Resources
Parameter	Pond 114
Resource area (ft2)	460,672,317
Halite aquifer volume (ft3)	2,599,921,522
Sy (%)	32
Brine volume (ft3)	831,974,887
Brine volume (acre/ft)	19,100
Mean concentration, weighted (mg/L)	245
Total lithium resource (tons)	6,360
Lithium carbonate equivalent (tons)	33,856
Source: Compass Minerals

Cut-Off Grades Estimates
Due to the dynamic nature of the Great Salt Lake, changes in lake surface elevation driven by the balance of inflows and evaporation can significantly change the average concentration of lithium that feeds the evaporation ponds and ends up in the salt mass in those ponds. Further, the use of these solar evaporation ponds effectively increases the concentration of lithium in the brine with minimal expenditure (this concentration process is already established to extract potassium, sodium and magnesium from the lake with lithium concentrations in the final processing stages of the current operation averaging greater than 1,000 mg/l). Therefore, in the QP’s opinion, a cutoff grade, such as would typically be used at a hard rock mining operation, establishing the difference between ore and waste, is not applicable to the potential extraction of lithium from salt masses within its solar evaporation ponds at the Ogden operation and has not been applied in this instance.
As no cutoff grade has been applied to the resource, no lithium price has been applied to this resource estimate. Compass Minerals is evaluating the potential to produce lithium from the Great

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Salt Lake as a coproduct to its production of other minerals (most significant being potassium as sulfate of potash). However, the extraction of lithium from the existing process brine will have a cost to it and while this should not be represented as a cutoff grade on the mineral resource for the reasons noted above, there still will be a lithium price that represents an economic breakeven for the production of lithium. At this stage of development though, Compass Minerals is working on evaluating process technologies most applicable to the extraction of lithium and has not yet quantified the operating cost for extraction. Therefore, while the QP opines that there is a reasonable prospect of economic extraction of lithium from the Great Salt Lake based on a qualified analysis of similar lithium operations (see Section 10), at this stage of development the threshold economic lithium price cannot be reasonably quantified.
Resource Classification and Criteria
The lithium mineral resources in Pond 114 are classified as inferred. This is due to the consistent aquifer lithology, assumptions associated with beach slope geometry, even spatial distribution of brine chemistry data, limited sample density, assumption of hydraulic parameters similar in nature to the adjacent Pond 113 based solely on RBRC data, and containment of the resource within a man-made structure.
Uncertainty
Key sources of uncertainty identified by the QP for the Pond 114 lithium mineral resource estimate include the following:
•Assumed homogenization of the brine fluids within the halite aquifer. This sampling assumption potentially biases the brine assay data. Chemo-stratification of the brine could negatively or positively affect the mineral resource estimate.
•The assumed geometry of the halite aquifer tapering to a beach front along the western perimeter of Pond 114. A significant difference in that geometry could negatively or positively affect the mineral resource estimate.
•Limited pond-specific hydraulic parameters for the halite aquifer of Pond 114. The assumption that the hydraulic parameters are the same as Pond 113, based on two RBRC samples may be incorrect. A difference in the halite aquifer hydraulic parameters in Pond 114 could negatively or positively affect the mineral resource estimate.
These factors impacted the decision to classify the lithium mineral resources of Pond 114 as inferred.
11.2.8        Consolidated Pond Mineral Resources
Table 11-16 summarizes lithium resource estimate for the precipitated halite mass in the Evaporation ponds at Compass Minerals’ GSL Facility.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

Table 11-16: Lithium Mineral Resource Statement for GSL Facility Ponds, Compass Minerals June 1, 2021

Resource Area	Brine Volume (acre/ft)	Average Grade (mg/L)	Lithium Resource (tons)	Li2CO3 Equivalent (tons)
Indicated Resources
Pond 96, Halite Aquifer	3,443	214	1,003	5,335
Pond 98, Halite Aquifer	3,190	221	957	5,090
Pond 113, Halite Aquifer	54,262	205	15,106	80,363
Total Indicated Resources	60,895	206	17,066	90,789
Pond 1b, Halite Aquifer	5,158	318	2,231	11,870
Pond 97, Halite Aquifer	2,583	212	744	3,957
Pond 114, Halite Aquifer	19,100	245	6,360	33,836
Total Inferred Resources	26,841	256	9,335	49,663
Source: Compass Minerals
(1)Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserve upon application of modifying factors.
(2)Mineral resources are reported as in situ for the evaporation pond salt mass aquifers. Specific yield has been measured or estimated for each pond to reflect the portion of in situ brine potentially available for extraction. No other restrictions such as process recovery or environmental limitations have been applied.
(3)Individual items may not equal sums due to rounding.
(4)The mineral resource estimate does not utilize an economic cutoff grade. This is due to the lake concentration being variable dependent upon lake surface elevation and the use of solar concentration ponds to increase lithium concentration in the process to levels appropriate for lithium processing. As no lithium cutoff grade has been applied, the resource estimate does not assume an effective lithium sales price.
(5)Lithium to lithium carbonate equivalent (LCE) uses a factor of 5.323 tons LCE per ton Li
(6)Joe Havasi is the QP responsible for the mineral resources.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

11.3    Summary Mineral Resource Statement
Table 11-17 summarizes lithium resource estimate for Compass Minerals’ GSL Facility.
Table 11-17: Lithium Mineral Resource Statement for GSL Facility, Compass Minerals June 1, 2021

Resource Area	Average Grade (mg/L)	Lithium Resource (tons)	LCE (tons)
Indicated Resources
Great Salt Lake North Arm	51	250,000	1,330,750
Great Salt Lake South Arm	25	230,000	1,224,290
Pond 96, Halite Aquifer	214	1,003	5,335
Pond 98, Halite Aquifer	221	957	5,090
Pond 113, Halite Aquifer	205	15,106	80,363
Total Indicated Resources	44	497,066	2,645,828
Pond 1b, Halite Aquifer	318	2,231	11,870
Pond 97, Halite Aquifer	212	744	3,957
Pond 114, Halite Aquifer	245	6,360	33,836
Total Inferred Resources	256	9,335	49,663
Source: Compass Minerals
(1)Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserve upon application of modifying factors.
(2)Mineral resources are reported as in situ for the Great Salt Lake and evaporation pond salt mass aquifers. The Great Salt Lake estimate does not include any restrictions such as recovery or environmental limitations. Pond resources incorporate specific yield which has been measured or estimated for each pond to reflect the portion of in situ brine potentially available for extraction. No other restrictions have been applied to the pond resource estimate.
(3)Individual items may not equal sums due to rounding.
(4)The mineral resource estimate does not utilize an economic cutoff grade. This is due to the lake concentration being variable dependent upon lake surface elevation and the use of solar concentration ponds to increase lithium concentration in the process to levels appropriate for lithium processing. As no lithium cutoff grade has been applied, the resource estimate does not assume an effective lithium sales price.
(5)Reported lithium concentration for the GSL assumes an indicative lake level of 4,194.4 ft in the South Arm and 4,193.5 ft in the North Arm.
(6)Mineral resources in the Great Salt Lake are controlled by the State of Utah. Compass Minerals’ ability to extract resources from the lake are dependent upon a range of leases and rights, including lakebed leases (allowing development of extraction facilities) and water rights (allowing extraction of brine from the lake). The water rights most directly control Compass Minerals’ ability to extract brine from the lake and Compass Minerals currently has right to extract 156,000 acre-feet per annum from the North Arm of the lake and 205,000 acre-feet per annum of brine from the South Arm. Compass Minerals currently utilizes its North Arm water rights to support existing mineral production at its GSL Facility. It does not currently utilize its South Arm water rights.
(7)Compass Minerals does not have exclusive access to mineral resources in the lake and other existing operations, including those run by US Magnesium, Morton Salt and Cargill also extract dissolved mineral from the lake (all in the South Arm).
(8)Lithium to lithium carbonate equivalent (LCE) uses a factor of 5.323 tons LCE per ton Li
(9)Joe Havasi is the QP responsible for the mineral resources.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

12Mineral Reserve Estimates
No mineral reserves are reported in this TRS.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

13Mining Methods
Mining methods have not been evaluated for the mineral resource presented in this TRS. Current operations at the GSL Facility pump brine from the North Arm of the GSL into evaporation ponds for processing. Compass Minerals expects to produce lithium as a co-product from existing operations and does not anticipate modifying current mining methods.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

14Processing and Recovery Methods
Compass Minerals has not completed an evaluation of lithium recovery and processing methods for inclusion in this TRS. See Chapter 10 for additional commentary.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

15Infrastructure
Compass Minerals has not completed studies to determine the infrastructure requirements for lithium extraction for this TRS. Compass Minerals expects to produce lithium as a coproduct from its existing GSL Facility and anticipates largely relying upon existing infrastructure supporting the current Operation.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

16Market Studies
No market studies have been completed in support of the lithium mineral resource presented in this TRS.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

17Environmental, Social and Permitting
Compass Minerals has not completed any environmental studies, review of permitting, or agreements with local groups that may be required, beyond those currently required for ongoing mineral extraction and processing activities in support of other mineral commodities.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

18Capital and Operating Costs
A study of capital and operating costs has not been completed as part of this TRS.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

19Economic Analysis
An economic analysis has not been completed as part of this TRS.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

20Adjacent Properties
The brines of the Great Salt Lake host several mineral extraction facilities along its shoreline that utilize solar evaporation to concentrate the lake brine. In total, over 170,000 acres of evaporation ponds exist to support these salt recovery and processing operations. In addition to Compass Minerals, the following companies also have operations on the lake:
U.S. Magnesium – produces approximately 14% of the world’s magnesium from brines sourced from the South Arm of the Great Salt Lake and concentrated through solar evaporation in over 65,000 acres of constructed ponds.
Morton Salt – produces water softening salt and ice melt mixes with brine sourced from the South Arm of the Great Salt Lake.
Cargill – Food grade and industrial salts, with brine sourced from the South Arm of the Great Salt Lake.
No other major salt extraction operation of the Great Salt Lake utilizes North Arm brine.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

21Other Relevant Data and Information
The QP is not aware of any other relevant data or information to disclose in this TRS.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

22Interpretation and Conclusions
The GSL Facility hosts lithium mineral resources within constructed evaporation ponds and Compass Minerals has the right access the significant lithium mineral resource present in the Great Salt Lake. These mineral resource estimates have been developed using appropriate available data, both generated through studies completed by Compass Minerals and other organizations. The data have been reviewed, verified, and analyzed to develop the lithium mineral resource estimates.
While there is uncertainty associated with the mineral resources, in the QP’s opinion, the presence of a large lithium base has been reliably established to support further investigation of economic extraction, which should be the focus of the next stage of study for Compass Minerals.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

23Recommendations
The GSL Facility currently has lithium mineral resources hosted within constructed ponds and the ability to extract lithium from the Great Salt Lake mineral resource. However, additional resources are likely required to support the economics of adding a lithium processing facility to the GSL Facility. With that in mind, the recommendations are focused on advancing studies to evaluate the economics of extracting lithium from the mineral resources. In addition, the QP recommends continuing to collect lithium concentration data from the Great Salt Lake to further expand on the current time series of lithium data for the lake.
23.1Recommended Work Programs
The following activities are proposed to further inform the lithium concentration data for the GSL, with the objective of continuing the existing time series of data.
•Continue to collect sample data from UGS sample locations in the Great Salt Lake:
•LVG-4
•RD-2
•FB-2
•Continue to follow the UGS methodology for sample collection with the addition of blanks and sample duplicates for QA/QC purposes.
•These samples should be collected at minimum on a quarterly period, as is currently the practice for the UGS when sampling for other ions in the GSL.
•Collection and analysis of lithium samples from the Pond 114 intake should continue to for verification purposes as comparison to the data at LVG4 and RD2 sites.
Continue ongoing metallurgical test programs evaluating the most appropriate technology to extract lithium from the existing GSL Facility process streams (including supplementing the process streams with concentrated brine from the existing pond halite aquifers). This testwork should benchmark alternative technologies available to select the most appropriate for the Operation. Initial testwork should be completed at laboratory bench scale and then scaled to pilot level. As it is likely Compass Minerals will utilize novel technology to extract lithium at the Operation, following pilot scale testwork, Compass Minerals should either develop a demonstration scale plant or small scale commercial production circuit to prove out the technology prior to full scale production.
23.2Recommended Work Program Costs
Based upon the recommendations presented in Section 23.1, the following cost estimate has been completed to summarize costs for recommended work programs (Table 23-1).
Table 23-1: Summary of Costs for Recommended Work

Activity	Cost (US$)
Quarterly GSL Brine Sampling, (12) Quarters	$60,000
Laboratory Costs for Brine Analysis	$10,000
Full Analysis of GSL, Brine Chemistry Data	$60,000
Further Metallurgical Testing and Demonstration Plant	TBD*
Total Estimated Cost	$130,000
Source: Compass Minerals
*The cost of a demonstration scale plant will be estimated once a technology and targeted production rate are defined.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

24References
Billings, D. A., (2014). Technical Memorandum: Pond 113 Salt Aquifer Pumping Test, From Daniel A. Billings of Gerhart Cole Inc., to Thayne Clark, Bowen Collins and Associates, November 18, 2014.
Driscoll, Fletcher G., (1986). Groundwater and Wells. Johnson Screens, St. Paul, Minnesota.
Fastmarkets (2021. Narrowing Gap Between Spot, Contract Lithium Prices, Underlines Supply Tightness and Price Evolution. Written by Susan Zou and Dalila Ouerghi. https://www.fastmarkets.com/article/3994042/focus-narrowing-gap-between-spot-contract-lithium-prices-underlines-supply-tightness-price-evolution
Livent Corporation (2018). Prospectus for initial public offering of 20,000,000 shares. October 10, 2018.
Piedmont Lithium, Inc. (2021). Press Release: Scoping update highlights the exceptional economics and industry-leading sustainability of Piedmont’s Carolina lithium project. June 9, 2021.
Ramsahoye, L. E. and Lang, S. M., (1961). A simple method for determining specific yield from pumping tests, Geologic Survey Water Supply Paper 1536-C. United States Geological Survey, Washington D.C.
SRK, (2020). Lithium Mineral Resource Estimate and Exploration Targets. Technical Memorandum, from M. Hartmann, SRK, to J. Havasi, Compass Minerals. April 21, 2020.
SRK, (2019). Review of Brine Aquifer Specific Yield for Pond 113 and Pond 114. Technical Memorandum, from M. Hartmann, SRK, to J. Havasi, Compass Minerals. January 15, 2019.
SRK, (2017). Resource and reserve audit report, Great Salt Lake, Ogden, Utah. Report prepared for Compass Minerals, February 16, 2017. SRK Consulting (U.S.) Inc. 51p.
Standard Lithium Limited (2019). Preliminary Economic Assessment of LANXESS Smackover Project. Report prepared by Advisian, the consulting arm of WorleyParsons Canada Services Ltd (Worley), with Roy Eccles P. Geol. of APEX Geoscience Ltd. was the Qualified Person.
Stormont, J. C., Hines, J. S., O’Dowd, D. N., Kelsey, J. A., and Pease, R. E., (2011). A method to measure the relative brine release capacity of geologic material. Geotechnical Testing Journal 34(5), September 2011.
Sturm, P.A., 1986, Utah Geological and Mineral Survey’s Great Salt Lake brine sampling program—1966 to 1985—history, database, and averaged data: Utah Geological and Mineralogical Survey Open-File Report 87, variously paginated
USGS, (1967). Specific yield – compilation of specific yields for various materials. United States Geological Survey, Water Supply Paper 1662-D. 80p.
USGS, (2006). Calculation of area and volume for the north part of Great Salt Lake, Utah. United States Geological Survey Open-File Report 2006-1359.
UGS, (1980). Great Salt Lake, a scientific, historical and economic overview, The Great Salt Lake Brine System, edited by J.W. Gwynn, Utah Geological Survey. 147p.
UGS, (2016). Great Salt Lakes North Arm salt crust. Utah Geological Survey, Report of Investigation 276.
UGS, (2020). Great Salt Lake brine chemistry database, Revision June 26, 2019. http://geology.utah.gov/popular/general-geology/great-salt-lake/#tab-id-5.

SEC Technical Report Summary – Lithium Mineral Resource Estimate

25Reliance on Information Provided by the Registrant
The Qualified Person did not rely on information provided by the registrant, as all areas of the report are within the expertise and experience of the Qualified Person.